Exhibit 10.1

CREDIT AGREEMENT

dated as of March 27, 2026,

among

EXPEDIA GROUP, INC.,

the BORROWING SUBSIDIARIES from time to time party hereto,

the LENDERS from time to time party hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

Bofa securities, inc.,

Bnp Paribas Securities Corp.,

CITIBANK, N.A.,

and

GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.

and

BNP PARIBAS,

as Co-Syndication Agents

CITIBANK, N.A.

and

GOLDMAN SACHS BANK USA,

as Co-Documentation Agents

i

SCHEDULES:

Schedule 2.01 — Commitments

Schedule 2.05A — Existing Letters of Credit

Schedule 2.05B — Initial Issuing Bank LC Commitments

Schedule 3.06 — Disclosed Matters

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Issuing Bank Agreement

Exhibit C — Form of Borrowing Subsidiary Agreement

Exhibit D — Form of Borrowing Subsidiary Termination

Exhibit E-1 — Form of US Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit E-2 — Form of US Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit E-3 — Form of US Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit E-4 — Form of US Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit F — Form of Guarantee Agreement

CREDIT AGREEMENT dated as of March 27, 2026 (this “Agreement”), among EXPEDIA GROUP, INC., a Delaware corporation, the BORROWING SUBSIDIARIES from time to time party hereto, the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR Borrowing” means any Borrowing comprised of ABR Loans.

“ABR Loan” means a Loan that bears interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any acquisition, or series of related acquisitions (including pursuant to any merger or consolidation), of property that constitutes (a) assets comprising all or substantially all of a division, business or operating unit or product line of any Person or (b) at least a majority of the Equity Interests in a Person (or of such Equity Interests in a Person not previously a Subsidiary that results in such Person becoming a Subsidiary).

“Acquisition Indebtedness” means any Indebtedness of the Company or any Subsidiary that has been incurred for the purpose of financing, in whole or in part, a Qualified Material Acquisition and any related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Indebtedness of the Company, any of its Subsidiaries or the Persons or assets to be acquired); provided that (a)(i) the release of the proceeds thereof to the Company and the Subsidiaries is contingent upon the consummation of such Qualified Material Acquisition and, pending such release, such proceeds are held pursuant to an escrow or similar arrangement and (ii) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Qualified Material Acquisition is terminated prior to the consummation of such Qualified Material Acquisition or if such Qualified Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness (subject to any extensions of such date agreed by the parties thereto), such proceeds shall be promptly applied to satisfy and discharge all obligations of the Company and its Subsidiaries in respect of such Indebtedness or (b)(i) such Indebtedness contains a “special mandatory redemption” provision (or other similar provision), or such definitive documentation permits such Indebtedness to be redeemed or prepaid, if such Qualified Material Acquisition is not consummated by the date specified in the definitive documentation relating to such Indebtedness (subject to any extensions of such date agreed by the parties thereto) and (ii) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Qualified Material Acquisition is terminated prior to the consummation of such Qualified Material Acquisition or such Qualified Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness (subject to any extensions of such date agreed by the parties thereto), such Indebtedness is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be.

“Administrative Agent” means JPMorgan, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII, or such Affiliates or branches thereof as it shall from time to time designate by notice to the Company and the Lenders for the purpose of performing any of its obligations hereunder or under any other Loan Document.

“Administrative Questionnaire” means a customary administrative questionnaire in a form supplied by the Administrative Agent to the Company or any Lender, as the context requires.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Holders” means, with respect to any specified natural person, (a) such specified natural person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified natural person and each of the persons referred to in clause (a) of this definition, and (c) any company, partnership, trust or other entity or investment vehicle created for the benefit of, or Controlled by, such specified natural person or any of the persons referred to in clause (a) or (b) of this definition or the holdings of which are for the primary benefit of such specified natural person or any of the persons referred to in clause (a) or (b) of this definition or created by any such person for the benefit of any charitable organization or for a charitable purpose.

“Aggregate Commitments” means, at any time, the aggregate amount of the Commitments of all Lenders in effect at such time.

“Aggregate Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of the Loans denominated in US Dollars outstanding at such time, (b) the sum of the US Dollar Equivalents of the aggregate principal amount of the Loans denominated in Alternative Currencies outstanding at such time and (c) the total LC Exposure at such time.

“Agreed Currencies” means US Dollars and each Alternative Currency.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term in Section 9.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.00% per annum and (c) the Term SOFR for a one month Interest Period as published two US Government Securities Business Days prior to such day (or if such day is not a US Government Securities Business Day, the immediately preceding US Government Securities Business Day) plus 1.00% per annum. For purposes of clause (c) above, the Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided that (i) if such rate as so determined shall be less than zero, such rate shall be deemed to be zero and (ii) if such rate cannot be determined, such rate shall be deemed to be zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR, as the case may be. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement with respect to Term SOFR has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if the Alternate Base Rate determined as set forth above would be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for purposes of this Agreement.

“Alternative Currency” means Euro, Sterling, Canadian Dollars and Australian Dollars.

“Alternative LC Currency” means Euro, Sterling, Canadian Dollars, Australian Dollars, Singapore Dollars and any other currency (other than US Dollars) for which an Exchange Rate and an LC Exchange Rate may be obtained; provided that at the time of the issuance, amendment or extension of any Letter of Credit denominated in a currency other than US Dollars, Euro, Sterling, Canadian Dollars, Australian Dollars or Singapore Dollars, such other currency is reasonably acceptable to the Administrative Agent and the applicable Issuing Bank in respect of such Letter of Credit.

“Ancillary Document” has the meaning assigned to such term in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Applicable Creditor” has the meaning assigned to such term in Section 9.15(b).

“Applicable Percentage” means, at any time, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment at such time; provided that, for purposes of Section 2.19 when any Lender shall be a Defaulting Lender, the “Applicable Percentage” shall mean, with respect to any Lender at any such time, the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment at such time. If all the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan, Term Benchmark Loan or RFR Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Term Benchmark / RFR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Ratings from S&P, Moody’s and Fitch as of such date:

Pricing Level	Ratings (S&P/Moody’s/Fitch)	Commitment Fee Rate (basis points per annum)	Term Benchmark / RFR Spread (basis points per annum)	ABR Spread (basis points per annum)
Level 1	BBB+/Baa1/BBB+ or higher	10.0	100.0	0.0
Level 2	BBB/Baa2/BBB	12.5	112.5	12.5
Level 3	BBB-/Baa3/BBB-	15.0	125.0	25.0
Level 4	BB+/Ba1/BB+	22.5	150.0	50.0
Level 5	BB/Ba2/BB or lower	25.0	175.0	75.0

For purposes of the foregoing,

(a) if any of Moody’s, S&P or Fitch shall not have in effect a Rating,

(i) if only one of Moody’s, S&P or Fitch shall not have in effect a Rating, the applicable Level shall be determined by reference to the remaining two effective Ratings,

(ii) if two of Moody’s, S&P or Fitch shall not have in effect a Rating, then the applicable Level shall be determined by reference to the remaining effective Rating, provided that if the remaining effective Rating is Fitch, then Level 5 shall apply, and

(iii) if none of Moody’s, S&P or Fitch shall have in effect a Rating, then Level 5 shall apply,

(b) if the Ratings in effect shall fall within different Levels, then

(i) if three Ratings are in effect, then either (x) if two of the three Ratings are in the same Level, such Level shall apply or (y) if all three of the Ratings are in different Levels, then the Level corresponding to the middle Rating shall apply and

(ii) if only two Ratings are in effect, the applicable Level shall be the Level in which the higher of the Ratings shall fall unless the Ratings differ by two or more Levels, in which case the applicable Level shall be the Level one Level below that corresponding to the higher Rating, and

(c) if the Ratings established by Moody’s, S&P or Fitch shall be changed (other than as a result of a change in the rating system of the applicable rating agency), such change shall be effective as of the third Business Day following the date on which it is first publicly announced by the applicable rating agency.

If the rating system of any of Moody’s, S&P or Fitch shall change, or if such rating agency shall cease to be in the business of rating corporate debt obligations and corporate credit, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of Ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined based on the remaining Ratings (or, if there shall be no remaining Rating, the Rating shall be deemed to be that most recently in effect from such rating agency prior to such change or cessation).

“Applicable Time” means, with respect to any payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Borrower Portal” means any electronic platform chosen by the Administrative Agent to be its electronic transmission system.

“Approved Electronic Platform” means IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system.

“Approved Fund” means any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan, BofA Securities, Inc., BNP Paribas Securities Corp., Citibank, N.A. and Goldman Sachs Bank USA, in their capacities as joint lead arrangers and joint bookrunners for the credit facility provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an Approved Electronic Platform) approved by the Administrative Agent.

“Attributable Debt” means, with respect to any Sale/Leaseback Transaction, at the time of determination, the lesser of (a) the sale price of the property sold or otherwise transferred pursuant to such Sale/Leaseback Transaction multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale/Leaseback Transaction and the denominator of which is the base term of such lease, and (b) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale/Leaseback Transaction.

“AUD Screen Rate” means, with respect to any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian Dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on the applicable Reuters screen page (currently page BBSY) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other commercially available information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion).

“Augmenting Lender” has the meaning assigned to such term in Section 2.08(d)(i).

“Australian Dollars” or “AUD$” refers to lawful money of Australia.

“Authorized Officer” means, with respect to any Person, any of the chairman of the board, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, the secretary, any assistant secretary, any vice president or any other officer or manager (or authorized signatory holding equivalent function) of such Person (or of such Person’s general partner, member or other similar Person); provided that, when such term is used in reference to any document executed by, or a certification of, an Authorized Officer, upon request of the Administrative Agent, the secretary, an assistant secretary or any other officer or manager (or authorized signatory holding equivalent function) of such Person (or of such Person’s general partner, member or other similar Person) shall have delivered (which delivery may be made on the Effective Date) an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by an applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom (to the extent that the United Kingdom is not an EEA Member Country which has implemented or implements Article 55 of Directive 2014/59/EU), Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“BBSY Loan” means a Loan that bears interest at a rate determined by reference to the BBSY Rate.

“BBSY Rate” means, with respect to any Term Benchmark Borrowing denominated in Australian Dollars for any Interest Period, the AUD Screen Rate at approximately 11:00 a.m., Sydney time, on the first day of such Interest Period; provided that if the BBSY Rate as so determined would be less than zero, such rate shall be deemed to be zero.

“Benchmark” means, initially, with respect to any Loan denominated in any Agreed Currency, the Relevant Rate for Loans denominated in such Agreed Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency (other than Canadian Dollars), “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1)            (a) in the case of any Loan denominated in US Dollars, the Daily Simple SOFR, and (b) in the case of any Loan denominated in Canadian Dollars, the Daily Simple CORRA; or

(2)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States (it being understood and agreed that solely for purposes of this clause (2)(a), the Company may give due consideration to Treasury Regulations Section 1.1001-6 and any other applicable guidance with respect to the selection and implementation of any alternate benchmark rate to avoid such selection or implementation resulting in a deemed exchange for U.S. Federal income tax purposes to the extent such deemed exchange could cause an adverse Tax consequence to the Company or any of its Subsidiaries) and (b) the related Benchmark Replacement Adjustment;

provided that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a Term CORRA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement”, in the case of any Loan denominated in Canadian Dollars, shall revert to and shall be deemed to be the Term CORRA.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in US Dollars or Canadian Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “Foreign Currency Overnight Rate”, the definition of “Interest Period”, the definition of “RFR Business Day”, the definition of “US Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, after consultation with the Company, in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides in its reasonable discretion is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(3)            in the case of a Term CORRA Reelection Event, the date that is 30 days after the date a Term CORRA Notice is provided to the Lenders and the Company pursuant to Section 2.13(b)(ii).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof), or if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the CORRA Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), in each case, which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide such Benchmark (or such component thereof), or if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under the other Loan Documents in accordance with Section 2.13.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower Communications” means, collectively, any Borrowing Request, any Interest Election Request, any notice of prepayment, any notice of termination or reduction of Commitments, any notice requesting the issuance, amendment or extension of any Letter of Credit or any other notice, demand, communication, information, document or other material provided by or on behalf of any of the Loan Parties pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Loan Party to the Administrative Agent through an Approved Borrower Portal.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the applicable Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the Lender to the applicable Borrower and the Administrative Agent.

“Borrowers” means the Company and, if applicable, the Borrowing Subsidiaries.

“Borrowing” means Loans of the same Type and currency made, converted or continued on the same date and to the same Borrower and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000 (US$1,000,000 in the case of an ABR Borrowing), (b) in the case of a Borrowing denominated in Euro, €5,000,000, (c) in the case of a Borrowing denominated in Sterling, £5,000,000, (d) in the case of a Borrowing denominated in Canadian Dollars, CAD$5,000,000 and (e) in the case of a Borrowing denominated in Australian Dollars, AUD$5,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000, (c) in the case of a Borrowing denominated in Sterling, £1,000,000, (d) in the case of a Borrowing denominated in Canadian Dollars, CAD$1,000,000 and (e) in the case of a Borrowing denominated in Australian Dollars, AUD$1,000,000.

“Borrowing Request” means a request by a Borrower (or the Company on its behalf) for a Borrowing in accordance with Section 2.03, which shall be in the form provided by the Administrative Agent to the Company prior to the Effective Date or any other form approved by the Administrative Agent.

“Borrowing Subsidiary” means any Subsidiary that has been designated by the Company as a Borrowing Subsidiary pursuant to Section 2.04, other than any Subsidiary that has ceased to be a Borrowing Subsidiary as provided in Section 2.04.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit C.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit D.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that:

(a) when used in connection with any Term Benchmark Loan denominated in US Dollars and any interest rate settings, fundings, disbursements, settlements or payments of any Loans referencing the Term SOFR or any other dealings of Loans referencing the Term SOFR, the term “Business Day” shall also exclude any day that is not a US Government Securities Business Day,

(b) when used in connection with a Term Benchmark Loan denominated in Euro or the determination of the EURIBO Rate, the term “Business Day” shall also exclude any day that is not a TARGET Day,

(c) when used in connection with a Term Benchmark Loan denominated in Canadian Dollars or the determination of Term CORRA or the Canadian Prime Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Toronto,

(d) when used in connection with a Term Benchmark Loan denominated in Australian Dollars or the determination of the BBSY Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Sydney,

(e) when used in connection with an RFR Loan denominated in any Agreed Currency and any interest rate settings, fundings, disbursements, settlements or payments of such RFR Loan, the term “Business Day” shall also exclude any day that is not an RFR Business Day with respect to Loans denominated in such Agreed Currency, and

(f) when used in connection with any Letter of Credit denominated in an Alternative LC Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the principal interbank market for such Alternative LC Currency.

“Canadian Dollars” or “CAD$” means the lawful money of Canada.

“Canadian Prime Rate” means, on any day, the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m., Toronto time, on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided that if the above rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, the obligations under which are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02 only, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capped Adjustments” means (a) any additions to Consolidated EBITDA pursuant to clause (a)(vi) of the definition of such term and (b) any additions to Consolidated EBITDA pursuant to clause (ii) of Section 1.04(b).

“Cash Management Services” means cash management and related services provided to the Company or any Subsidiary, including treasury, depository, foreign exchange, return items, overdraft, controlled disbursement, cash sweeps, zero balance arrangements, merchant stored value cards, e-payables, electronic funds transfer, interstate depository network and automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) services and credit cards, credit card processing services, credit and debit card payment processing services, debit cards, stored value cards, virtual cards (including single use virtual card accounts) and commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”) arrangements.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate or the Canadian Prime Rate.

“CBR Spread” means, with respect to any CBR Loan at any time, the Applicable Rate that would be applicable at such time to the Loan that was converted into such CBR Loan in accordance herewith.

“Central Bank Rate” means the greater of:

(a)(i)(A) for any Loan denominated in Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion:

(1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time;

(2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time; or

(3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time;

(B) for any Loan denominated in Sterling, the Bank of England’s (or any successor thereto’s) “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time; and

(C) for any Loan denominated in any other Alternative Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion;

plus

(ii) the applicable Central Bank Rate Adjustment; and

(b) zero.

Any change in the Central Bank Rate due to a change in the Central Bank Rate Adjustment shall be effective from and including the effective date of such change in the Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, for any day, (a) for any Loan denominated in Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBO Rate for the five most recent Business Days preceding such day for which the EURIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBO Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) for any Loan denominated in Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Daily Simple SONIA for the five most recent RFR Business Days preceding such day for which Daily Simple SONIA was available (excluding, from such averaging, the highest and the lowest Daily Simple SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period and (c) for any Loan denominated in any other Alternative Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the Central Bank Rate shall be determined disregarding clause (a)(ii) of the definition of such term and (y) the EURIBO Rate on any day shall be based on the EURIBO Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Euro for a maturity of one month.

“Change in Control” means (a) the acquisition of “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than the Permitted Holders, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company (the “Total Voting Power”), unless either (i) the Permitted Holders beneficially own a majority of the Total Voting Power or (ii) if the Permitted Holders beneficially own less than a majority of the Total Voting Power, the excess of the percentage of Total Voting Power represented by the shares beneficially owned by the Permitted Holders over the percentage of Total Voting Power represented by shares beneficially owned by such acquiring Person or group is at least 5%, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed or approved by the board of directors of the Company or (c) the occurrence of any “change in control”, “change in control triggering event” or similar event, however denominated, with respect to the Company under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Company or any Subsidiary, to the extent such occurrence gives rise to a put right, default, acceleration or similar consequence with respect to such Material Indebtedness.

“Change in Law” means (a) the adoption or taking effect of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, for purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been adopted and become effective after the date of this Agreement.

“Charges” has the meaning assigned to such term in Section 9.13.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Documentation Agents” means Citibank, N.A. and Goldman Sachs Bank USA, in their capacities as co-documentation agents for the credit facility provided for herein.

“Co-Syndication Agents” means Bank of America, N.A. and BNP Paribas, in their capacities as co-syndication agents for the credit facility provided for herein.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit, expressed as an amount representing the maximum permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 2.01. The aggregate amount of the Commitments as of the Effective Date is US$2,500,000,000.

“Commitment Increase” has the meaning assigned to such term in Section 2.08(d)(i).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute, and any regulations promulgated thereunder.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through an Approved Electronic Platform.

“Company” means Expedia Group, Inc., a Delaware corporation.

“Company Competitor” means any competitor of the Company or its Subsidiaries (as determined in good faith by the Company).

“Consolidated Adjusted Total Assets” means, at any time, (a) Consolidated Total Assets at such time minus (b) the amount of such Consolidated Total Assets attributable to goodwill in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of

(i) consolidated interest expense for such period,

(ii) consolidated income tax expense for such period,

(iii) all amounts attributable to depreciation and amortization for such period (excluding, for the avoidance of doubt, amortization expense attributable to a prepaid cash item that was paid in a prior period),

(iv) all losses for such period on sales or dispositions of assets outside the ordinary course of business,

(v) any non-recurring non-cash charges for such period,

(vi) any restructuring or other unusual, non-recurring charges for such period; provided that the amount of charges added back pursuant to this clause (vi) for such period, together with the aggregate amount of all other Capped Adjustments for such period, shall not exceed 15% of Consolidated EBITDA for such period (determined prior to giving effect to any addback for any Capped Adjustments),

(vii) non-cash goodwill and intangible asset impairment charges for such period,

(viii) charges for such period recognized on changes in the fair value of contingent consideration payable by, and non-cash charges for such period recognized on changes in the fair value of the noncontrolling interest in any acquiree acquired by, the Company or any Subsidiary in any business combination and non-cash charges for such period for changes in the fair value of minority equity investments of the Company or any Subsidiary,

(ix) any non-cash expenses for such period resulting from the grant of stock options or other equity-based incentives to any director, officer, employee or other personal service provider of the Company and the Subsidiaries and

(x) all losses for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments;

provided that any cash payment made with respect to any non-cash items added back in computing Consolidated EBITDA for any prior period pursuant to clause (v), (viii) or (ix) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made;

and minus (b) without duplication and to the extent included in determining such Consolidated Net Income,

(i) all gains for such period on sales or dispositions of assets outside the ordinary course of business,

(ii) all gains for such period arising from business combinations, including gains on a “bargain purchase” and gains recognized on changes in the fair value of contingent consideration payable by, and gains recognized on changes in the fair value of the noncontrolling interest in any acquiree acquired by, the Company or any Subsidiary in connection therewith and gains for such period for changes in the fair value of minority equity investments of the Company or any Subsidiary,

(iii) any extraordinary gains for such period,

(iv) any non-cash items of income for such period that represent the reversal of any accrual of charges referred to in clauses (a)(v), (a)(vi) or (a)(ix) above and

(v) all gains for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments, all determined on a consolidated basis in accordance with GAAP.

In the event any Subsidiary shall be a Subsidiary that is not a Wholly Owned Subsidiary, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer, attributable to such Subsidiary, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Subsidiary.

For the purposes of calculating Consolidated EBITDA for any Test Period for the purposes of any determination of the Leverage Ratio, if during such Test Period (or, in the case of determining compliance with Section 6.06 on a pro forma basis (but not the actual compliance with Section 6.06), during the period from the last day of such Test Period to and including the date as of which such calculation is made) the Company or any Subsidiary shall have consummated a Material Disposition or Material Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition had occurred on the first day of such Test Period.

“Consolidated Funded Debt” means, at any time, the sum, without duplication, of (a) (i) Indebtedness of the type referred to in clauses (a) and (b) of the definition thereof and (ii) Capital Lease Obligations, in each case, of the Company and the Subsidiaries, determined on a consolidated basis as of such time, and (b) the aggregate amount of Securitization Transactions as of such time; provided that for purposes of determining Consolidated Funded Debt, at any time after the definitive agreement for any Qualified Material Acquisition shall have been executed (or, in the case of a Qualified Material Acquisition in the form of a tender offer or similar transaction, after such offer or similar transaction shall have been launched) and prior to the consummation of such Qualified Material Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such Indebtedness ceases to constitute “Acquisition Indebtedness” as set forth in the definition thereof)), any Acquisition Indebtedness with respect to such Qualified Material Acquisition shall be excluded.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income or loss of any Subsidiary that is not a Wholly Owned Subsidiary to the extent such income or loss is attributable to the noncontrolling interest in such Subsidiary.

“Consolidated Revenues” means, for any period, the aggregate revenues of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, at any time, the consolidated total assets of the Company and the Subsidiaries at such time, as such amount would appear on a consolidated balance sheet of the Company prepared in accordance with GAAP; provided that if after such time and to and including the date of the calculation of “Consolidated Total Assets”, the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Total Assets as of such time shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition had occurred as of such time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right under any Copyright now or hereafter owned by any other Person or that such other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Copyrights” means, with respect to any Person, all of the following now directly owned or hereafter directly acquired by such Person: (a) all copyright rights in any work subject to the copyright laws of the United States of America or any other country or any political subdivision thereof, whether as author, assignee, transferee or otherwise, (b) all registrations and applications for registration of any such copyright in the United States of America or any other country, including registrations, recordings, supplemental registrations, pending applications for registration, and renewals in the United States Copyright Office (or any similar office in any other country or any political subdivision thereof), and (c) any other rights corresponding to the foregoing, including moral rights.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day, “CORRA Determination Date”) that is four RFR Business Days prior to (a) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (b) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website; provided that if Daily Simple CORRA as so determined would be less than zero, such rate shall be deemed to be zero. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA. If by 5:00 p.m., Toronto time, on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the immediately preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than four Business Days prior to such CORRA Determination Date.

“Daily Simple SOFR” means, for any day (a “SOFR Interest Day”), a rate per annum equal to SOFR for the day (such day, “SOFR Determination Date”) that is four RFR Business Days prior to (a) if such SOFR Interest Day is an RFR Business Day, such SOFR Interest Day or (b) if such SOFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Interest Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined would be less than zero, such rate shall be deemed to be zero. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR. If by 5:00 p.m., New York City time, on the second RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Daily Simple SONIA” means, for any day (a “SONIA Interest Day”), with respect to any Loan denominated in Sterling, a rate per annum equal to SONIA for the day that is four RFR Business Days prior to (a) if such SONIA Interest Day is an RFR Business Day, such SONIA Interest Day or (b) if such SONIA Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such SONIA Interest Day; provided that if Daily Simple SONIA as so determined would be less than zero, such rate shall be deemed to be zero. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in RFR.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender, in good faith, notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to such funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company, the Administrative Agent or an Issuing Bank in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified in such writing or public statement, including, if applicable, by reference to a specific Default) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after a written request by the Administrative Agent or the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or the Company’s receipt of such certification in form and substance satisfactory to the Administrative Agent or the Company, as applicable, or (d) has, or has a Lender Parent that has, become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed on Schedule 3.06.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Company or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 180 days after the Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after the Termination Date and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lender” means (a) any Company Competitor that the Company has identified, by name, in writing to the Administrative Agent from time to time on or after the Effective Date and (b) Affiliates of any Person described in clause (a) above if such Affiliates are identified by the Company, by name, in writing to the Administrative Agent from time to time on or after the Effective Date or are clearly identifiable as an Affiliate of such Person based solely on the similarity of such Affiliate’s name to the name of such Person; provided that (i) no designation of any Person as a “Disqualified Lender” shall apply retroactively to disqualify any Person that has previously acquired any assignment or participation interest (or shall have entered into a trade therefor) prior thereto, but shall disqualify such Person from taking any further assignment or participation thereafter, and (ii) a designation of a Person as a Disqualified Lender pursuant to a writing delivered by the Company shall become effective two Business Days after delivery of such writing to the Administrative Agent. The Company shall deliver any such writing to the Administrative Agent via email to [Redacted].

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is acknowledged to be March 27, 2026.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (ii) a Defaulting Lender, (iii) the Company, any Subsidiary or any other Affiliate of the Company or (iv) any Disqualified Lender.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any toxic or hazardous substance or waste, or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests (including shares) in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that (a) Indebtedness (including Permitted Convertible Notes) that is convertible into Equity Interests in the Company shall not, prior to the date of conversion thereof, constitute Equity Interests in the Company and (b) Permitted Call Spread Swap Agreements shall not constitute Equity Interests in the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any reportable event (within the meaning of Section 4043 of ERISA or the regulations issued thereunder) with respect to a Plan, other than an event for which the 30-day notice period is waived; (b) a failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in at-risk status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by the Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Company or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Title IV of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the occurrence of a non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) concerning any Plan and with respect to which the Company or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a party in interest (within the meaning of Section 406 of ERISA) or could otherwise be liable; or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Company or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned to such term in Article VIII.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Euro for any Interest Period, the EURIBO Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period; provided that if the EURIBO Rate as so determined would be less than zero, such rate shall be deemed to be zero.

“EURIBO Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for the applicable period, as displayed (before any correction, recalculation or republication by the administrator) on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other commercially available information service that publishes such rate as shall be selected by the Administrative Agent from time to time).

“EURIBOR Loan” means any Loan that bears interest at a rate determined by reference to the EURIBO Rate.

“Euro” or “€” means the lawful currency of the member states of the European Union that have adopted a single currency in accordance with applicable law or treaty.

“Events of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Rate” means, on any date of determination, for purposes of determining the US Dollar Equivalent of any currency other than US Dollars, the rate at which such other currency may be exchanged into US Dollars last provided (either by publication or as may otherwise be provided to the Administrative Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such day of determination (or, if a Reuters source ceases to be available or Reuters ceases to provide such rate of exchange, as last provided by such other publicly available information service that provides such rate of exchange at such time as shall be selected by the Administrative Agent from time to time in its reasonable discretion). Notwithstanding the foregoing provisions of this definition or the definition of “US Dollar Equivalent”, each Issuing Bank may, solely for purposes of computing the fronting fees owed to it under Section 2.11(b), compute the US Dollar amounts of the LC Exposures attributable to Letters of Credit issued by it by reference to exchange rates determined using any reasonable method customarily employed by it for such purpose. For the avoidance of doubt, any exchange rate used will be with no mark-up or spread added.

“Exchange Rate Date” means:

(a) with respect to any Loan denominated in an Alternative Currency, each of the following:

(i) in the case of any Term Benchmark Loan, the date of the borrowing of, or conversion to, such Loan and the date of each continuation of such Loan, and

(ii) in the case of any RFR Loan, the date of the borrowing of, or conversion to, such Loan and each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of, or conversion to, such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month);

(b) with respect to any Letter of Credit denominated in an Alternative LC Currency, each of the following:

(i) the date on which such Letter of Credit is issued,

(ii) the first Business Day of each calendar month, and

(iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Excluded Subsidiaries” means (a) trivago and any other Subsidiary the Equity Interests of which are or become publicly listed on any recognized securities exchange, but only for so long as trivago or such other Subsidiary shall be a Subsidiary that is not a Wholly Owned Subsidiary and (b) any subsidiary of any Person described in clause (a).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or required to be withheld or deducted from such payment: (a) Taxes imposed on (or measured by) net income or gross receipts (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such recipient being organized under the laws of, or having its principal office, or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, any U.S. withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law, rule or regulation in effect on the date on which such Lender becomes a party to this Agreement (other than pursuant to an assignment at the request of the Company under Section 2.18(b)) or designates a new lending office, except in each case to the extent that (i) such Lender (or its assignor, if any) was entitled, immediately before designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.16(a) or 2.16(c) or (ii) such withholding tax shall have resulted from the making of any payment to a location other than the office designated by the Administrative Agent or such Lender for the receipt of payments of the applicable type from the applicable Loan Party, (c) any Taxes attributable to such recipient’s failure to comply with Section 2.16(f) or 2.16(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of April 14, 2022, as amended on April 12, 2023, among the Company, the borrowing subsidiaries party thereto, the lenders party thereto and JPMorgan, as administrative agent.

“Existing Letters of Credit” means (a) letters of credit issued under the Existing Credit Agreement, or pursuant to the terms of the Existing Credit Agreement deemed issued thereunder, that are outstanding on the Effective Date and listed on Schedule 2.05A and (b) any other letter of credit that has been issued by any Issuing Bank (or any Person that substantially concurrently with the effectiveness of such designation shall become an Issuing Bank as provided herein) for the account of any Borrower or, subject to the requirements set forth in Section 2.05, any Subsidiary and, subject to compliance with the requirements set forth in Section 2.05 as to the currency in which Letters of Credit may be denominated, maximum LC Exposure and expiration of Letters of Credit, has been designated as an “Existing Letter of Credit” by written notice thereof by the Company and such Issuing Bank (or such Person) to the Administrative Agent (which notice shall contain a representation and warranty by the Company as of the date thereof that the conditions precedent set forth in Sections 4.02(a) and 4.02(b) shall be satisfied immediately after giving effect to such designation).

“Existing Maturity Date” has the meaning assigned to such term in Section 2.20(a).

“Extended Letters of Credit” has the meaning assigned to such term in Section 2.05(c).

“Extending Lender” has the meaning assigned to such term in Section 2.20(b).

“Extension” has the meaning assigned to such term in Section 2.20(a).

“Extension Closing Date” has the meaning assigned to such term in Section 2.20(b).

“Extension Notice” has the meaning assigned to such term in Section 2.20(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if such rate as so determined would be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, financial director, treasurer or controller of the Company; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, upon request of the Administrative Agent, the secretary, an assistant secretary or any other officer or manager (or authorized signatory holding equivalent function) of the Company shall have delivered (which delivery may be made on the Effective Date) an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Fitch” means Fitch Ratings Inc. and any successor to its rating agency business.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Relevant Rate.

“Foreign Currency Overnight Rate” means, for any day, with respect to any currency, a rate per annum at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the principal interbank market for such currency, as such rate is determined by the Administrative Agent or the applicable Issuing Bank, as applicable, by such means as the Administrative Agent or such Issuing Bank, as the case may be, shall determine to be reasonable; provided that, if the Foreign Currency Overnight Rate as so determined would be less than zero, the Foreign Currency Overnight Rate shall be deemed to be zero.

“Foreign Lender” means a Lender that is not a US Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means, subject to Section 1.04(a), generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to any “synthetic lease” financing), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. For the avoidance of doubt, any expression by the Company or any Subsidiary of an intent to continue to provide financial support to any of its subsidiaries made in a management representation letter delivered in connection with an audit of the financial statements of such subsidiary, so long as such expression of intent does not create any binding obligation, contingent or otherwise, on the Company or such Subsidiary to provide such support, shall not be deemed to be a Guarantee. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (which, in the case of any Guarantee of any Indebtedness, shall be the principal amount of such Indebtedness), or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee Agreement” means a Guarantee Agreement substantially in the form of Exhibit F, including any changes thereto that are reasonably acceptable to the Company and the Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Headquarters” means:

(a) the approximately 41-acre site with a current street address of 1111 Expedia Group Way, Seattle, WA 98119;

(b) any subsequently acquired real properties (either fee or leasehold) either (i) in the immediate vicinity of the property described in clause (a) of this definition or (ii) used in whole or in part in connection with the headquarters of the Company and in the general vicinity of the property described in clause (a) of this definition; and

(c) all current or future buildings, facilities and improvements (including all repairs, replacements, alterations and additions thereof and thereto) on or under any of the real properties described in clause (a) or (b) of this definition, together with all easements, appurtenances and hereditaments thereto, and including all air rights, mineral rights, water rights and development rights.

“Headquarters Assets” means the Headquarters, together with all fixtures, building service equipment, furnishings and betterments currently or subsequently located thereon and all other personal property currently or subsequently located thereon or directly relating thereto or used in connection therewith (including all machinery, equipment and installations) and all other rights, interests and privileges that, in the case of any such personal property and all other rights, interests and privileges, is used in connection with the operation of the Headquarters and customarily financed together with real properties similar to the Headquarters, including insurance policies and insurance proceeds and condemnation awards, leases, subleases, licenses, concessions, rents, issues and profits (and all repairs, replacements, alterations and additions thereof and thereto), but specifically excluding any Intellectual Property (other than Intellectual Property that has de minimis fair value, as reasonably determined by the Company) and Equity Interests.

“Headquarters Parent SPV” means a Subsidiary that is a special purpose entity formed for the purpose of being the direct parent company of the Headquarters SPV, provided that (a) such Subsidiary does not own any significant assets other than Equity Interests in, and Indebtedness or other obligations of, the Headquarters SPV and assets relating to its existence and (b) such Subsidiary conducts no significant business other than business relating to ownership of assets referred to in clause (a) above; provided further that the Headquarters Parent SPV may not be designated as a Borrowing Subsidiary.

“Headquarters SPV” means a Subsidiary that is a special purpose entity formed for the purpose of incurring Indebtedness secured by Liens on, or otherwise supported by, any Headquarters Assets, provided that (a) such Subsidiary does not own any significant assets other than any Headquarters Assets and assets relating to its existence or to the incurrence of such Indebtedness and (b) such Subsidiary conducts no significant business other than the ownership of any Headquarters Assets and activities incidental thereto (including leasing of all or any portion of the Headquarters Assets to the Company or any of its Subsidiaries and related contractual relationships); provided further that the Headquarters SPV may not be designated as a Borrowing Subsidiary.

“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“Increase Effective Date” has the meaning assigned to such term in Section 2.08(d)(ii).

“Increasing Lender” has the meaning assigned to such term in Section 2.08(d)(i).

“Incremental Agreement” has the meaning assigned to such term in Section 2.08(d)(i).

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(d) all obligations of such Person in respect of the deferred purchase price of property or services;

(e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(f) all Guarantees by such Person of Indebtedness of others;

(g) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person;

(h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;

(i) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable);

(j) all Securitization Transactions of such Person; and

(k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

Notwithstanding the foregoing, Indebtedness of any Person shall not include:

(i) trade payables;

(ii) endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business;

(iii) customer deposits and advances, and interest payable thereon, in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person in connection with the purchase of goods or services; or

(iv) obligations under overdraft arrangements with banks incurred in the ordinary course of business to cover working capital needs.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Intellectual Property” means, with respect to any Person, all intellectual property of every kind and nature now owned or hereafter acquired by such Person, including inventions, designs, utility models, Patents, Patent Licenses, Copyrights, Copyright Licenses, Trademarks, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and applications therefor, and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Interest Election Request” means a request by a Borrower (or the Company on its behalf) to convert or continue a Borrowing in accordance with Section 2.07, which shall be substantially in the form provided by the Administrative Agent to the Company prior to the Effective Date or any other form approved by the Administrative Agent.

“Interest Payment Date” means:

(a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date,

(b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the date of the Borrowing of which such Loan is a part (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date, and

(c) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six (other than in the case of Borrowings denominated in Canadian Dollars) months (or, with the consent of each Lender participating therein, twelve months) thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan for the applicable Agreed Currency), as the applicable Borrower (or the Company on its behalf) may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 2.13(b)(iv) shall be available for specification in any Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the US Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) each of JPMorgan, Bank of America, N.A. and BNP Paribas and (b) any other Lender that has entered into an Issuing Bank Agreement with the Company (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(i)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch (it being agreed that such Issuing Bank shall, or shall cause such Affiliate or branch to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“Issuing Bank Agreement” means an agreement among the Company, the Administrative Agent and a Lender pursuant to which such Lender agrees to act as an Issuing Bank hereunder, in the form of Exhibit B or any other form approved by the Administrative Agent.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Judgment Currency” has the meaning assigned to such term in Section 9.15(b).

“LC Commitment” means, as to any Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.05B or in such Issuing Bank’s Issuing Bank Agreement. The LC Commitment of any Issuing Bank may be increased or reduced by written agreement between such Issuing Bank and the Company, provided that a copy of such written agreement shall have been delivered to the Administrative Agent.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit. The amount of any LC Disbursement made by an Issuing Bank in an Alternative LC Currency and not reimbursed by the applicable Borrower shall be determined as set forth in Section 2.05(e) or 2.05(l), as applicable.

“LC Exchange Rate” means, on any date of determination, with respect to US Dollars in relation to any Alternative LC Currency, the rate at which US Dollars may be exchanged into such Alternative LC Currency on such day as last provided (either by publication or as may otherwise be provided to the Administrative Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such day of determination (or, if a Reuters source ceases to be available or Reuters ceases to provide such rate of exchange, as last provided by such other publicly available information service that provides such rate of exchange at such time as shall be selected by the Administrative Agent from time to time in its reasonable discretion). For the avoidance of doubt, any exchange rate used will be with no mark-up or spread added.

“LC Exposure” means, at any time, the sum of (a) the aggregate of the US Dollar Equivalents (based on the applicable Exchange Rates) of the undrawn amounts of all outstanding Letters of Credit at such time plus (b) the aggregate of the US Dollar Equivalents (based on the applicable Exchange Rates) of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, adjusted (without duplication) to give effect to any reallocation under Section 2.19 of the LC Exposure of Defaulting Lenders in effect at such time.

“LC Participation Calculation Date” means, with respect to any LC Disbursement made by any Issuing Bank or any refund of a reimbursement payment made by any Issuing Bank to any Borrower, in each case in a currency other than US Dollars, (a) the date on which such Issuing Bank shall advise the Administrative Agent that it purchased with US Dollars the currency used to make such LC Disbursement or refund or (b) if such Issuing Bank shall not advise the Administrative Agent that it made such a purchase, the date on which such LC Disbursement or refund is made.

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.08(d) or 9.02(d) or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means (a) any letter of credit issued pursuant to this Agreement and (b) the Existing Letters of Credit, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the Test Period then most recently ended.

“Liabilities” means any losses, claims, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, assignment by way of security, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” means any loan made by the Lenders to any Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, (a) this Agreement, any Borrowing Subsidiary Agreements, any Borrowing Subsidiary Terminations, any Incremental Agreement and, if applicable, the Guarantee Agreement and (b) except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e), any letter of credit applications referred to in Section 2.05(a) and any Issuing Bank Agreement.

“Loan Parties” means the Borrowers and, if applicable, any Subsidiary Guarantors.

“Material Acquisition” means any Acquisition by the Company or any Subsidiary that involves consideration in excess of US$500,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, assets or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Administrative Agent or the Lenders under the Loan Documents, taken as a whole.

“Material Disposition” means any sale, transfer or other disposition, or series of related sales, transfers or other dispositions, of any property or assets by the Company or any Subsidiary that yields gross proceeds (whether cash or non-cash) to the Company and the Subsidiaries in excess of US$500,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and the Subsidiaries in an aggregate principal amount exceeding US$300,000,000. For purposes of determining Material Indebtedness, the “amount” of the obligations of the Company or any Subsidiary in respect of (a) any Swap Agreement at any time shall be (i) the mark-to-market value for such Swap Agreement based upon one or more mid-market or other readily available quotations provided by any recognized dealer in Swap Agreements (which may include a Lender or any Affiliate of a Lender) or (ii) in the absence of any such quotations, the maximum aggregate principal amount that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time, in each case giving effect to any applicable netting agreements and (b) any Securitization Transaction shall be determined as set forth in the definition of such term.

“Maturity Date” means March 27, 2031, as such date may be extended pursuant to Section 2.20; provided that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“MNPI” means material information concerning the Company, any Subsidiary or any Affiliate of any of the foregoing, or any of their securities, that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Exchange Act. For purposes of this definition, “material information” means information concerning the Company, any Subsidiary or other Affiliate of the Company, any Subsidiary or any Affiliate of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States Federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, that is maintained, sponsored or contributed to by the Company or any ERISA Affiliate.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning assigned to such term in Section 2.20(b).

“Notice of Objection” has the meaning assigned to such term in Section 2.04.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if any of the foregoing rates as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Objecting Lender” has the meaning assigned to such term in Section 2.04.

“Obligations” means (a) the due and punctual payment by the Borrowers of (i) the principal of and premium, if any, and interest (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) each payment required to be made by any Borrower under any Loan Document in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (b) the due and punctual payment or performance by the Borrowers of all other monetary obligations under this Agreement and by the Company, any Borrowing Subsidiary and any Subsidiary Guarantor of all other monetary obligations under any other Loan Document to which it is a party, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accruing, at the rate specified herein or therein, or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made at the request of the Company pursuant to Section 2.18(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in US Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate; provided that if the Overnight Bank Funding Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in US Dollars, the greater of (i) the NYFRB Rate and (ii) an overnight rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in any other Agreed Currency, an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(i).

“Patent License” means any written agreement, now or hereafter in effect, granting to any Person any right to make, use or sell any invention on which a Patent, now or hereafter owned by any other Person or that any other Person now or hereafter otherwise has the right to license, is in existence, and all rights of any such Person under any such agreement.

“Patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all registered letters patent of the United States of America or the equivalent thereof in any other country, all registrations thereof and all applications issued or applied for letters patent of the United States of America or the equivalent thereof in any other country or any political subdivision thereof, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country or any political subdivision thereof, and (b) all reissues, continuations, divisionals, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, renewals, adjustments or extensions thereof, and the inventions disclosed or claimed therein.

“Payment” has the meaning assigned to such term in Article VIII.

“Payment Notice” has the meaning assigned to such term in Article VIII.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Call Spread Swap Agreements” means (a) a Swap Agreement pursuant to which the Company acquires a call or a capped call option requiring the counterparty thereto to deliver to the Company shares of common stock of the Company (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of the Company generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), the cash value thereof or a combination thereof from time to time upon exercise of such option and (b) if entered into by the Company in connection with any Swap Agreement described in clause (a) above, a Swap Agreement pursuant to which the Company issues to the counterparty thereto warrants or other rights to acquire common stock of the Company (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of the Company generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), whether such warrant or other right is settled in shares (or such other Equity Interests, securities, property or assets), cash or a combination thereof, in each case entered into by the Company in connection with the issuance of Permitted Convertible Notes; provided that the terms, conditions and covenants of each such Swap Agreement shall be customary or more favorable to the Company than customary for Swap Agreements of such type (as determined by the Company in good faith).

“Permitted Convertible Notes” means any notes issued by the Company that are convertible into common stock of the Company (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of the Company generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), cash (the amount of such cash being determined by reference to the price of such common stock or such other Equity Interests, securities, property or assets), or any combination of any of the foregoing, and cash in lieu of fractional shares of common stock; provided that (a) the stated final maturity thereof shall be no earlier than 91 days after the Maturity Date, and shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the 91st day after the Maturity Date (it being understood that each of (i) a repurchase of such notes on account of the occurrence of a “change of control”, “fundamental change”, liquidation, delisting or other similar event, (ii) any redemption of such notes at the option of the Company, (iii) the conversion of such notes in accordance with their terms, (iv) the acceleration of such notes following the occurrence of an event of default under the terms of the agreements governing such notes and (v) the occurrence of any event or satisfaction of any condition permitting any of the foregoing, shall be deemed not to constitute a change in the stated final maturity thereof), (b) such notes shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of (i) an event of default under the terms of the agreements governing such notes, (ii) a “change of control”, “fundamental change”, liquidation, delisting or other similar event, (iii) a conversion or (iv) following the Company’s election to redeem such notes) prior to the 91st day after the Maturity Date, (c) the terms, conditions and covenants of such notes shall be customary or more favorable to the Company than customary for notes of such type (as determined by the Company in good faith), (d) no Subsidiary, other than a Subsidiary Guarantor, shall Guarantee obligations of the Company thereunder, and each such Guarantee shall provide for the release and termination thereof, without action by any Person, upon any release and termination of the Guarantee by such Subsidiary of the Obligations, and (e) the obligations in respect thereof (and any Guarantee thereof) shall not be secured by Liens on any assets of the Company or any Subsidiary.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendors’ and lessors’ Liens (and deposits to obtain the release of such Liens), setoff rights and other like Liens imposed by law or contract, arising in the ordinary course of business and securing obligations that (i) are not overdue by more than 60 days or (ii) are being contested in good faith by appropriate proceedings;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, disability, unemployment insurance and other similar plans or programs and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including deposits in respect of tax assessments (or in respect of any performance bonds posted in connection therewith) that are required to be made by the assessing municipalities prior to the commencement of litigation challenging such assessments), in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k); and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means Barry Diller, his Affiliates (including any Affiliated Holders) and any group of which any of the foregoing is, in terms of both economic and voting interest, one of the principal members.

“Permitted Investments” means:

(a) direct obligations of the United States of America (including U.S. Treasury bills, notes and bonds) that are backed by the full faith and credit of the United States of America;

(b) direct obligations of any agency of the United States of America that are backed by the full faith and credit of the United States of America and direct obligations of United States of America government-sponsored enterprises (including the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation) that are rated the same as direct obligations of the United States of America;

(c) direct obligations of, and obligations fully guaranteed by, any State of the United States of America that, on the date of acquisition, are rated investment grade by Moody’s or by S&P, including general obligation and revenue notes and bonds, insured bonds (including all insured bonds having, on the date of acquisition, a credit rating of Aaa by Moody’s and AAA by S&P) and refunded bonds (reissued bonds collateralized by U.S. Treasury securities);

(d) Indebtedness of any county or other local governmental body within the United States of America having, on the date of acquisition, a credit rating of Aaa by Moody’s or AAA by S&P, or Auction Rate Securities, Tax-Exempt Commercial Paper or Variable Rate Demand Notes issued by such bodies that is, on the date of acquisition, rated at least A3/P-1/VMIG-1 by Moody’s or A-/A-1/SP-1 by S&P;

(e) non-US Dollar denominated indebtedness of other sovereign countries having, on the date of acquisition, a credit rating of Aaa by Moody’s or AAA by S&P;

(f) non-US Dollar denominated indebtedness of government agencies having, on the date of acquisition, a credit rating of Aaa by Moody’s or AAA by S&P;

(g) mortgage-backed securities of the United States of America and/or any agency thereof that are backed by the full faith and credit of the United States of America; provided that such mortgage-backed securities that are purchased on a TBA (“To-Be-Announced”) basis must have a settlement date of less than three months from date of purchase;

(h) collateralized mortgage obligations of the United States of America and/or any agency thereof that are backed by the full faith and credit of the United States of America;

(i) commercial paper issued by any corporation or bank having a maturity of nine months or less and having, on the date of acquisition, a credit rating of at least P1 or the equivalent thereof from Moody’s or A1 or the equivalent thereof from S&P;

(j) money market investments, deposits, bankers acceptances, certificates of deposit, notes and other like instruments, in each case issued by any bank that has a combined capital and surplus and undivided profits of not less than US$500,000,000;

(k) direct obligations of corporations, banks or financial entities and agencies, including medium term notes (MTN) and bonds, structured notes and Eurodollar/Yankee notes and bonds, in each case having, at the date of acquisition, a credit rating of at least Baa1 from Moody’s or BBB+ from S&P;

(l) repurchase and reverse repurchase agreements for securities described in clauses (a) through (c) above with a financial institution described in clause (j) above;

(m) asset-backed securities that are, on the date of acquisition, rated BBB+ by S&P or Baa1 by Moody’s;

(n) money market funds and mutual funds consisting primarily of investments described in clauses (a) through (m) above, in each case having a credit rating of at least Aaa from Moody’s or AAA from S&P, and in each case having at least US$500,000,000 of assets under management;

(o) money market investments, deposits, bankers acceptances, certificates of deposit, notes and other like instruments, in each case not described in clause (j) of this definition to the extent that (i) the issuing bank is organized under the laws of a country in which the Company or any of its Subsidiaries conducts operations and (ii) the aggregate amount of such instruments issued by any individual bank or its Affiliates held by the Company and its Subsidiaries does not exceed US$20,000,000; and

(p) other investments determined by the Company or any Subsidiary to entail credit risks not materially greater than those associated with the foregoing investments and approved in writing by the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained, sponsored or contributed to by the Company or any ERISA Affiliate.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Material Acquisition” means any Acquisition by the Company or any Subsidiary; provided that the aggregate cash consideration therefor (including Indebtedness of the acquired Person (or of the acquired division, business, operating unit or product line) assumed in connection therewith or that is refinanced in connection therewith, all obligations in respect of deferred purchase price and all other cash consideration payable in connection therewith) exceeds US$750,000,000.

“Rating” means, with respect to any of S&P, Moody’s or Fitch, its rating of the Company’s senior unsecured non-credit-enhanced long-term debt for borrowed money.

“Reference Time” with respect to any setting of the then-current Benchmark means,

(a) if such Benchmark is the Term SOFR, 5:00 a.m., Chicago time, on the day that is two US Government Securities Business Days preceding the date of such setting,

(b) if such Benchmark is EURIBO Rate, 11:00 a.m., Brussels time, two TARGET Days preceding the date of such setting,

(c) if such Benchmark is the Term CORRA, 1:00 p.m., Toronto time, on the day that is two Business Days preceding the date of such setting,

(d) if such Benchmark is the BBSY Rate, 11:00 a.m., Sydney time, on the date of such setting,

(e) if the RFR for such Benchmark is SONIA, then three Business Days prior to such setting or

(f) otherwise, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, partners, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means:

(a) with respect to a Benchmark Replacement in respect of Loans denominated in US Dollars, the Federal Reserve Board and/or the NYFRB, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto;

(b) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto;

(c) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto;

(d) with respect to a Benchmark Replacement in respect of Loan denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto; and

(e) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency,

(i) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (x) such Benchmark Replacement or (y) the administrator of such Benchmark Replacement or

(ii) any working group or committee officially endorsed or convened by (w) the central bank for the currency in which such Benchmark Replacement is denominated, (x) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (y) a group of those central banks or other supervisors or (z) the Financial Stability Board or any part thereof.

“Relevant Rate” means:

(a) with respect to any Term Benchmark Borrowing denominated in US Dollars, the Term SOFR;

(b) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBO Rate;

(c) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA;

(d) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the BBSY Rate;

(e) with respect to any RFR Borrowing denominated in Sterling, the Daily Simple SONIA;

(f) with respect to any RFR Borrowing denominated in US Dollars, the Daily Simple SOFR; or

(g) with respect to any RFR Borrowing denominated in Canadian Dollars, the Daily Simple CORRA.

“Relevant Screen Rate” means:

(a) with respect to any Term Benchmark Borrowing denominated in US Dollars, the Term SOFR Reference Rate;

(b) with respect to any Term Benchmark Borrowing denominated in Euro, the EURIBO Screen Rate;

(c) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Screen Rate; and

(d) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, Term CORRA.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Credit Exposure and total unused Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Reuters” means Thomson Reuters Corporation, Refinitiv or, in each case, a successor thereto.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of such Lender’s Loans denominated in US Dollars outstanding at such time, (b) the sum of the US Dollar Equivalents of the aggregate principal amount of such Lender’s Loans denominated in Alternative Currencies outstanding at such time and (c) such Lender’s LC Exposure at such time.

“RFR” means:

(a) with respect to any RFR Loan denominated in Sterling, SONIA;

(b) with respect to any RFR Loan denominated in US Dollars, the Daily Simple SOFR; and

(c) with respect to any RFR Loan denominated in Canadian Dollars, the Daily Simple CORRA.

“RFR Borrowing” means any Borrowing comprised of RFR Loans.

“RFR Business Day” means:

(a) for any Loan denominated in Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London,

(b) for any Loan denominated in US Dollars, a US Government Securities Business Day, and

(c) for any Loan denominated in Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.

“RFR Loan” means a Loan that bears interest at a rate determined by reference to the Daily Simple SONIA or, if applicable pursuant to Section 2.13, the Daily Simple SOFR or Daily Simple CORRA.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.

“Sale/Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby the Company or any Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter the Company or any such Subsidiary shall rent or lease property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or His Majesty’s Treasury of the United Kingdom or (b) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the European Union or His Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Securitization Receivables” has the meaning assigned to such term in the definition of “Securitization Transaction”.

“Securitization Subsidiary” means any Subsidiary that is a special purpose entity formed for the purpose of engaging in activities in connection with Securitization Transactions, provided that such Subsidiary (a) does not own any significant assets other than Securitization Receivables, Equity Interests in any other Securitization Subsidiary, assets relating to its existence and other assets ancillary to any of the foregoing and (b) conducts no business activities other than in connection with Securitization Transactions and activities reasonably related thereto; provided further that a Securitization Subsidiary may not be designated as a Borrowing Subsidiary.

“Securitization Transaction” means any transfer by the Company or any Subsidiary of accounts receivable or interests, residuals or similar rights therein and assets ancillary to any of the foregoing (collectively, “Securitization Receivables”) (a) to a trust, partnership, corporation or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests, or (b) directly, or indirectly through a special purpose vehicle, to one or more investors or other purchasers. The amount of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness, fractional undivided interests or other securities referred to in the preceding sentence or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization Transaction net of any such accounts receivable or interests therein that have been written off as uncollectible and/or any discount (but not in excess of the discount that would be usual and customary for securitization transactions of this type in light of the then prevailing market conditions) in the purchase price therefor. For purposes of Section 6.02 only, a Securitization Transaction shall be deemed to be secured by a Lien on the accounts receivable or interests therein that are subject thereto, and such accounts receivable and interests shall be deemed to be assets of the Company and the Subsidiaries.

“Significant Subsidiary” means, at any time, any Subsidiary of the Company that would be a “significant subsidiary” within the meaning of Regulation S-X under the Securities Act at such time.

“Singapore Dollars” or “SGD$” refers to lawful money of Singapore.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Borrowing” means any Borrowing comprised of SONIA Loans.

“SONIA Loan” means a Loan that bears interest at a rate determined by reference to the Daily Simple SONIA.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantor” means, at any time, each Subsidiary (if any) that becomes a “Subsidiary Guarantor” pursuant to Section 9.14, it being understood that at such time as such Subsidiary is released from its obligations in accordance with the terms of Section 9.14, such Subsidiary shall cease to be a Subsidiary Guarantor. There are no Subsidiary Guarantors as of the Effective Date.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, under a synthetic, off-balance sheet or tax retention lease, including any financing lease or other agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which are characterized as the indebtedness of such Person for US tax purposes (without regard to accounting treatment), and the amount of such obligations shall be the capitalized amount thereof that would appear on a balance sheet of such Person under GAAP if such lease were accounted for as a capital lease.

“T2” means the real time gross settlement system operated by the Eurosystem (or, if such system ceases to be operative, such other system (if any) determined by the Administrative Agent to be a suitable replacement.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euros.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark Borrowing” means any Borrowing comprised of Term Benchmark Loans.

“Term Benchmark Loan” means a Loan that bears interest at a rate determined by reference to the Term SOFR (other than solely as a result of clause (c) of the definition of Alternate Base Rate), the EURIBO Rate, the Term CORRA or the BBSY Rate.

“Term CORRA” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided that if as of 1:00 p.m., Toronto time, on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five Business Days prior to such Periodic Term CORRA Determination Day; provided further that if Term CORRA as so determined would be less than zero, such rate shall be deemed to be zero.

“Term CORRA Administrator” means CanDeal Benchmark Administration Services Inc., TSX Inc. or any successor administrator.

“Term CORRA Loan” means a Loan that bears interest rate at a rate determined by reference to the Term CORRA.

“Term CORRA Notice” means a notification by the Administrative Agent to the Company and the Lenders of the occurrence of a Term CORRA Reelection Event.

“Term CORRA Reelection Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred with respect to Term CORRA resulting in a Benchmark Replacement in accordance with Section 2.13(b) that is not Term CORRA.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term SOFR” means, with respect to any Term Benchmark Borrowing denominated in US Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two US Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR as so determined would be less than zero, such rate shall be deemed to be zero.

“Term SOFR Loan” means a Loan that bears interest at a rate determined by reference to the Term SOFR (other than solely as a result of clause (c) of the definition of Alternate Base Rate).

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in US Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then, as long as such day is otherwise a US Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding US Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding US Government Securities Business Day is not more than five US Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date” means the first date on which (a) all Commitments have expired or terminated, (b) the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent obligations for which no claim or demand has been made on any Loan Party) have been paid in full in cash and (c) all Letters of Credit (other than, after the Maturity Date, the Extended Letters of Credit) have expired or have been terminated (or shall have ceased to be “Letters of Credit” pursuant to Section 9.05) and all LC Disbursements have been reimbursed.

“Test Period” means, as of any date, the period of four consecutive fiscal quarters of the Company then most recently ended for which financial statements have been delivered (or are required to have been delivered) under Section 5.01(a) or 5.01(b), as applicable (or, prior to the first such delivery, the period of four consecutive fiscal quarters of the Company ended December 31, 2025).

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Trademark now or hereafter owned by any other Person or that such other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, domain names, global top level domain names, other source or business identifiers, designs and general intangibles of like nature, all registrations and recordings thereof, and all registrations and pending applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar office in any State of the United States of America or any other country or any political subdivision thereof, all extensions or renewals thereof, and all common law rights related thereto, and (b) all goodwill associated therewith or symbolized thereby.

“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“trivago” means trivago N.V., a Dutch public limited company (naamloze vennootschap).

“trivago Headquarters” means (a) Kesselstraße 5 – 7, 40221 Düsseldorf, Germany and (b) all current or future buildings, facilities and improvements (including all repairs, replacements, alterations and additions thereof and thereto) on or under any of the real properties described in clause (a) of this definition, together with all easements, appurtenances and hereditaments thereto, and including all air rights, mineral rights, water rights and development rights.

“trivago Headquarters Assets” means the trivago Headquarters, together with all fixtures, building service equipment, furnishings and betterments currently or subsequently located thereon and all other personal property currently or subsequently located thereon or directly relating thereto or used in connection therewith (including all machinery, equipment and installations) and all other rights, interests and privileges that, in the case of any such personal property and all other rights, interests and privileges, is used in connection with the operation of the trivago Headquarters and customarily financed together with real properties similar to the trivago Headquarters, including insurance policies and insurance proceeds and condemnation awards, leases, subleases, licenses, concessions, rents, issues and profits (and all repairs, replacements, alterations and additions thereof and thereto), but specifically excluding any Intellectual Property (other than Intellectual Property that has de minimis fair value, as reasonably determined by the Company) and Equity Interests.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR (other than solely as a result of clause (c) of the definition of Alternate Base Rate), the EURIBO Rate, the Term CORRA, the BBSY Rate, the Alternate Base Rate, the Daily Simple SONIA or, if applicable pursuant to Section 2.13, the Daily Simple SOFR or the Daily Simple CORRA.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Borrower” means any Borrower (a) that is organized or formed under the laws of the United Kingdom or (b) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of the United Kingdom.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the Exchange Rate or the LC Exchange Rate, as applicable, with respect to such currency in effect for such amount on such date. The US Dollar Equivalent at any time of the amount of any Letter of Credit, LC Disbursement or Loan denominated in any currency other than US Dollars shall be the amount most recently determined as provided in Section 1.05(b).

“US Dollars” or “US$” refers to lawful money of the United States of America.

“US Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Person” means any person that is (a) a “United States person” within the meaning of Section 7701(a)(30) of the Code and (b) any entity that for U.S. Federal income tax purposes is disregarded as an entity separate from any person described in clause (a) of this definition.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Wholly Owned Subsidiary” means any Subsidiary all the Equity Interests in which (other than directors’ qualifying shares and/or other nominal amounts of Equity Interests that are required under applicable law to be held by Persons other than the Company or the Wholly Owned Subsidiaries) are owned, directly or indirectly, by the Company.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein (including to this Agreement or any other Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) for purposes of determining compliance with any covenant set forth in Article VI, no effect shall be given to (A) any election under Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness of the Company or any Subsidiary at “fair value”, as defined therein, (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (C) any valuation of Indebtedness below its full stated principal amount as a result of the application of Accounting Standards Update 2015-03, Interest, issued by the Financial Accounting Standards Board, it being agreed that Indebtedness shall at all times be valued at the full stated principal amount thereof, and (D) any change as a result of the adoption of any of the provisions set forth in the Accounting Standards Update 2016-02, Leases (Topic 842), issued by the Financial Accounting Standards Board in February 2016, or any other amendments to the Accounting Standards Codifications issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require the recognition of right-of-use assets and lease liabilities for leases or similar agreements that would not be classified as capital leases under GAAP as in effect prior to January 1, 2019.

(b) All pro forma computations required to be made hereunder giving effect to any Acquisition, investment, sale, disposition, merger or similar event shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, and may also reflect (i) any projected synergies or similar benefits expected to be realized as a result of such event to the extent such synergies or similar benefits would be permitted to be reflected in financial statements prepared in compliance with Article 11 of Regulation S-X under the Securities Act and (ii) any other demonstrable cost-savings and other adjustments not included in the foregoing clause (i) that are reasonably anticipated by the Company to be achieved in connection with any such event within the 12-month period following the consummation of such event, which the Company determines are reasonable and as set forth in a certificate of a Financial Officer; provided that the aggregate additions to Consolidated EBITDA, for any period being tested, pursuant to this clause (ii), together with the aggregate amount of all other Capped Adjustments for such Test Period, shall not exceed 15% of Consolidated EBITDA for such period (determined prior to giving effect to any addback for any Capped Adjustments).

SECTION 1.05. Currency Translation.

(a) For purposes of any determination under Section 6.01, 6.02, 6.03, 7.01(f), 7.01(g) or 7.01(k), all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in US Dollars in Section 6.01, 6.02 or 6.03 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness, Liens or Sale/Leaseback Transactions were initially consummated in reliance on the exceptions under such Sections. For purposes of Section 6.06 and the related definitions, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates then most recently used in preparing the Company’s consolidated financial statements.

(b) The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing or any Letter of Credit denominated in an Agreed Currency other than US Dollars on each applicable Exchange Rate Date, in each case using the Exchange Rate for such Agreed Currency in relation to US Dollars in effect on the date of determination, and such amount shall be the US Dollar Equivalent of such Borrowing or such Letter of Credit until the next calculation thereof pursuant to this sentence. The Administrative Agent shall in addition determine the US Dollar Equivalent of any Letter of Credit denominated in an Alternative LC Currency as provided in Sections 2.05(e) and 2.05(l).

(c) The Administrative Agent shall, upon request, notify the Company, the applicable Lenders and the applicable Issuing Bank of each determination of the US Dollar Equivalent of any Borrowing or Letter of Credit denominated in an Agreed Currency other than US Dollars.

SECTION 1.06. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in US Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event or a Term CORRA Reelection Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no Liability to any Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.07. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans denominated in US Dollars or Alternative Currencies to any Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the Aggregate Revolving Credit Exposure exceeding the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, any Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type and currency made by the Lenders ratably in accordance with their respective Commitments to the same Borrower. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and not joint and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised (i) in the case of Borrowings denominated in US Dollars, entirely of ABR Loans, Term SOFR Loans or, if applicable pursuant to Section 2.13, Daily Simple SOFR Loans, as the applicable Borrower (or the Company on its behalf) may request in accordance herewith, (ii) in the case of Borrowings denominated in Euro, entirely of EURIBO Loans, (iii) in the case of Borrowings denominated in Sterling, entirely of SONIA Loans, (iv) in the case of Borrowings denominated in Canadian Dollars, entirely of Term CORRA Loans or, if applicable pursuant to Section 2.13, Daily Simple CORRA Loans and (v) in the case of Borrowings denominated in Australian Dollars, entirely of BBSY Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that (i) a Term Benchmark Borrowing that results from a continuation of an outstanding Term Benchmark Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing and (ii) a Term Benchmark Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments. At the time that each ABR Borrowing and each RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Borrowing or an RFR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or, in the case of an ABR Borrowing, that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 (or such greater number as may be agreed to by the Administrative Agent) Term Benchmark Borrowings and RFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Term Benchmark Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the applicable Borrower (or the Company on its behalf) shall submit a written Borrowing Request, signed by an Authorized Officer of such Borrower or the Company, as applicable (provided that if such Borrowing Request is submitted through an Approved Borrower Portal, then the foregoing signature requirements may be waived by the Administrative Agent in its sole discretion), to the Administrative Agent (a) in the case of a Term Benchmark Borrowing denominated in US Dollars, not later than 11:00 a.m., New York City time, three US Government Securities Business Days before the date of the proposed Borrowing, (b) in the case of a Term Benchmark Borrowing denominated in Euro or Canadian Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (c) in the case of a Term Benchmark Borrowing denominated in Australian Dollars, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing, (d) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing and (e) in the case of an RFR Borrowing, not later than 11:00 a.m., New York City time, four RFR Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

(ii) the aggregate amount and currency of the requested Borrowing;

(iii) the date of the requested Borrowing, which shall be a Business Day;

(iv) the Type of the requested Borrowing;

(v) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the account of the applicable Borrower to which funds are to be disbursed, which shall comply with Section 2.06, or, in the case of any ABR Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the identity and the account of the Issuing Bank that had made such LC Disbursement.

If no currency is specified with respect to any requested Borrowing, then the applicable Borrower shall be deemed to have selected US Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (A) if denominated in US Dollars, an ABR Borrowing, (B) if denominated in Sterling, a SONIA Borrowing and (C) if denominated in any other currency, a Term Benchmark Borrowing of the applicable Type. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Borrowing Subsidiaries.

(a) Any Wholly Owned Subsidiary of the Company shall become a Borrowing Subsidiary and a party to this Agreement upon the effectiveness of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and delivered to the Administrative Agent. As soon as practicable upon receipt of any such Borrowing Subsidiary Agreement, the Administrative Agent will make a copy thereof available to the Lenders.

(b) Each Borrowing Subsidiary Agreement shall become effective on the date eight Business Days after it has been so made available by the Administrative Agent (subject to the receipt by any Lender of any information reasonably requested by it under the USA Patriot Act, the Beneficial Ownership Regulation or other “know-your-customer” laws, in each case, not later than the fifth Business Day after the delivery of such Borrowing Subsidiary Agreement), unless, in the case of any Borrowing Subsidiary Agreement of a Foreign Subsidiary, the Administrative Agent shall theretofore have received a written notice from any Lender (an “Objecting Lender”) stating that (i) such Objecting Lender is unable to make Loans or otherwise extend credit to such Foreign Subsidiary due to applicable legal or regulatory restrictions or (ii) such Objecting Lender is prevented by its generally applicable internal policies from extending credit to such Foreign Subsidiary (a “Notice of Objection”), in which case such Subsidiary Borrower Agreement shall not become effective unless, within the period of eight Business Days referred to above, (x) such Objecting Lender withdraws such Notice of Objection, (y) such Objecting Lender ceases to be a Lender hereunder, including pursuant to Section 2.18(b), or (z) solely with respect to such Foreign Subsidiary becoming a Borrower in respect of such new tranche of commitments, this Agreement is amended in accordance with Section 9.02(d) to establish a new tranche of commitments permitting extensions of credit to such Foreign Subsidiary.

(c) Upon the execution by the Company and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to any Borrowing Subsidiary, such Subsidiary shall cease to be a Borrowing Subsidiary hereunder and a party to this Agreement; provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate such Borrowing Subsidiary’s right to request further Borrowings or obtain Letters of Credit under this Agreement) at a time when any principal of or interest on any Loan to such Borrowing Subsidiary or any Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding hereunder (and shall not have ceased to be a “Letter of Credit” pursuant to Section 9.05). Promptly following receipt of any Borrowing Subsidiary Termination, the Administrative Agent shall send a copy thereof to each Lender.

(d) Upon a Borrowing Subsidiary Termination becoming fully effective in accordance with Section 2.04(c) with respect to a Borrowing Subsidiary, the Company shall be automatically released from its obligations under the Guarantee Agreement in respect of such Borrowing Subsidiary. In connection with any such release, the Administrative Agent shall execute and deliver to the Company, at the Company’s expense, all documents that the Company shall reasonably request to evidence such release. Any execution and delivery of documents by the Administrative Agent pursuant to this paragraph shall be without recourse to, or representation or warranty by, the Administrative Agent.

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, each Borrower may request any Issuing Bank to issue Letters of Credit for its own account (or, in the case of the Company and so long as the Company is a joint and several co-applicant with respect thereto, for the account of any Domestic Subsidiary or, if agreed to by such Issuing Bank, any Foreign Subsidiary), in a form reasonably acceptable to such Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower or any Subsidiary to, or entered into by any Borrower or any Subsidiary with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Existing Letters of Credit will, for all purposes of this Agreement (including paragraphs (d) and (e) of this Section), constitute Letters of Credit. An Issuing Bank shall not be under any obligation to issue, amend or extend any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or request that such Issuing Bank refrain from issuing, amending or extending such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it or (ii) the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit, other than an automatic extension permitted under paragraph (c) of this Section), the applicable Borrower shall deliver to an Issuing Bank and the Administrative Agent (including any delivery through an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent and the applicable Issuing Bank) (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three Business Days prior thereto (or such shorter period as is otherwise agreed by the applicable Issuing Bank)) a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be US Dollars or an Alternative LC Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower shall enter into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon each issuance, amendment or extension of any Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the total LC Exposure shall not exceed US$120,000,000, (ii) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Commitments, (iii) the Revolving Credit Exposure of any Lender shall not exceed the Commitment of such Lender and (iv) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank shall not, unless otherwise agreed by such Issuing Bank, exceed the LC Commitment of such Issuing Bank.

(c) Expiration Date. Each Letter of Credit shall by its terms expire at or prior to the close of business on the earlier of (i) the date 18 months after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, 13 months after the then-current expiration date) and (ii) the date that is five Business Days prior to the Maturity Date; provided that (A) any Letter of Credit may contain customary automatic extension provisions agreed upon by the applicable Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 13 months (but, subject to clause (B) below, not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such extension from occurring pursuant to the terms of such Letter of Credit, and (B) notwithstanding clause (ii) above, a Letter of Credit may, upon the request of the applicable Borrower and the consent, in its sole discretion, of the applicable Issuing Bank, expire after the date set forth in clause (ii) above (any such Letter of Credit expiring after the date referred to in clause (ii) above being referred to as the “Extended Letter of Credit”); provided that, notwithstanding anything to the contrary in this Section, (x) the obligations of the Lenders to acquire participations in any Extended Letter of Credit and to reimburse any Issuing Bank for any LC Disbursement (other than LC Disbursements made prior to the Maturity Date) thereunder shall terminate on the Maturity Date (it being understood that the Lenders shall continue to participate in, and shall be required to reimburse in accordance with this Section, any LC Disbursement under any Extended Letter of Credit made prior to the Maturity Date) and (y) any participation held by any Lender in any Extended Letter of Credit on the Maturity Date (other than in respect of any LC Disbursements thereunder made prior to the Maturity Date) shall be deemed to have been assigned on the Maturity Date by such Lender to the Issuing Bank that issued such Extended Letter of Credit.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof, the listing on Schedule 2.05A of an Existing Letter of Credit described in clause (a) of the definition thereof or a designation of an Existing Letter of Credit pursuant to clause (b) of the definition of such term) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank that is the issuer thereof hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally (subject to, in the case of any Extended Letter of Credit, the final proviso of paragraph (c) of this Section) agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment in respect of an LC Disbursement required to be refunded to any Borrower for any reason. Such payment by the Lenders shall be made (i) if the currency of the applicable LC Disbursement or reimbursement payment shall be US Dollars, then in US Dollars and (ii) subject to paragraph (e) of this Section, if the currency of the applicable LC Disbursement or reimbursement payment shall be an Alternative LC Currency, in US Dollars in an amount equal to the US Dollar Equivalent of such LC Disbursement or reimbursement payment, calculated by the Administrative Agent using the LC Exchange Rate on the applicable LC Participation Calculation Date. Each Lender acknowledges and agrees that (A) subject to, in the case of any Extended Letter of Credit, the final proviso of paragraph (c) of this Section, its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Commitments, any fluctuation in currency values or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP or any successor publication of the International Chamber of Commerce) or similar terms of the Letter of Credit itself permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Commitments, and (B) each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in issuing, amending or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of each Borrower deemed made pursuant to Section 4.02, unless, at least two Business Days prior to the time such Letter of Credit is issued, amended or extended (or, in the case of an automatic extension permitted pursuant to paragraph (c) of this Section, at least two Business Days prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Required Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02 would not be satisfied if such Letter of Credit were then issued, amended or extended.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 11:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is denominated in US Dollars and is not less than the Borrowing Minimum for ABR Loans, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the applicable Borrower fails to make any such reimbursement payment when due (and other than in the case of any LC Disbursement under any Extended Letter of Credit made on or after the Maturity Date), the applicable Issuing Bank shall give prompt notice and details thereof to the Administrative Agent, whereupon (A) if such payment relates to a Letter of Credit denominated in an Alternative LC Currency, automatically and with no further action required, the obligation of such Borrower to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the LC Exchange Rate on the applicable LC Participation Calculation Date, of such LC Disbursement and (B) in the case of each LC Disbursement, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the amount of the payment then due from such Borrower in respect thereof and such Lender’s Applicable Percentage thereof, and each Lender shall pay in US Dollars to the Administrative Agent on the date such notice is received its Applicable Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement. If the applicable Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative LC Currency would subject the Administrative Agent, the applicable Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in US Dollars, such Borrower shall pay the amount of any such tax requested by the Administrative Agent, such Issuing Bank or such Lender.

(f) Obligations Absolute. The obligation of each Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP or any successor publication of the International Chamber of Commerce) or similar terms of the Letter of Credit itself permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that the applicable Issuing Bank shall be deemed to have exercised care in each such determination unless a court of competent jurisdiction shall have determined by a final, non-appealable judgment that such Issuing Bank was grossly negligent or acted with willful misconduct in connection with such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, within the time allowed by applicable law or the specific terms of such Letter of Credit, following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly after such examination notify the Administrative Agent and the applicable Borrower by telephone or email (and, in the case of telephonic notice, promptly confirmed by email) of such demand for payment and of such Issuing Bank having made an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement in full, (i) in the case of any LC Disbursement denominated in US Dollars, and at all times following the conversion to US Dollars of any LC Disbursement made in an Alternative LC Currency pursuant to paragraph (e) or (l) of this Section, at the rate per annum then applicable to ABR Loans and (ii) if such LC Disbursement is made in an Alternative LC Currency, at all times prior to its conversion to US Dollars pursuant to paragraph (e) or (l) of this Section, at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such LC Disbursement (which may be deemed by the applicable Issuing Bank, at its election, to equal to the applicable Foreign Currency Overnight Rate) plus the Applicable Rate applicable to Term Benchmark Loans at such time; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be paid by the applicable Borrower to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be paid by the applicable Borrower to the Administrative Agent for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable LC Disbursement in full.

(i) Designation or Termination of an Issuing Bank.

(i)  The Company may, at any time and from time to time, designate as an additional Issuing Bank any Lender that accepts to serve in such capacity, such acceptance to be evidenced by an Issuing Bank Agreement executed by the Company, the Administrative Agent and such Lender. From and after the effectiveness of such Issuing Bank Agreement, (A) the additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (B) references herein to the term “Issuing Bank” shall be deemed to refer to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(ii)  The Company may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. At the time any such termination shall become effective, each Borrower shall pay all unpaid fees payable by it that are accrued for the account of the terminated Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination (including the right to receive fees under Section 2.11(b)), but shall not be required to amend or extend any Letter of Credit or to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, each Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and the Issuing Banks, an amount in cash in US Dollars equal to the total LC Exposure attributable to Letters of Credit issued for the account of such Borrower as of such date plus any accrued and unpaid interest thereon; provided that (i) amounts payable in respect of any Letter of Credit or LC Disbursement shall be payable in the currency of such Letter of Credit or LC Disbursement, except that LC Disbursements in an Alternative LC Currency in respect of which the applicable Borrower’s reimbursement obligations have been converted to obligations in US Dollars as provided in paragraph (e) or (l) of this Section and interest accrued thereon shall be payable in US Dollars, and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower or any Significant Subsidiary described in Section 7.01(h) or 7.01(i). Each Borrower shall also deposit cash collateral in US Dollars in accordance with this paragraph as and to the extent required of such Borrower by Section 2.10(b) or 2.19. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations of the applicable Borrower. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be in Permitted Investments or other cash equivalents and shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements on behalf of the applicable Borrower for which they have not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of (A) Lenders with LC Exposure representing more than 50% of the total LC Exposure and (B) in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the total LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other Obligations of the applicable Borrower. If any Borrower provides an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower, upon request, within three Business Days after all Events of Default have been cured or waived. If any Borrower provides an amount of cash collateral pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to such Borrower, upon request, to the extent that, after giving effect to such return, the LC Exposure attributable to Letters of Credit issued for the account of such Borrower would not exceed such Borrower’s pro rata share (determined on the basis of the percentage that the LC Exposure attributable to Letters of Credit issued for the account of such Borrower represents of the aggregate LC Exposure) of the Aggregate Commitments and no Event of Default shall have occurred and be continuing. If any Borrower provides an amount of cash collateral hereunder pursuant to Section 2.19, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower, upon request, to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit issued for the account of such Borrower that is not fully covered by the Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Event of Default shall have occurred and be continuing.

(k) Issuing Bank Reports. Each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent, promptly upon request, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 7.01, all amounts (i) that any Borrower is at the time or becomes thereafter required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Letter of Credit denominated in an Alternative LC Currency (other than amounts in respect of which such Borrower has deposited cash collateral, if such cash collateral was deposited in the applicable currency), (ii) that the Lenders are at the time or become thereafter required to pay to the Administrative Agent (and the Administrative Agent is at the time or becomes thereafter required to distribute to the applicable Issuing Bank) pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Letter of Credit denominated in an Alternative LC Currency and (iii) of each Lender’s participation in any Letter of Credit denominated in an Alternative LC Currency under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the US Dollar Equivalent, calculated using the LC Exchange Rate on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in US Dollars at the rates otherwise applicable hereunder.

(m) Communications with Beneficiaries. Each Issuing Bank shall use its commercially reasonable efforts to provide advance notice to the Company of any formal communication by such Issuing Bank with any beneficiary under any Letter of Credit issued by such Issuing Bank with respect thereto, other than any such communication in the ordinary course of business or otherwise in accordance with the standard operating procedures of such Issuing Bank.

(n) LC Exposure Determination. For all purposes of this Agreement, (i) the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases (other than any such increase consisting of the reinstatement of an amount previously drawn thereunder and reimbursed), whether or not such maximum stated amount is in effect at the time of determination and (ii) if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and the Lenders hereunder shall remain in full force and effect until the Issuing Banks and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

(o) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(p) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary that is not a Borrower, or states that a Subsidiary that is not a Borrower is the “account party”, “applicant”, “customer”, “instructing party”, or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Company (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Company and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Company hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account designated by such Borrower in the applicable Borrowing Request (which, if not an account of such Borrower maintained with the Administrative Agent, any Lender or any of their respective Affiliates, shall be reasonably acceptable to the Administrative Agent); provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank specified in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Overnight Rate or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. Any such payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the applicable Borrower may elect to convert any Borrowing denominated in US Dollars to a different Type or to continue any Term Benchmark Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section, no Borrower shall be permitted to change the currency of any Borrowing or to convert any Borrowing to a Type not available hereunder for the currency in which such Borrowing is denominated.

(b) To make an election pursuant to this Section, the applicable Borrower (or the Company on its behalf) shall submit a written Interest Election Request, signed by an Authorized Officer of such Borrower or the Company, as applicable (provided, that if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent), to the Administrative Agent by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type, and in the currency, resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of the resulting Borrowing; and

(iv) if the resulting Borrowing is to be a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If a Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then such Borrowing shall be continued as a Term Benchmark Borrowing of the same Type with an Interest Period of one month’s duration unless repaid. Notwithstanding any contrary provision hereof, if any Event of Default under Section 7.01(h) or 7.01(i) has occurred and is continuing, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, in each such case, so long as an Event of Default is continuing (i) in the case of Borrowings denominated in US Dollars, (A) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (B) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and (ii) in the case of Borrowings denominated in an Alternative Currency, unless repaid and subject to Section 2.13, each Term Benchmark Borrowing shall be continued as a Term Benchmark Borrowing of the same Type with an Interest Period of one month’s duration.

SECTION 2.08. Termination and Reduction of Commitments; Increase of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Aggregate Revolving Credit Exposure would exceed the Aggregate Commitments.

(c) The Company shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments pursuant to paragraph (b) of this Section at least three Business Days (or such later time as shall be reasonably acceptable to the Administrative Agent) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this paragraph shall be irrevocable; provided that a notice of termination or reduction of the Commitments delivered by the Company may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked, or may be modified to extend the effective date of the applicable termination or reduction, in each case, by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) The Company may from time to time request increases in the aggregate amount of Commitments pursuant to the provisions of this Section 2.08(d).

(i) The Company may, by written notice to the Administrative Agent (which shall promptly provide a copy of such notice to each Lender), request that the total Commitments be increased (a “Commitment Increase”) by an amount set forth in such notice; provided that, immediately after giving effect to any Commitment Increase, the sum of (x) the aggregate amount of the Commitments and (y) the aggregate amount of new commitments established under Section 9.02(d), in each case, then in effect shall not exceed US$3,250,000,000. The Company may arrange for one or more Eligible Assignees (any such Eligible Assignee being called an “Augmenting Lender”), which may include any Lender that agrees to be an Augmenting Lender (each Lender so agreeing being called an “Increasing Lender”), to extend Commitments or, in the case of any Lender, increase its Commitment in an aggregate amount not in excess of the amount of the requested Commitment Increase; provided that (A) each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and each Issuing Bank (which approval shall not be unreasonably withheld, delayed or conditioned) and (B) the Borrowers and each Augmenting Lender shall execute and deliver an agreement (the “Incremental Agreement”), in form and substance reasonably satisfactory to the Administrative Agent, to evidence the new Commitment of, or an increase in the Commitment of, such Augmenting Lender and its status as a Lender hereunder and each Augmenting Lender that is not already a Lender shall deliver to the Administrative Agent the Administrative Questionnaire and such other customary documentation as the Administrative Agent shall reasonably request for administrative purposes in connection with such Augmenting Lender becoming a Lender hereunder.

(ii) Each requested Commitment Increase, and the new Commitments of, or an increase in the Commitments in, the Augmenting Lenders pursuant to such Commitment Increase, shall become effective on the date specified therefor in the applicable Incremental Agreement (such date, the “Increase Effective Date”); provided no Incremental Agreement (and no Commitment Increase, or the new Commitments of, or an increase in the Commitments of, the Augmenting Lenders contemplated thereby) shall become effective unless (A) on the Increase Effective Date the conditions set forth in Sections 4.02(a) and 4.02(b) shall be satisfied (without giving effect to the first parenthetical set forth in Section 4.02(a), but, in each case, deeming all references therein to the date, time or effect of a Borrowing (or an issuance, amendment or extension of a Letter of Credit) to refer to the date, time and effect of such Commitment Increase) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (B) the Administrative Agent shall have received, to the extent reasonably requested by the Administrative Agent, documents consistent with those delivered pursuant to Sections 4.01(b) and 4.01(c) as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such Commitment Increase.

(iii) On the Increase Effective Date with respect to any Commitment Increase, (A) each Increasing Lender shall pay to the Administrative Agent in same day funds in the applicable currency an amount equal to the difference (if greater than US$0.00) between (x) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to such Commitment Increase) multiplied by (2) the amount of each Borrowing then outstanding and (y) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to such Commitment Increase) multiplied by (2) the amount of each such Borrowing, (B) each Augmenting Lender that shall not have had a Commitment prior to such Commitment Increase shall pay to the Administrative Agent in same-day funds and in the applicable currency an amount equal to the product of (1) such Increasing Lender’s Applicable Percentage (calculated after giving effect to such Commitment Increase) multiplied by (2) the amount of each Borrowing then outstanding, (C) after the Administrative Agent receives the funds in the applicable currency specified in clauses (A) and (B) above, the Administrative Agent shall pay to each Lender in the applicable currency the portion of such funds that is equal to the difference (if greater than US$0.00) between (x) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to such Commitment Increase) multiplied by (2) the amount of each Borrowing then outstanding, and (y) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to such Commitment Increase) multiplied by (2) the amount of each such Borrowing and (D) each Lender shall be deemed to hold its Applicable Percentage of each Borrowing then outstanding (calculated after giving effect to such Commitment Increase). The payments made pursuant to clause (C) above, to the extent relating to Term Benchmark Loans, shall be subject to indemnification by the applicable Borrower pursuant to the provisions of Section 2.16 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs result.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) Each Borrower hereby unconditionally promises to pay on the Maturity Date to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of each Loan of such Lender made to such Borrower. Each Borrower will repay the principal amount of each Loan made to such Borrower and the accrued interest thereon in the currency in which such Loan is denominated.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that the Loans made by it be evidenced by a promissory note. In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans.

(a) Each Borrower shall have the right at any time and from time to time to prepay any of its Borrowings in whole or in part, without any premium or penalty (but subject to Section 2.15), subject to prior notice in accordance with paragraph (c) of this Section.

(b) In the event and on each occasion that the Aggregate Revolving Credit Exposure exceeds the Aggregate Commitments, each Borrower shall, not later than the next Business Day, prepay Borrowings made to such Borrower in an aggregate amount equal to such Borrower’s pro rata share (determined on the basis of the percentage that the sum of the US Dollar Equivalents of such Borrowings represent of the sum of the US Dollar Equivalents of all Borrowings) of such excess, and in the event that after such prepayment of Borrowings any such excess shall remain, each Borrower shall deposit with the Administrative Agent cash in US Dollars in an amount equal such Borrower’s pro rata share (determined on the basis of the percentage that the LC Exposure attributable to Letters of Credit issued for the account of such Borrower represents of the aggregate LC Exposure) of such excess as collateral for the reimbursement obligations of such Borrower in respect of Letters of Credit in accordance with Section 2.05(j); provided that if such excess results from a change in Exchange Rates, such prepayment and deposit shall be required to be made not later than the fifth Business Day after the day on which the Administrative Agent shall have given the Company notice of such excess. Prepayments made under this paragraph shall be without any premium or penalty (but shall be subject to Section 2.15).

(c) The applicable Borrower (or the Company on its behalf) shall notify the Administrative Agent by telephone or email (and, in the case of telephonic notice, promptly confirmed in writing) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment (which shall be a Business Day) and (iii) in the case of prepayment of an RFR Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of prepayment; provided that in the case of any prepayment required to be made under paragraph (b) of this Section, the applicable Borrower (or the Company on its behalf) will give such notice as soon as practicable. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of optional prepayment of any Borrowing pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case, such notice may be revoked, or may be modified to extend the effective date of the applicable prepayment, in each case, by the applicable Borrower (or the Company on its behalf) (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and in the same currency as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11. Fees.

(a) The Company agrees to pay, or cause an applicable Borrowing Subsidiary to pay, to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day (or, if such day is not a Business Day, on the next succeeding Business Day) following such last day and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the Revolving Credit Exposure of such Lender.

(b) Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Term Benchmark Loans, on the daily amount of such Lender’s LC Exposure attributable to such Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and such Issuing Bank on the daily LC Exposure attributable to Letters of Credit issued for the account of such Borrower by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Effective Date to but excluding the later of the date the LC Commitment of such Issuing Bank is reduced to zero and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit issued for the account of such Borrower or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day (or, if such day is not a Business Day, the next succeeding Business Day) following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds in US Dollars, to the Administrative Agent (or to the Issuing Banks, in the case of fees payable to them) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest (i) in the case of any such Borrowing denominated in US Dollars, at the Term SOFR, (ii) in the case of any such Borrowing denominated in Euro, at the EURIBO Rate, (iii) in the case of any such Borrowing denominated in Canadian Dollars, at the Term CORRA, and (iv) in the case of any such Borrowing denominated in Australian Dollars, at the BBSY Rate, in each case for the Interest Period in effect for such Borrowing plus, in each case, the Applicable Rate.

(c) The Loans comprising each RFR Borrowing shall bear interest (i) in the case of any such Borrowing denominated in Sterling, at the Daily Simple SONIA, (ii) in the case of any such Borrowing denominated in US Dollars (if applicable pursuant to Section 2.13), at the Daily Simple SOFR and (iii) in the case of any such Borrowing denominated in Canadian Dollars (if applicable pursuant to Section 2.13), at the Daily Simple CORRA plus, in each case, the Applicable Rate.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan or any overdue LC Disbursement, 2% per annum plus the rate otherwise applicable to such Loan or LC Disbursement as provided in the preceding paragraphs of this Section or Section 2.05(h), as applicable, (ii) in the case of any overdue interest on any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (iii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (ii) interest on Term Benchmark Loans denominated in Canadian Dollars or Australian Dollars and interest on RFR Loans denominated in Sterling or, if applicable pursuant to Section 2.13, Canadian Dollars shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Term SOFR, EURIBO Rate, Term CORRA, BBSY Rate, Daily Simple SONIA or, if applicable pursuant to Section 2.13, Daily Simple SOFR or Daily Simple CORRA shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest.

(a) Subject to Section 2.13(b), if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR, the EURIBO Rate, the Term CORRA or the BBSY Rate, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Daily Simple SONIA, the Daily Simple SOFR or the Daily Simple CORRA for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR, the EURIBO Rate, the Term CORRA or the BBSY Rate, as applicable, for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the Daily Simple SONIA, the Daily Simple SOFR or the Daily Simple CORRA, as applicable, will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in any RFR Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Company and the Lenders (which may be by telephone) as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower (or the Company on its behalf) delivers a new Interest Election Request in accordance with Section 2.07 or a new Borrowing Request in accordance with Section 2.03, (A) in the case of Loans denominated in US Dollars, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected Term Benchmark Borrowing and any Borrowing Request that requests an affected Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (1) an RFR Borrowing denominated in US Dollars so long as the Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or 2.13(a)(ii) or (2) an ABR Borrowing if the Daily Simple SOFR is also the subject of Section 2.13(a)(i) or 2.13(a)(ii) and (B) in the case of Loans denominated in an Alternative Currency, any Interest Election Request that requests the continuation of any Borrowing as an affected Term Benchmark Borrowing and any Borrowing Request that requests an affected Term Benchmark Borrowing or an affected RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, as applicable, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower (or the Company on its behalf) delivers a new Interest Election Request in accordance with Section 2.07, (A) in the case of Loans denominated in US Dollars, (I) any affected Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, (x) an RFR Loan denominated in US Dollars so long as the Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or 2.13(a)(ii) or (y) an ABR Loan if the Daily Simple SOFR is also the subject of Section 2.13(a)(i) or 2.13(a)(ii) and (II) any affected RFR Loan shall, on the date of the Company’s receipt of such notice, convert to, and shall constitute, an ABR Loan, and (B) in the case of Loans denominated in an Alternative Currency, (1) any affected Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable Alternative Currency (or, in the case of a Loan denominated in Canadian Dollars, the Canadian Prime Rate) plus the CBR Spread and (2) any affected RFR Loan shall, on the date of the Company’s receipt of such notice, convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, in each case of the foregoing clauses (1) and (2), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency (or, in the case of a Loan denominated in Canadian Dollars, the Canadian Prime Rate) cannot be determined, any such affected Loan shall, at the election of the applicable Borrower (or the Company on its behalf) prior to such day, either (x) be converted to an ABR Loan denominated in US Dollars (in an aggregate principal amount equal to the US Dollar Equivalent (for this purpose, determined using the Exchange Rate on the date of determination) of the applicable affected Loan) or (y) be prepaid in full by the applicable Borrower on the day that the Company receives notice thereof from the Administrative Agent (it being understood that if no election is made by the applicable Borrower (or the Company on its behalf) by such day, the applicable Borrower shall be deemed to have selected clause (x)).

(b)            (i)  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to US Dollars or Canadian Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Canadian Dollars, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that the foregoing shall not be effective unless the Administrative Agent has delivered to the Lenders and the Company a Term CORRA Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.

(iii)            The Administrative Agent will promptly notify the Company and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (b)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(iv)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR, the EURIBO Rate, the Term CORRA or the BBSY Rate) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)            Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the applicable Borrower (or the Company on its behalf) may revoke any request for a borrowing of, conversion to or continuation of Term Benchmark Loans or RFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (A) the applicable Borrower will be deemed to have converted any request for an affected Term Benchmark Borrowing denominated in US Dollars into a request for a borrowing of or conversion to (x) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing denominated in US Dollars so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event and (B) any request for any affected Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.13, (A) in the case of Loans denominated in US Dollars, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, (x) an RFR Borrowing denominated in US Dollars so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Daily Simple SOFR is the subject of a Benchmark Transition Event and (2) any RFR Loan shall, on date of the Company’s receipt of such notice, convert to, and shall constitute, an ABR Loan and (B) in the case of Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable Alternative Currency (or, in the case of a Loan denominated in Canadian Dollars, the Canadian Prime Rate) plus the CBR Spread and (2) any RFR Loan shall, on the date of the Company’s receipt of such notice, convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, in each case of the foregoing clauses (1) and (2), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency (or, in the case of Loans denominated in Canadian Dollars, the Canadian Prime Rate) cannot be determined, any such affected Loan shall, at the election of the applicable Borrower (or the Company on its behalf) prior to such day, either (x) be converted to an ABR Loan denominated in US Dollars (in an aggregate principal amount equal to the US Dollar Equivalent (for this purpose, determined using the Exchange Rate on the date of determination) of the applicable affected Loan) or (y) be prepaid in full by the applicable Borrower on the day that the Company receives notice thereof from the Administrative Agent (it being understood that if no election is made by the applicable Borrower (or the Company on its behalf) by such day, the applicable Borrower shall be deemed to have selected clause (x)). During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

SECTION 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;

(ii) subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (but expressly excluding Taxes referred to in paragraph (f) of this Section); or

(iii) impose on any Lender or any Issuing Bank or any applicable interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to or continuing or maintaining any Loan (or of maintaining its obligation to make any Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company will pay, or cause the applicable Borrowing Subsidiary to pay, to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay, or cause the applicable Borrowing Subsidiary to pay, to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, as the case may be, setting forth in reasonable detail the manner in which such amount or amounts have been determined, shall be delivered to the Company and shall be conclusive absent manifest error. The Company or the applicable Borrowing Subsidiary shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Company or any Borrowing Subsidiary shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any amount as to which it has been indemnified by any Borrower pursuant to this Section 2.14, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made by such Borrower under this Section 2.14 with respect to the events giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its accounting records (or any other information which it deems confidential) to any Borrower or any other Person.

(f) For the avoidance of doubt, this Section 2.14 (i) shall not entitle the Administrative Agent, any Lender or any Issuing Bank to compensation in respect of any Excluded Taxes, (ii) shall not apply to (A) Indemnified Taxes imposed on payments by or on account of any obligations of any Borrower hereunder or under any Loan Document or (B) Other Taxes, it being understood that Indemnified Taxes and Other Taxes shall be governed by Section 2.16(a), and (iii) shall not relieve any Lender of any obligation pursuant to Section 2.16(d), 2.16(f), 2.16(g) or 2.16(h).

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(c) and is revoked in accordance therewith) or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense (but not lost profit) attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 20 days after receipt thereof.

SECTION 2.16. Taxes.

(a) Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes except as required by applicable law; provided that if an applicable withholding agent shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by such Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender or each Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) the applicable Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Company shall pay, or cause the applicable Borrowing Subsidiary to pay, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Company shall indemnify, or cause the applicable Borrowing Subsidiary to indemnify, the Administrative Agent, each Lender and each Issuing Bank, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender and each Issuing Bank severally agrees to indemnify the Administrative Agent, within 20 days after written demand therefor, for the full amount of (i) any Indemnified Taxes and Other Taxes attributable to such Lender or such Issuing Bank (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of any Borrower to do so), (ii) any Taxes attributable to such Lender’s or such Issuing Bank’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or such Issuing Bank, in each case, that are paid or payable by the Administrative Agent in connection with any Loan Documents and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to such Lender or such Issuing Bank from any other source against any amount due to the Administrative Agent under this paragraph. Nothing herein shall prevent any Lender or any Issuing Bank from contesting the applicability of any Excluded Taxes that it believes to have been incorrectly or illegally imposed or asserted by any Governmental Authority; provided that no such contest shall suspend the obligation of any Lender or any Issuing Bank to pay amounts due to the Administrative Agent as provided in the first sentence of this paragraph.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times reasonably requested by the Company or the Administrative Agent or, solely with respect to an obligation of the Company or any Borrower that is a Domestic Subsidiary, at the time or times prescribed by applicable law, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent or, if applicable, prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.16(f)(ii)(A), 2.16(f)(ii)(B) and 2.16(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a US Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed certified copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, certified copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) certified copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) certified copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, certified copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), certified copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for any Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so. For purposes of this paragraph (f), the term “Lender” includes any Issuing Bank.

(g) In furtherance of, and without limitation of, the obligations of the parties pursuant to Section 2.16(f):

(i) subject to clause (ii) below, each Lender and each UK Borrower that makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such UK Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom; and

(ii) (A) any Lender that is a Lender hereunder on the Effective Date that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower (including, for the avoidance of doubt, any UK Borrower that becomes a party hereto after the Effective Date) and the Administrative Agent; and

(B) a Lender that becomes a Lender hereunder after the Effective Date and that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent; and

(C) upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (g)(i) above.

(iii) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above, each UK Borrower shall make a Borrower DTTP filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:

(A) each UK Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or

(B) each UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

(1) such Borrower DTTP Filing has been rejected by HM Revenue & Customs;

(2) HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a deduction for tax within 60 days of the date of such Borrower DTTP Filing; or

(3) HM Revenue & Customs has given such UK Borrower authority to make payments to such Lender without deduction or withholding but such authority has been subsequently revoked or expired;

and in each case, such UK Borrower has notified such Lender in writing of either (A) or (B) above, then such Lender and such UK Borrower shall co-operate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(iv) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of such Lender’s Commitment or its participation in any Loan unless such Lender otherwise agrees.

(v) Each UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi) Each Lender shall notify the Company and Administrative Agent if it determines in its sole discretion that it ceases to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by any UK Borrower hereunder.

(vii) For purposes of this paragraph (g), the term “Lender” includes any Issuing Bank.

(h) If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay over such refund to the indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the Administrative Agent, a Lender or an Issuing Bank be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the Administrative Agent, such Lender or such Issuing Bank in a less favorable net after-Tax position than the Administrative Agent, such Lender or such Issuing Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Company, any Borrowing Subsidiary or any other Person.

(i) Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the other Loan Documents.

(j) Notwithstanding anything to the contrary in this Agreement but subject to the final sentence of this Section 2.16(j), no Borrowing Subsidiary shall be required to make any payment on behalf of, or to provide cash collateral or any other property or assets of such Borrowing Subsidiary to be applied to any Obligations of (or any Obligation that is treated for U.S. federal income tax purposes as an Obligation of), any other Loan Party. Without limiting the foregoing and for the avoidance of doubt, the parties hereto acknowledge and agree that, in accordance with the immediately preceding sentence and subject to the final sentence of this Section 2.16(j), no Borrowing Subsidiary shall be required to provide any guarantee, asset pledge or other direct or indirect form of credit support in respect of Obligations of any other Loan Party that could result in any adverse tax consequences to the Company or any of its Subsidiaries under Section 956 of the Code. The provisions of this Agreement shall be interpreted consistently with this paragraph, and in the event any such provisions conflicts with this paragraph, the provisions of this paragraph shall control (it being understood and agreed that nothing in this paragraph shall affect (i) any agreement made solely among the Lenders, the Issuing Banks and/or the Administrative Agent, including those set forth in Sections 2.05(d), 2.05(e), 2.08(d)(iii), 2.17(c) and 2.19 and (ii) for the avoidance of doubt, the obligations of each Borrower under Sections 2.05(e), 2.05(h), 2.05(j), 2.09(a), 2.10(b), 2.11, 2.12 and 2.15). Nothing in this Section 2.16(j) shall be construed to release or limit the obligations of any Subsidiary Guarantor under the Guarantee Agreement.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, (i) in the case of payments in US Dollars, prior to 12:00 noon, New York City time and (ii) in the case of payments denominated in any other Agreed Currency, the Applicable Time specified by the Administrative Agent), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the account specified in the Administrative Questionnaire provided by the Administrative Agent to the Company, except payments to be made directly to an Issuing Bank as expressly provided herein shall be so made and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as otherwise provided herein, (i) all payments of principal, interest or reimbursement obligations in respect of any Loan or Letter of Credit shall be made in the currency of such Loan or Letter of Credit and (ii) all other payments under each Loan Document (including all fees) shall be made in US Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any other Loan Document (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or Participant, other than to the Company or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). It is acknowledged and agreed that the foregoing provisions of this Section 2.17(c) reflect an agreement entered into solely among the Lenders (and not any Borrower or any other Loan Party) and the consent of any Borrower or any other Loan Party shall not be required to give effect to the acquisition of a participation by a Lender pursuant to such provisions or with respect to any action taken by the Lenders or the Administrative Agent pursuant to such provisions. Each Borrower agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower, as the case may be, in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that any Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)  If (i) any Lender requests compensation under Section 2.14, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender becomes a Defaulting Lender, (iv) any Lender becomes an Objecting Lender, (v) any Lender (or any Participant in respect of any Lender) is a Disqualified Lender (solely for this purpose, in each case, whether or not it was such at the time it acquired any Commitment or Loan (or any participation therein) subject to the assignment and delegation pursuant to this clause (b)), (vi) any Lender becomes a Non-Extending Lender or (vii) any Lender has failed to consent to a proposed waiver, amendment or other modification that under Section 9.02 requires the consent of all the Lenders or all the affected Lenders (or words of similar import) and with respect to which the Required Lenders shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or 2.16) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment); provided that (A) the Company shall have received the prior written consent of the Administrative Agent and each of the Issuing Banks (in each case, solely in circumstances where the consent of such Person would be required under Section 9.04), which consent shall not unreasonably be withheld, delayed or conditioned, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrowers (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result or is reasonably expected to result in a future reduction in such compensation or payments, (D) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and any contemporaneous assignments and consents, the applicable waiver, amendment or other modification can be effected, (E) in the case of any such assignment and delegation resulting from the status of such Lender as an Objecting Lender, the assignee shall not be an Objecting Lender in respect of the applicable proposed designation of a Borrowing Subsidiary, (F) in the case of any such assignment and delegation resulting from the status of such Lender as a Non-Extending Lender, the assignee shall have agreed to the applicable Extension and (G) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to be bound by the terms thereof.

SECTION 2.19. Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as any such Lender is a Defaulting Lender:

(i) no commitment fee shall accrue on the unused amount of the Commitment of any Defaulting Lender pursuant to Section 2.11(a);

(ii) the Commitment and the Revolving Credit Exposure of each Defaulting Lender shall be disregarded in determining whether the Required Lenders or any other requisite Lenders have taken any action hereunder or under any other Loan Document (including any consent to any waiver, amendment or other modification pursuant to Section 9.02); provided, however, that any waiver, amendment or other modification that, disregarding the effect of this clause (ii), requires the consent of all Lenders or of all Lenders affected thereby shall, except as otherwise provided in Section 9.02, continue to require the consent of such Defaulting Lender in accordance with the terms hereof;

(iii) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:

first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder;

third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section 2.19;

fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Borrowing in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section 2.19;

sixth, to the payment of any amounts owing to the Lenders and the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document;

seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and

eighth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction;

provided that if (i) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (ii) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to clause (iv) below; it being agreed that any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(iv) if any LC Exposure exists at the time any Lender becomes a Defaulting Lender, then:

(A) the LC Exposure of such Defaulting Lender (other than any portion of such LC Exposure attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.05(d) and 2.05(e)) shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages, but only to the extent that, after giving effect to such reallocation, the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures would not exceed the sum of Non-Defaulting Lenders’ Commitments;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, each Borrower shall within two Business Days following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued for the account of such Borrower (other than any portion thereof referred to in the parenthetical in such clause (A)) that has not been reallocated in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(C) if the applicable Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (B) above, the applicable Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(D) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Sections 2.11(a) and 2.11(b) shall be adjusted to give effect to such reallocation; and

(E) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable by any Borrower under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(v) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or extend any Letter of Credit unless, in each case, it is satisfied that the related LC Exposure will be fully covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the applicable Borrower in accordance with this Section 2.19, and participating interests in any such issued, amended or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.19(a)(iv)(A) (and such Defaulting Lender shall not participate therein).

(b) In the event the Administrative Agent, each Issuing Bank and the Company shall have agreed that a Lender that is a Defaulting Lender has adequately remedied all matters that caused such Lender to become a Defaulting Lender, then (i) the participations of the Lenders in Letters of Credit under Section 2.05(d) shall be readjusted to be determined on the basis of the Lenders’ Applicable Percentages and (ii) such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine to be necessary in order for the Loans to be held by the Lenders in accordance with their respective Applicable Percentages, whereupon such Lender shall cease to be a Defaulting Lender (but shall not be entitled to receive any fees that ceased to accrue during the period when it was a Defaulting Lender and all amendments, waivers or other modifications effected without its consent in accordance with the provisions of Section 9.02 and this Section 2.19 during such period shall be binding on it).

(c) No Commitment of any Lender shall be increased or otherwise affected and, except as otherwise expressly provided in this Section, performance by any Borrower of its obligations hereunder and under the other Loan Documents shall not be excused or otherwise modified, as a result of the operation of this Section. The rights and remedies against a Defaulting Lender under this Section are in addition to other rights and remedies that any Borrower, the Administrative Agent, any Issuing Bank or any Non-Defaulting Lender may have against such Defaulting Lender (and, for the avoidance of doubt, each Non-Defaulting Lender shall have a claim against any Defaulting Lender for any losses it may suffer as a result of the operation of this Section).

SECTION 2.20. Extension of Maturity Date.

(a) The Company may, by written notice (an “Extension Notice”) delivered to the Administrative Agent prior to any anniversary of the Effective Date, request an extension (each, an “Extension”) of the Maturity Date to the one-year anniversary (or, if such day is not a Business Day, to the immediately preceding Business Day of such one-year anniversary) of the then existing Maturity Date (such existing Maturity Date, the “Existing Maturity Date”); provided that (i) not more than two Extensions may be requested since the Effective Date and (ii) after giving effect to any Extension, the Maturity Date shall not be more than five years after the applicable Extension Closing Date.

(b)  The Administrative Agent shall promptly furnish a copy of each Extension Notice to each Lender, and shall request that each Lender advise the Administrative Agent whether or not such Lender agrees to the requested Extension within 20 days of delivery to such Lender of such Extension Notice; provided that any Lender that does not advise the Administrative Agent by the 20th day after the date of such Extension Notice shall be deemed to have declined the requested Extension (each Lender agreeing to the requested Extension being called an “Extending Lender”, and each Lender declining or deemed to have declined to agree to the requested Extension being called a “Non-Extending Lender”). The decision to agree or withhold agreement to any Extension hereunder shall be at the sole discretion of each Lender. If Lenders constituting the Required Lenders shall have agreed to extend the Maturity Date before the anniversary of the Effective Date immediately following the delivery of the applicable Extension Notice, then, effective as of the Extension Closing Date with respect thereto, the Maturity Date applicable to the Extending Lenders (but not any Non-Extending Lenders) shall be the first anniversary of the Existing Maturity Date (or, if such day is not a Business Day, the immediately preceding Business Day); provided that no extension of the Maturity Date pursuant to this Section shall become effective unless (the first date on which such consent of the Required Lenders is obtained and the conditions specified in this proviso are satisfied with respect to the applicable Extension being called the “Extension Closing Date”) (i) on the Extension Closing Date the conditions set forth in Sections 4.02(a) and 4.02(b) shall be satisfied (without giving effect to the parenthetical set forth in Section 4.02(a), but, in each case, deeming all references therein to the date, time or effect of a Borrowing (or an issuance, amendment or extension of a Letter of Credit) to refer to the date, time and effect of such Extension) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (B) the Administrative Agent shall have received, to the extent reasonably requested by the Administrative Agent, documents consistent with those delivered pursuant to Sections 4.01(b) and 4.01(c) as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such Extension. The Commitment of each Non-Extending Lender shall terminate on the Existing Maturity Date, and the principal amount of any outstanding Loans made by such Non-Extending Lender, together with any accrued interest thereon, and any accrued fees and other amounts payable to or for the account of such Non-Extending Lender hereunder, shall be due and payable on the Existing Maturity Date and on the Existing Maturity Date the Borrowers shall also make such other prepayments of the Loans pursuant to Section 2.10(b) as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Non-Extending Lenders pursuant to this sentence, (x) the Aggregate Revolving Credit Exposure would not exceed the Aggregate Commitments and (y) the Revolving Credit Exposure of any Lender shall not exceed its Commitment. Notwithstanding the foregoing, the Availability Period and the Maturity Date (without taking into consideration any Extension pursuant to this Section), as such terms are used in reference to any Issuing Bank or any Letters of Credit issued by such Issuing Banks, may not be extended without the prior written consent of such Issuing Bank, it being understood and agreed that, in the event any Issuing Bank shall not have consented to any such extension, (A) such Issuing Bank shall continue to have all the rights and obligations of an Issuing Bank hereunder through the applicable Existing Maturity Date (or the Availability Period determined on the basis thereof, as applicable), and thereafter shall have no obligation to issue, amend or extend any Letter of Credit (but shall, in each case, continue to be entitled to the benefits of Sections 2.05, 2.14, 2.16 and 9.03 as to Letters of Credit issued prior to such time), and (B) the Company shall cause, or shall cause the applicable Borrowing Subsidiaries to cause, the LC Exposure attributable to Letters of Credit issued by such Issuing Bank to be zero no later than the applicable Existing Maturity Date.

ARTICLE III

Representations and Warranties

The Company and each Borrowing Subsidiary represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Company, the other Loan Parties and the Significant Subsidiaries is (a) duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and (to the extent the concept is applicable in such jurisdiction) is in good standing in, every jurisdiction where such qualification is required, in each case (other than, in the case of clause (a) above, as to any Borrower), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action. This Agreement has been duly executed and delivered by each Borrower and constitutes (assuming due execution by the parties hereto other than the Borrowers), and each other Loan Document to which any Loan Party is or is to be a party, when executed and delivered by such Loan Party, will constitute (assuming due execution by the parties thereto other than the Loan Parties), a legal, valid and binding obligation of such Borrower or such other Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights or remedies generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except those that have been obtained or made and are in full force and effect or those the failure to obtain which would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the charter by-laws, constitution, articles and/or memorandum of association or other organizational documents of the Company or any other Loan Party, (c) will not violate any applicable law or regulation or any order of any Governmental Authority, except where any such violation would not reasonably be expected to result in a Material Adverse Effect, (d) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture, or other agreement or instrument binding upon the Company or any other Loan Party or its assets, or require any payment to be made by the Company or any other Loan Party thereunder, except where any such violation would not reasonably be expected to result in a Material Adverse Effect and (e) will not result in the creation or imposition of any Lien on any asset of the Company, any other Loan Party or any Significant Subsidiary (other than any Liens permitted by Section 6.02).

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Company has furnished to the Lenders its consolidated balance sheet and consolidated statements of operations, cash flows, changes in stockholders’ equity and comprehensive income as of and for the fiscal year ended December 31, 2025, reported on by Ernst & Young LLP, independent registered public accounting firm. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and the consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) There has not occurred since December 31, 2025, any event, condition or circumstance that has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or financial condition of the Company and the Subsidiaries, taken as a whole.

SECTION 3.05. Properties. Each of the Company, the other Loan Parties and the Significant Subsidiaries (other than any Excluded Subsidiary) has good title to, or valid leasehold interests in, or is licensed to use, all its real and personal property material to its business, except (a) Liens permitted by Section 6.02 and (b) where the failure to have such title, leasehold interest or license would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of the Subsidiaries as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Company, any other Loan Party or any Significant Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis reasonably likely to result in any Environmental Liability.

SECTION 3.07. Compliance with Laws. Each of the Company, the other Loan Parties and the Significant Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Company nor any other Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09. Taxes. Each of the Company, the other Loan Parties and the Significant Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to file such returns or to pay such Taxes would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, the excess of the present value of all accumulated benefit obligations under each Plan (based on assumptions used for purposes of Accounting Standards Codification Topic 715), if any, over the fair market value of the assets of such Plan, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. As of the Effective Date, none of the reports, financial statements, certificates or other written factual information (other than information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder, in each case, on or prior to the Effective Date, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date furnished; provided that, with respect to projected financial information and other forward-looking information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Use of Proceeds; Margin Regulations. The proceeds of the Loans have been and will be used solely for the general corporate purposes of the Company and the Subsidiaries, including working capital, capital expenditures and acquisitions. No part of the proceeds of any Loan or any Letter of Credit have been or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X.

SECTION 3.13. Anti-Corruption Laws and Sanctions. The Company maintains and will maintain in effect policies and procedures designed to result in compliance by the Company, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Company and its Subsidiaries and, to the knowledge of the Company, their respective directors, officers and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Company or any Subsidiary or, to the knowledge of the Company, any of their respective directors, officers or employees is a Sanctioned Person. No Borrowing, issuance of a Letter of Credit or use of the proceeds of any Borrowing or any Letter of Credit will result in a violation by any party hereto of Anti-Corruption Laws or applicable Sanctions.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The effectiveness of this Agreement and the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have signed this Agreement and shall have received from each other Person that is to be a party thereto on the Effective Date a counterpart signed by such Person (which, subject to Section 9.06(b), may include Electronic Signatures transmitted by emailed pdf or any other electronic means (including DocuSign, AdobeSign or other comparable service) that reproduces an image of an actual executed signature page of such Loan Document) of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of (i) Wachtell, Lipton, Rosen & Katz, counsel for the Company, (ii) Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel for the Company, and (iii) in-house counsel of the Company, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received, in respect of the Company, a certificate of the Company, dated the Effective Date and executed by a secretary, an assistant secretary or other Authorized Officer of the Company, attaching and certifying (i) a copy of the articles or certificate of incorporation of the Company, which shall be certified by the appropriate Governmental Authority, (ii) a copy of the bylaws of the Company, together with all amendments thereto as of the Effective Date, (iii) signature and incumbency certificates of the officers of, or other authorized persons acting on behalf of, the Company executing each Loan Document, (iv) resolutions or written consent, as applicable, of the board of directors of the Company approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, and (v) a good standing certificate (or equivalent) from the applicable Governmental Authority of the Company’s jurisdiction of organization, dated the Effective Date or a recent date prior thereto, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by an Authorized Officer of the Company, certifying that (i) the representations and warranties of the Company set forth in this Agreement are true and correct in all material respects (or, in the case of any such representation or warranty already qualified as to materiality, in all respects) on and as of the Effective Date (except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall only be certified to be so true and correct in all material respects on and as of such prior date) and (ii) on the Effective Date, no Default shall have occurred and be continuing.

(e) Prior to, or substantially concurrently with the effectiveness of this Agreement, the commitments under the Existing Credit Agreement shall have been terminated, the loans, interest, fees and all other amounts (other than contingent obligations not then due and payable) outstanding or accrued thereunder shall have been paid in full, all letters of credit outstanding thereunder (other than any such letter of credit that is an Existing Letter of Credit) shall have been terminated, cash collateralized or backstopped and all Guarantees created in connection with the Existing Credit Agreement shall have been terminated and released (and each of the Lenders that is a lender under the Existing Credit Agreement hereby waives the notice requirement under Section 2.09 of the Existing Credit Agreement with respect to the termination of the commitments thereunder, and the Borrower acknowledges and agrees that such commitments have been terminated substantially concurrently with the occurrence of the Effective Date).

(f) The Administrative Agent, the Arrangers and the Lenders shall have received all fees and other amounts due and payable by the Company on or prior to the Effective Date pursuant to this Agreement or any commitment letter or fee letter entered into in connection herewith, including, to the extent invoiced at least two Business Days before the Effective Date, payment or reimbursement of all reasonable out-of-pocket expenses so required to be paid or reimbursed by the Company.

(g) The Administrative Agent shall have received, at least three Business Days prior to the Effective Date, (i) all documentation and other information required by regulatory authorities with respect to the Company under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Company, in each case, that has been reasonably requested by any Lender in writing at least 10 Business Days prior to the Effective Date.

The Administrative Agent shall notify the Company, the Lenders and the Issuing Banks of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of a Loan), and of each Issuing Bank to issue, amend or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents (other than, after the Effective Date, the representations and warranties set forth in Sections 3.04(b) and 3.06 hereof) shall be true and correct in all material respects (or, in the case of any such representation or warranty under the Loan Documents already qualified as to materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall have been true and correct in all material respects (or, in the case of any such representation or warranty already qualified as to materiality, in all respects) on and as of such prior date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing (other than any conversion or continuation of a Loan) and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company and the applicable Borrower on the date thereof that the conditions set forth in paragraphs (a) and (b) of this Section 4.02 have been satisfied.

SECTION 4.03. Initial Credit Event in Respect of Each Borrowing Subsidiary. The obligations of the Lenders and the Issuing Banks to make the initial Loans to or to issue the initial Letter of Credit for the account of each Borrowing Subsidiary are also subject to the satisfaction of the following additional conditions:

(a) The Administrative Agent or its counsel shall have received from each of such Borrowing Subsidiary and the Company a counterpart of a Borrowing Subsidiary Agreement signed on behalf of such party (which, subject to Section 9.06(b), may include Electronic Signatures transmitted by emailed pdf or any other electronic means (including DocuSign, AdobeSign or other comparable service) that reproduces an image of an actual executed signature page of such Borrowing Subsidiary Agreement), and such Borrowing Subsidiary Agreement shall have become effective as provided in Section 2.04.

(b) The Administrative Agent or its counsel shall have received from the Company a counterpart of the Guarantee Agreement (or a supplement thereto in the form specified therein) providing for a Guarantee by the Company of the Obligations of such Borrowing Subsidiary, signed on behalf of the Company (which, subject to Section 9.06(b), may include Electronic Signatures transmitted by emailed pdf or any other electronic means (including DocuSign, AdobeSign or other comparable service) that reproduces an image of an actual executed signature page of the Guarantee Agreement).

(c) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Banks, a favorable written opinion of (i) counsel for such Borrowing Subsidiary (which counsel shall be of reasonable professional reputation or otherwise reasonably acceptable to the Administrative Agent (which counsel can be in-house counsel for the Company or such Borrowing Subsidiary)) and (ii) in the case of the execution and delivery of the Guarantee Agreement, counsel for the Company (which counsel shall be of reasonable professional reputation or otherwise reasonably acceptable to the Administrative Agent (which counsel can be in-house counsel for the Company)), in each case, in form and substance reasonably satisfactory to the Administrative Agent, (A) dated the date of the applicable Borrowing Subsidiary Agreement (or as of a later date prior to the date of such credit event), (B) addressed to the Administrative Agent, the Lenders and the Issuing Banks and (C) covering such matters as the Administrative Agent shall reasonably request.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and (to the extent such concept is applicable in such jurisdiction) good standing of such Borrowing Subsidiary and, in the case of the execution and delivery of the Guarantee Agreement, of the Company, the authorization by it of the Transactions to which it will be party and any other legal matters relating to such Borrowing Subsidiary, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

ARTICLE V

Affirmative Covenants

Until the Termination Date, the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent, on behalf of each Lender:

(a) (i) so long as the Company is subject to periodic reporting obligations under the Exchange Act, within five Business Days of each date the Company is required to file with the SEC an Annual Report on Form 10-K for any fiscal year of the Company (giving effect to any extension of such date available under paragraph (b) of Rule 12b-25 under the Exchange Act), and (ii) otherwise, within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related audited consolidated statements of operations, changes in stockholders’ equity, comprehensive income and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited by and accompanied by the opinion of Ernst & Young LLP or another registered independent public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Company and the consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP;

(b) (i) so long as the Company is subject to periodic reporting obligations under the Exchange Act, within five Business Days of each date the Company is required to file with the SEC a Quarterly Report on Form 10-Q for any fiscal quarter of the Company (giving effect to any extension of such date available under paragraph (b) of Rule 12b-25 under the Exchange Act), and (ii) otherwise, within 45 days after the end of each of the first three fiscal quarters of the Company, its consolidated balance sheet and related consolidated statements of operations, changes in stockholders’ equity, comprehensive income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations and cash flows of the Company and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within five Business Days following each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth a reasonably detailed calculation of the Leverage Ratio as of the last day of the most recent fiscal year or fiscal quarter, as applicable, covered by such financial statements and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 that has had a material effect thereon and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(e) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Company or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Company or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that, if the Company or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Company or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(f) (i) promptly after any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent (on its own behalf or at the request of any Lender) may reasonably request solely in connection with the credit facilities provided hereunder and the transactions contemplated hereby (including the administration of the Loans and the Letters of Credit); provided that neither the Company nor any Subsidiary shall be required to furnish any information that constitutes non-financial trade secrets or non-financial proprietary information of the Company or any Subsidiary; and (ii) promptly after any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender in writing to the extent necessary for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information (including, in the case of certifications required pursuant to clause (b) above, the certifications accompanying any such quarterly report pursuant to Section 302 of the Sarbanes-Oxley Act of 2002), or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an Approved Electronic Platform or a similar site to which the Lenders have been granted access or shall be publicly available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary that would reasonably be expected to be adversely determined and, if adversely determined, would reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business except (other than as to the legal existence of any Borrower) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, sale, transfer, lease, disposition, liquidation or dissolution not prohibited by Sections 6.04.

SECTION 5.04. Payment of Tax Liabilities. The Company will, and will cause each of the Subsidiaries to, pay its Tax liabilities that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Company or such Subsidiary has set aside on its books reserves with respect thereto in accordance with GAAP.

SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of the Subsidiaries (other than any Excluded Subsidiary) to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that the Company and the Subsidiaries may (i) self-insure against such risks and in amounts as are usually self-insured by similar companies engaged in the same or similar businesses operating in the same or similar locations and (ii) elect not to carry terrorism insurance.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct, in all material respects, entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of the Subsidiaries (other than any Excluded Subsidiary) to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, unless an Event of Default has occurred and is continuing, no representative designated by a Lender may conduct any such visit, inspection, examination, extraction or discussion unless such representative is accompanied by a representative designated by the Administrative Agent.

SECTION 5.07. Compliance with Laws. The Company will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI

Negative Covenants

Until the Termination Date, the Company and each Borrowing Subsidiary covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Company will not permit any Subsidiary (other than a Subsidiary Guarantor) to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness set forth on Schedule 6.01, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof by more than the amount of any fees, underwriting discounts, commissions, costs, expenses and premiums associated with such extension, renewal, refinancing or replacement and accrued interest, fees, premiums and similar amounts payable with respect to the Indebtedness being extended, renewed, refinanced or replaced or add any Subsidiary of the Company (other than a Subsidiary Guarantor) as an additional obligor (including pursuant to a Guarantee) in respect thereof;

(c) Indebtedness owed to the Company or to any Subsidiary; provided that such Indebtedness shall not have been transferred or pledged to any Person other than the Company or any Subsidiary;

(d) Indebtedness incurred after the Effective Date to finance the acquisition, construction or improvement of any fixed or capital assets (including any such Indebtedness incurred after the consummation of such acquisition, construction or improvement), including Capital Lease Obligations and any Indebtedness incurred or assumed in connection with the acquisition, construction or improvement of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any Indebtedness permitted by this clause (d) that do not increase the outstanding principal amount thereof by more than the amount of any fees, underwriting discounts, commissions, costs, expenses and premiums associated with such extension, renewal, refinancing or replacement and accrued interest, fees, premiums and similar amounts payable with respect to the Indebtedness being extended, renewed, refinanced or replaced or add any Subsidiary of the Company (other than a Subsidiary Guarantor) as an additional obligor (including pursuant to a Guarantee) in respect thereof; provided that (i) such Indebtedness (other than otherwise permitted extensions, renewals, refinancings and replacements thereof) is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed, in each case, the cost of such acquisition, construction or improvement plus the amount of any fees, underwriting discounts, commissions, costs, expenses and premiums associated with the incurrence of such Indebtedness and, in the case of any extension, renewal, refinancing or replacement of any such Indebtedness, accrued interest, fees, premiums and similar amounts payable with respect to the Indebtedness being extended, renewed, refinanced or replaced;

(e) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Effective Date; provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation);

(f) Indebtedness of any Subsidiary as an account party in respect of (i) trade letters of credit or (ii) in respect of other letters of credit issued in the ordinary course of business;

(g) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(h) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(i) Indebtedness consisting of any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with any investment by any Subsidiary;

(j) Indebtedness arising under any performance or surety bond (including any consumer protection bond or any performance bond posted in respect of contested tax assessments), completion bond or similar obligation, in each case incurred in the ordinary course of business and not supporting Indebtedness;

(k) overdrafts paid within five Business Days;

(l) Capital Lease Obligations incurred in connection with any Sale/Leaseback Transaction permitted by Section 6.03 (other than clause (d) or (e) thereof);

(m) other Indebtedness; provided that at the time of, and after giving effect to, the incurrence of any such Indebtedness, the aggregate principal amount of Indebtedness then outstanding under this clause (m), together with, without duplication, the aggregate principal amount (or, in the case of obligations not constituting Indebtedness, the aggregate amount) of Indebtedness or other obligations then outstanding that are secured by Liens permitted pursuant to Section 6.02(g) and the aggregate amount of all Attributable Debt then outstanding pursuant to Section 6.03(h), shall not exceed the greater of (i) US$1,400,000,000 and (ii) 10.0% of Consolidated Adjusted Total Assets as of the last day of the then most recently ended Test Period;

(n) Indebtedness consisting of promissory notes issued to current or former officers, directors and employees of the Company or any Subsidiary or their respective estates, spouses or former spouses issued in exchange for the purchase or redemption by the Company or such Subsidiary of its Equity Interests (other than Disqualified Equity Interests); provided that the aggregate principal amount of Indebtedness permitted by this clause (n) shall not exceed US$22,500,000 at any time outstanding;

(o) obligations under Swap Agreements that are entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual or anticipated exposure (other than in respect of Equity Interests or Indebtedness of the Company or any Subsidiary) or to cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) or exchange rates with respect to any interest bearing or non-US Dollar denominated liability or investment of the Company or any Subsidiary;

(p) Indebtedness of any Domestic Subsidiary owning any Headquarters Assets; provided that (i) such Indebtedness shall not be secured by Liens on any assets of the Company or any Subsidiary other than any Headquarters Assets and (ii) such Indebtedness shall not be Guaranteed by the Company or any other Subsidiary;

(q) Indebtedness of the Headquarters SPV or the Headquarters Parent SPV; provided that (i) such Indebtedness shall not be secured by Liens on any assets of the Company or any Subsidiary other than assets of the Headquarters SPV and the Headquarters Parent SPV and (ii) such Indebtedness shall not be Guaranteed by the Company or any other Subsidiary, other than the Headquarters SPV or the Headquarters Parent SPV;

(r) Indebtedness of Excluded Subsidiaries; provided that (i) at the time of, and after giving pro forma effect to, the incurrence of any such Indebtedness, the Company would be in compliance with the covenant set forth in Section 6.06 as of the last day of the then most recently ended Test Period and (ii) any Indebtedness incurred by a Subsidiary that is an Excluded Subsidiary in reliance on this clause (r) shall continue to be permitted by this clause (r) even if such Subsidiary subsequently ceases to be an Excluded Subsidiary;

(s) Securitization Transactions in an aggregate amount (as determined in accordance with the definition thereof) at any time outstanding not to exceed US$500,000,000;

(t) to the extent constituting Indebtedness, obligations of any Subsidiary in respect of any Cash Management Services incurred in the ordinary course of business; and

(u) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the other clauses of this Section.

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) (i) any Lien on any asset of the Company or any Subsidiary (or on any improvements or accessions thereto or proceeds therefrom) existing on the Effective Date and set forth on Schedule 6.02 and (ii) any Lien on any asset of any Foreign Subsidiary or any Subsidiary that is not a Significant Subsidiary (or, in each case, on any improvements or accessions thereto or proceeds therefrom) existing on the Effective Date and securing obligations of such Subsidiary that do not constitute Indebtedness; provided that (A) the coverage of such Lien shall not be amended to encumber any assets of the Company or any Subsidiary that would not have been encumbered prior to such amendment and (B) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof by more than the amount of any fees, underwriting discounts, commissions, costs, expenses and premiums associated with such extension, renewal, refinancing or replacement and accrued interest, fees, premiums and similar amounts payable with respect to the Indebtedness being extended, renewed, refinanced or replaced;

(c) any Lien existing on any asset prior to the acquisition thereof by the Company or any Subsidiary after the Effective Date or existing on any asset of any Person that becomes a Subsidiary (or that is merged or consolidated with or into the Company or a Subsidiary in a transaction permitted hereunder) after the Effective Date prior to the time such Person becomes a Subsidiary (or such merger or consolidation) or existing on any asset of any Subsidiary that ceases to be an Excluded Subsidiary after the Effective Date prior to the time such Subsidiary ceases to be an Excluded Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition (or such merger or consolidation) or such Person becoming a Subsidiary or ceasing to be an Excluded Subsidiary, as the case may be, (ii) the coverage of such Lien shall not be amended to encumber any assets of the Company or any Subsidiary that would not have been encumbered prior to such amendment and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition (or such merger or consolidation) or the date such Person becomes a Subsidiary or ceases to be an Excluded Subsidiary, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof by more than the amount of any fees, underwriting discounts, commissions, costs, expenses and premiums associated with such extension, renewal, refinancing or replacement and accrued interest, fees, premiums and similar amounts payable with respect to the Indebtedness being extended, renewed, refinanced or replaced;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary (or on any improvements or accessions thereto or proceeds therefrom); provided that (i) such Liens secure solely Indebtedness permitted by Section 6.01(d) (for the avoidance of doubt, whether such Indebtedness is of the Company or a Subsidiary) and (ii) such Liens shall not apply to any other assets of the Company or any Subsidiary;

(e) Liens arising in the ordinary course of business that do not secure Indebtedness and do not interfere with the material operations of the Company and the Subsidiaries and do not individually or in the aggregate materially impair the value of the assets of the Company and the Subsidiaries;

(f) Liens deemed to secure Capital Lease Obligations incurred in connection with any Sale/Leaseback Transaction permitted by Section 6.03 (other than clause (d) or (e) thereof);

(g) other Liens securing Indebtedness and other obligations; provided that at the time of, and after giving effect to, the incurrence of any such Liens, the aggregate principal amount (or, in the case of obligations not constituting Indebtedness, the aggregate amount) of Indebtedness or other obligations then secured under this clause (g), together with, without duplication, the aggregate principal amount of Indebtedness then outstanding under Section 6.01(m) and the aggregate amount of all Attributable Debt then outstanding pursuant to Section 6.03(h), shall not exceed the greater of (i) US$1,400,000,000 and (ii) 10.0% of Consolidated Adjusted Total Assets as of the last day of the then most recently ended Test Period;

(h) licenses, sublicenses, leases or subleases that do not interfere in any material respect with the business of the Company and the Subsidiaries, taken as a whole;

(i) any interest or title of a lessor or sublessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted hereunder;

(j) normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers liens, rights of setoff or similar rights in favor of banks or other depository institutions and not securing any Indebtedness;

(k) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(l) Liens solely on any cash earnest money deposits made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement in respect of any Acquisition or other investment by the Company or any Subsidiary;

(m) any extension, renewal, refinancing or replacement (or successive extensions, renewals, refinancings or replacements) in whole or in part of any Lien referred to in clause (b), (c) or (d) above; provided that (i) the obligations secured thereby shall be limited to the obligations secured by the Lien so extended, renewed, refinanced or replaced (and, to the extent provided in such clauses, extensions, renewals, refinancings and replacements thereof) and (ii) the coverage of such Lien shall not be expanded as a result of any such extension, renewal, refinancing or replacement compared to the coverage of the Lien so extended, renewed or replaced;

(n) Liens granted by the Headquarters Parent SPV or the Headquarters SPV; provided that such Liens shall secure solely Indebtedness permitted by Section  6.01(q);

(o) Liens on any Headquarters Assets; provided that such Liens shall secure solely Indebtedness permitted by Section 6.01(p);

(p) Liens securing (or deemed to secure pursuant to the definition of the term) Securitization Transactions permitted to be incurred pursuant to Section 6.01(s); provided that such Liens shall only extend to Securitization Receivables subject to such Securitization Transaction, the Equity Interests in and assets of Securitization Subsidiaries and assets ancillary to any of the foregoing;

(q) Liens on any asset of any Foreign Subsidiary or any Subsidiary that is not a Significant Subsidiary, in each case securing obligations of such Foreign Subsidiary or such Subsidiary that is not a Significant Subsidiary that do not constitute Indebtedness;

(r) Liens created under the Loan Documents; and

(s) in the case of any Person that is not a Wholly Owned Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Person set forth in the organizational documents of such Person or any related joint venture or equityholder agreement.

SECTION 6.03. Sale/Leaseback Transactions. The Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, enter into any Sale/Leaseback Transaction, except:

(a) any Sale/Leaseback Transaction entered into prior to the Effective Date;

(b) any Sale/Leaseback Transaction for the sale and leasing back to the Company or any of its Subsidiaries of any property by the Company or any of its Subsidiaries;

(c) any Sale/Leaseback Transaction that involves a lease for not more than three years (or which may be terminated by the Company or such Subsidiary within a period of not more than three years);

(d) any Sale/Leaseback Transaction if, at the time of the consummation of such Sale/Leaseback Transaction, the Company or such Subsidiary would be entitled under Section 6.02 (other than clause (f) or (g) thereof) to incur Liens with respect to such Sale/Leaseback Transaction on the property subject to such Sale/Leaseback Transaction to secure Indebtedness in an amount equal to the Attributable Debt in respect of such Sale/Leaseback Transaction, it being understood and agreed that to the extent any Sale/Leaseback Transaction is consummated in reliance on this clause (d), the applicable clause or clauses of Section 6.02 shall be deemed utilized by the amount of the Attributable Debt in respect of such Sale/Leaseback Transaction;

(e) any Sale/Leaseback Transaction if the Company or any Subsidiary applies, within 270 days before or after the consummation of such Sale/Leaseback Transaction, an amount equal to the net proceeds from the sale of the property sold or otherwise transferred pursuant to such Sale/Leaseback Transaction to the purchase of other property used or useful in the business of the Company or any of its Subsidiaries or to the repayment of any Loans (with a concomitant termination of the Commitments) or the retirement of any other long-term Indebtedness;

(f) any Sale/Leaseback Transaction with respect to any assets consummated contemporaneously with the acquisition of such assets in order to finance the purchase thereof;

(g) any Sale/Leaseback Transaction with respect to any Headquarters Assets or any trivago Headquarters Assets; and

(h) any Sale/Leaseback Transaction if, at the time of, and after giving effect to, the consummation of such Sale/Leaseback Transaction, the aggregate amount of all Attributable Debt then outstanding pursuant to this clause (h), together with, without duplication, the aggregate principal amount of Indebtedness then outstanding under Section 6.01(m) and the aggregate principal amount (or, in the case of obligations not constituting Indebtedness, the aggregate amount) of Indebtedness or other obligations then outstanding secured by Liens permitted pursuant to Section 6.02(g), shall not exceed the greater of (i) US$1,400,000,000 and (ii) 10.0% of Consolidated Adjusted Total Assets as of the last day of the then most recently ended Test Period.

SECTION 6.04. Fundamental Changes.

(a) The Company will not, and will not permit any Borrowing Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve; provided that, if no Event of Default shall have occurred and be continuing as of the date the agreement governing such merger or consolidation is entered into, or the date such liquidation or dissolution becomes effective, (i) the Company may merge or consolidate with any other Person; provided that (A) either (x) the Company shall be the continuing or surviving Person or (y) the continuing or surviving Person shall be a corporation or limited liability company organized under the laws of the United States of America or any State thereof and shall assume all of the Company’s obligations under the Loan Documents in a manner reasonably acceptable to the Administrative Agent and (B) the Company shall give the Lenders reasonable prior notice thereof in order to allow the Lenders to comply with “know your customer” rules and other applicable regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation and (ii) any Borrowing Subsidiary may merge or consolidate with any other Person; provided that (A) either (x) a Borrower shall be the continuing or surviving Person or (y) the continuing or surviving Person shall be a corporation, limited partnership or limited liability company (or a legal entity of the same type as such Borrowing Subsidiary) organized under the laws of the United States of America, any State thereof or the District of Columbia (or, in the case of any Borrowing Subsidiary that is a Foreign Subsidiary, under the laws of the jurisdiction of organization of such Borrowing Subsidiary) and shall assume all of such Borrowing Subsidiary’s obligations under the Loan Documents in a manner reasonably acceptable to the Administrative Agent and (B) such Borrowing Subsidiary shall give the Lenders reasonable prior notice thereof in order to allow the Lenders to comply with “know your customer” rules and other applicable regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

(b) The Company will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of, to any Person other than the Company or any Subsidiary, directly or through any merger or consolidation and whether in one transaction or in a series of transactions, assets (including Equity Interests of Subsidiaries) representing all or substantially all of the assets of the Company and its Subsidiaries (whether now owned or hereafter acquired), taken as a whole.

(c) The Company will not permit any Borrowing Subsidiary to cease to be a Wholly Owned Subsidiary; provided that this paragraph shall not prohibit any merger or consolidation of a Borrowing Subsidiary consummated in accordance with paragraph (a) of this Section.

SECTION 6.05. Use of Proceeds and Letters of Credit.

(a) The Company will not, and will not permit any Subsidiary to, use the proceeds of the Loans for any purpose other than for the general corporate purposes of the Company and the Subsidiaries, including working capital, capital expenditures and acquisitions. The Company will not, and will not permit any Subsidiary to, use any part of the proceeds of any Loan, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X.

(b) No Borrower shall request any Borrowing or Letter of Credit, and the Company and each other Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country except (A) as otherwise permitted pursuant to a license granted by the Office of Foreign Assets Control of the U.S. Department of the Treasury or (B) otherwise to the extent permissible for a Person required to comply with Sanctions or (iii) in any manner that would result in the violation of any Sanctions by any party hereto.

SECTION 6.06. Leverage Ratio. The Company will not permit, as of the last day of any Test Period, the Leverage Ratio to exceed 4.00 to 1.00; provided that, in the event that the Company or any Subsidiary shall consummate a Qualified Material Acquisition, the Company may, by written notice delivered to the Administrative Agent (which shall furnish a copy thereof to each Lender), increase the maximum Leverage Ratio permitted under this Section to 4.50 to 1.00 with respect to the Test Period ending with the fiscal quarter of the Company in which such Qualified Material Acquisition is consummated and the Test Periods ending with the three subsequent consecutive fiscal quarters of the Company; provided that the Company may not deliver such notice to the Administrative Agent unless, as of the end of at least two consecutive fiscal quarters of the Company immediately preceding such notice, the Company has maintained a Leverage Ratio of not more than 4.00 to 1.00.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee payable hereunder or any Loan Party shall fail to pay any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation, warranty or certification made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with any Loan Document or in any certificate furnished pursuant to or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company or any Borrowing Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) or 5.03 (with respect to the Company’s or a Borrowing Subsidiary’s existence) or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period applicable thereto);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that results in any Material Indebtedness being required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity (or, in the case of any Swap Agreement (other than Permitted Call Spread Swap Agreements) or Securitization Transaction, that results in the termination thereof prior to its scheduled termination); provided that this clause (g) is understood and agreed to not apply to:

(i)  secured Indebtedness that becomes due (or that becomes required to be prepaid, repurchased, redeemed or defeased) as a result of the voluntary sale, disposition or transfer of, or any casualty or condemnation event with respect to, any assets of the Company or any Subsidiary;

(ii) any Indebtedness that becomes due (or that becomes required to be prepaid, repurchased, redeemed or defeased) as a result of a voluntary prepayment, repurchase, redemption or defeasance thereof, or any refinancing thereof, permitted under this Agreement;

(iii) any requirement to, or to offer to, prepay, repurchase or redeem any Indebtedness using a portion of excess cash flow or similar financial measure;

(iv) any customary debt and equity proceeds prepayment requirements contained in any bridge or other interim credit facility;

(v) any Indebtedness of any Person assumed in connection with an Acquisition to the extent that such Indebtedness is repaid, repurchased or redeemed (or offered to be repaid, repurchased or redeemed) as required by the terms thereof in connection with the acquisition of such Person;

(vi) any conversion of Permitted Convertible Notes or the occurrence of any event or satisfaction of any condition that permits such conversion; or

(vii) any Acquisition Indebtedness that becomes due (or that becomes required to be prepaid, repurchased, redeemed or defeased) as a result of the related Acquisition not being consummated;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization (including by way of scheme of arrangement), judicial management or other relief in respect of the Company, any Borrowing Subsidiary or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, judicial manager or similar official for the Company, any Borrowing Subsidiary or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  the Company, any Borrowing Subsidiary or any Significant Subsidiary shall:

(i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization (including by way of voluntary arrangement or scheme of arrangement) or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership, judicial management or similar law now or hereafter in effect (other than any liquidation or dissolution of a Significant Subsidiary permitted under Section 5.03);

(ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section;

(iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, judicial manager or similar official for the Company, any Borrowing Subsidiary or any Significant Subsidiary or for a substantial part of its assets (other than in connection with any liquidation or dissolution of a Significant Subsidiary permitted under Section 5.03);

(iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding;

(v) make a general assignment for the benefit of creditors; or

(vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) the Company, any Borrowing Subsidiary or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more final judgments for the payment of money in an aggregate amount in excess of US$300,000,000 (to the extent not covered by insurance) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days from the date on which payment of such judgment is due and payable during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) any Guarantee by the Company or any Subsidiary Guarantor purported to be created under any Loan Document shall cease to be, or any Guarantee by the Company or any Subsidiary Guarantor purported to be created under any Loan Document shall be asserted by any Loan Party not to be, in full force and effect (subject to any limitations thereon expressly set forth therein), except as expressly provided in this Agreement or such Loan Document; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of, and shall at the request of, the Required Lenders, by notice to the Company, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(j), in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Section, the Commitments shall immediately and automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of any Borrower accrued hereunder, shall immediately and automatically become due and payable, and the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(j) shall immediately and automatically be required, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as the Administrative Agent in the heading of this Agreement, and its successors in such capacity, to serve as the Administrative Agent under the Loan Documents and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each of the Lenders and the Issuing Banks hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

Any Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial adviser or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and in performing its function and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its function and duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Company and its Subsidiaries. Without limiting the generality of the foregoing, (a) the Administrative Agent does not assume, and shall not be deemed to have assumed, any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, any Issuing Bank or other Person, other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), and each Lender and Issuing Bank agrees that it will not assert any claim against the Administrative Agent or any of its Related Parties based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement, any other Loan Document and/or the transactions contemplated hereby or thereby, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose it to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any Subsidiary or other Affiliate thereof that is communicated to or obtained by it or any of its Affiliates in any capacity. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by them with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of their own gross negligence or wilful misconduct (such absence to be presumed for purposes of this Article VIII unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to it by the Company, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered under any Loan Document or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, value, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent, or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from, or be responsible for any loss, cost or expense suffered by any Lender or any Issuing Bank as a result of, (A) any determination of any Revolving Credit Exposure or the component amounts thereof, (B) any determination of the Exchange Rate, the LC Exchange Rate or the US Dollar Equivalent, (C) any determination of the Foreign Currency Overnight Rate, the Central Bank Rate or the Central Bank Rate Adjustment and (D) any determination that any Lender is a Defaulting Lender, or the effective date of such status, it being further understood and agreed that the Administrative Agent shall not have any obligation to determine whether any Lender is a Defaulting Lender. Notwithstanding anything herein to the contrary, the Loan Parties, the Lenders and the Issuing Banks acknowledge and agree that (x) the Administrative Agent shall not have any responsibility, obligation or duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to Disqualified Lenders, including to make any determinations as to whether any Lender or potential Lender is a Disqualified Lender, and the Administrative Agent shall have no liability with respect to any assignment or participation made by a Lender to a Disqualified Lender, disclosure of information to any Disqualified Lender or the restrictions on any exercise of rights or remedies of any Disqualified Lender and (y)(I) the Administrative Agent will be permitted to (and upon the request of such Lender or Issuing Bank shall) make the list of Disqualified Lenders available to any Lender or Issuing Bank and (II) the list of Disqualified Lenders shall be permitted to be disclosed to any prospective assignee, participant and contractual counterparty to any swap or derivative transaction, in each case of the foregoing clauses (I) and (II), that specifically requests a copy thereof and subject to the provisions of Section 9.12. Each Lender and each Issuing Bank agrees that nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its functions or duties under the Loan Documents or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for acting or not acting upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Financial Officer). The Administrative Agent also may rely upon, and shall not incur any liability for acting or not acting upon, any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Financial Officer), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, amendment or extension of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless it shall have received notice to the contrary from such Lender or such Issuing Bank sufficiently in advance to the making of such Loan or the issuance, amendment or extension of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04 and may rely on the Register to the extent set forth in Section 9.04(c).

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any of and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that it acted with gross negligence or willful misconduct in the selection of such sub-agent.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the retiring Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the retiring Administrative Agent for the account of any Person other than the retiring Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the retiring Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. After the Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent.

Each Lender and Issuing Bank irrevocably authorizes the Administrative Agent to enter into the Guarantee Agreement. Each Lender irrevocably authorizes the Administrative Agent to enter into Issuing Bank Agreements.

Except with respect to the exercise of setoff rights in accordance with Section 9.08 (or any similar provision in any other Loan Document) or with respect to a Guaranteed Party’s right to file a proof of claim in an insolvency proceeding, no Guaranteed Party (other than the Administrative Agent) shall have any right individually to enforce any Guarantee created under the Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lenders and the Issuing Banks in accordance with the terms thereof.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.11, 2.12, 2.14, 2.15, 2.16 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender or Issuing Bank, or to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Each Lender and Issuing Bank acknowledges and agrees that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) in participating as a Lender or Issuing Bank, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case, in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Company and its Subsidiaries, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender an Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (c) it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender or Issuing Bank, as the case may be, and to make, acquire or hold Loans or other credit extensions hereunder and (d) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or Issuing Bank and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender and Issuing Bank, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption, an Incremental Agreement or an Issuing Bank Agreement pursuant to which it shall become a Lender or an Issuing Bank, as the case may be, hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on or prior to the Effective Date.

Each Lender and Issuing Bank hereby agrees that (a) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such Issuing Bank (whether or not known to such Lender or Issuing Bank) (any such Payment or any Payment identified as an Erroneous Payment in the immediately following paragraph, an “Erroneous Payment”), and demands the return of such Erroneous Payment (or a portion thereof), such Lender or Issuing Bank, as the case may be, shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent, at the Overnight Rate and (b) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this paragraph shall be conclusive, absent manifest error.

Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (a) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (b) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment and that such Payment is, accordingly, an Erroneous Payment.  Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error (and, accordingly, that such Payment (or portion thereof) is an Erroneous Payment), such Lender or Issuing Bank, as the case may be, shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent, at the Overnight Rate.

Each of the Borrowers and each other Loan Party hereby agrees that (a) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank, as the case may be, with respect to such amount and (b) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party; provided that this paragraph shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of any Borrower or any other Loan Party relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made; provided, further, that for the avoidance of doubt, the immediately preceding clauses (a) and (b) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Loan Party for the purpose of making any payment hereunder that became subject to such Erroneous Payment.

Each party’s obligations under the immediately preceding three paragraphs shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof).

The Lenders and the Issuing Banks acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Company and its Subsidiaries) between the Company and its Affiliates, on the one hand, and JPMorgan and its Affiliates, on the other hand. Without limiting the foregoing, the Company and its Affiliates may provide information, including updates to information previously provided to JPMorgan and its Affiliates acting in different capacities, including as a lender, issuing bank, lead bank, arranger or potential securities investor, independent of the role of JPMorgan as Administrative Agent hereunder. The Lenders and the Issuing Banks acknowledge that neither JPMorgan nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders and/or the Issuing Banks by the Administrative Agent herein or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender or any Issuing Bank with any credit or other information concerning the Loans, Letters of Credit, the Lenders, the Issuing Banks, the business, prospects, operations, property, financial and other condition or creditworthiness of the Company or any of its Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and the Company, any of its Affiliates or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders and/or Issuing Banks, or any formal or informal committee or ad hoc group of such Lenders and/or Issuing Banks, including at the direction of the Company.

Notwithstanding anything herein to the contrary, no Arranger, Co-Syndication Agent or Co-Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the exculpatory provisions, expense reimbursement and indemnities to the extent provided for hereunder or in any other Loan Documents.

Each Lender (a) represents and warrants, as of the date such Person became a Lender party hereto, to, and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).

Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting such Communications on an Approved Electronic Platform. The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an Approved Borrower Portal.

Although each of the Approved Electronic Platform and the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Banks and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender or Issuing Bank that are added to the Approved Electronic Platform or of any Loan Party that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Banks and the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and of the Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

EACH OF THE APPROVED ELECTRONIC PLATFORM, THE COMMUNICATIONS AND THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM OR THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM, THE COMMUNICATIONS, THE APPROVED BORROWER PORTAL OR THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC PLATFORM, THE COMMUNICATIONS, THE APPROVED BORROWER PORTAL OR THE BORROWER COMMUNICATIONS. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM OR ANY LOAN PARTY’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL, EXCEPT, IN THE CASE OF ANY APPLICABLE PARTY, TO THE EXTENT THAT SUCH DIRECT (BUT NOT, FOR THE AVOIDANCE OF DOUBT, INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE) LIABILITIES OR EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH APPLICABLE PARTY OR ANY OF ITS RELATED PARTIES.

Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender or Issuing Bank for purposes of the Loan Documents. Each Lender and each Issuing Bank agrees (a) to notify the Administrative Agent in writing (which could be by email) from time to time of such Lender’s or Issuing Bank’s, as applicable, email address to which the foregoing notice may be sent by electronic transmission and (b) that the foregoing notice may be sent to such email address.

Each of the Lenders, the Issuing Banks and the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform and the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

Nothing herein shall prejudice the right of the Administrative Agent, any Lender, any Issuing Bank or any Loan Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic communication (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i) if to the Company or any Borrowing Subsidiary:

[Redacted]

(ii) if to the Administrative Agent from any Borrower, to JPMorgan, at the address (or email) separately provided to the Company;

(iii) if to the Administrative Agent from any Lender or Issuing Bank, to JPMorgan, at its address (or email) set forth in its Administrative Questionnaire;

(iv) if to any other Issuing Bank, to it at the address (or email) most recently specified by it in a notice delivered to the Administrative Agent and the Company (or, in the absence of any such notice, to the address (or email) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and

(v) if to any other Lender, to it at its address (or email) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received and notices delivered through email or other electronic communications as provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished using any Approved Electronic Platform pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article using an Approved Electronic Platform. Any notices or other communications to the Administrative Agent, the Company or any Borrowing Subsidiary may, in addition to email, be delivered or furnished by other electronic communications (including any Approved Borrower Portal) pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement) and (ii) notices or communications posted to an Approved Electronic Platform shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address, telephone number or email address for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any change by a Lender or an Issuing Bank, by notice to the Company and the Administrative Agent).

(d) Each Borrowing Subsidiary hereby irrevocably appoints the Company as its agent for the purpose of receiving or giving on its behalf any notice and taking any other action provided for in this Agreement and any other Loan Document and hereby agrees that it shall be bound by any such notice or action received, given or taken by the Company hereunder or thereunder irrespective of whether or not any such notice shall have in fact been authorized by such Borrowing Subsidiary and irrespective of whether or not the agency provided for herein or therein shall have theretofore been terminated.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as set forth in paragraphs (c) and (d) of this Section, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by each Borrower, the Administrative Agent and the Required Lenders, or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are party thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender, or change the currency in which Loans are available thereunder, without the written consent of such Lender;

(ii)  reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan or LC Disbursement pursuant to Section 2.12(d)), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii) postpone the scheduled maturity date of any Loan or the required date of reimbursement of any LC Disbursement, or any scheduled date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or waive, amend or modify Section 7.01(a), without the written consent of each Lender affected thereby;

(iv) change Section 2.17(b) or 2.17(c) in a manner that would alter the pro rata sharing of payments or payment waterfall required thereby without the written consent of each Lender;

(v) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(vi) release the Guarantee of the Company created under the Loan Documents (if any), or limit the liability of the Company in respect of such Guarantee, other than upon occurrence of the Termination Date or in accordance with Section 2.04(d), without the written consent of each Lender; or

(vii) amend, modify or otherwise affect the rights or obligations of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be.

(c) Notwithstanding anything in paragraph (b) of this Section to the contrary:

(i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by each Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;

(ii) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of paragraph (b) of this Section and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification;

(iii) any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Banks) and the Lenders that will remain parties hereto after giving effect to such amendment if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (z) after giving effect to such amendment and all contemporaneous repayments of Loans and reductions of Commitments, the sum of the total Revolving Credit Exposures shall not exceed the total Commitments;

(iv) this Agreement may be amended in the manner provided in Sections 2.04, 2.05(i), 2.08(d), 2.13(b) and 2.20 and the definitions of the terms “Issuing Bank”, “LC Commitments” and “Disqualified Lender”; and

(v) in connection with any Borrowing Subsidiary that is a Foreign Subsidiary becoming a party hereto, this Agreement (including the Exhibits hereto) may be amended by an agreement in writing entered into by each Borrower and the Administrative Agent to provide for such technical modifications as they determine to be necessary or advisable in connection therewith.

(d) Notwithstanding anything in paragraph (b) of this Section to the contrary, this Agreement and the other Loan Documents may be amended at any time and from time to time to add a currency or pricing option or to establish one or more additional classes of revolving credit commitments to be made available to one or more Borrowers by an agreement in writing entered into by the Company, such Borrower or Borrowers, the Administrative Agent and each Person (including any Lender) that shall agree to provide such currency, pricing option or commitment (but without the consent of any other Lender), and each such Person that shall not already be a Lender shall, at the time such agreement becomes effective, become a Lender with the same effect as if it had originally been a Lender under this Agreement with the commitment set forth in such agreement; provided that, immediately after giving effect to the effectiveness of any new commitments established pursuant to this paragraph, the sum of (x) the aggregate amount of the new commitments of all classes established pursuant to this paragraph and (y) the aggregate amount of the Commitments, in each case, then in effect shall not, without the prior written consent of the Required Lenders, exceed US$3,250,000,000. Any such agreement establishing any such new commitments shall amend the provisions of this Agreement and the other Loan Documents to set forth the terms of each class of commitments established thereby (including the amount and final stated maturity thereof (which shall not be earlier than the Maturity Date), the interest to accrue and be payable thereon and any fees to be payable in respect thereof) and to effect such other changes (including changes to the provisions of this Section, Section 2.17 and the definition of “Required Lenders”) as the Company and the Administrative Agent shall deem necessary or advisable in connection with the establishment of any such class; provided that no such agreement shall: (A) effect any change described in any of clauses (i), (ii), (iii) and (vi) of paragraph (b) of this Section without the consent of each Person required to consent to such change under such clause or (B) amend Article V, VI or VII to establish any affirmative or negative covenant, Event of Default or remedy that by its terms benefits one or more classes, but not all classes, of Loans or Borrowings, or provide for any Guarantee or security that benefits one or more classes, but not all classes, of Loans or Borrowings, without the prior written consent of the Lenders holding a majority in interest of the Revolving Credit Exposures and unused Commitments of each class not so benefited. The commitments established pursuant to this paragraph, and any loans or borrowings thereunder, shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents with respect thereto.

(e) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender. Any amendment, waiver or other modification to this Agreement or any other Loan Document effected in accordance with this Section will be binding on each Borrowing Subsidiary whether or not such Borrowing Subsidiary shall have consented thereto.

SECTION 9.03. Expenses; Indemnity; Limitation of Liability. (a) The Company shall pay, or cause the applicable Borrowing Subsidiary to pay, (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of one firm of counsel for the Administrative Agent and, if deemed reasonably necessary by the Administrative Agent, one firm of local counsel in each appropriate jurisdiction, in connection with the arrangement and the syndication of the credit facility provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of one firm of counsel (and, if deemed reasonably necessary by the Administrative Agent, one firm of local counsel in each relevant jurisdiction) for the Administrative Agent, any Issuing Bank or any Lender, taken as a whole (and, in the case of an actual or perceived conflict of interest, one additional firm of counsel (and, if reasonably necessary, one additional firm of local counsel in each relevant jurisdiction) to all such affected Persons, taken as a whole), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Company shall indemnify, or cause the applicable Borrowing Subsidiary to indemnify, the Administrative Agent (and any sub-agent thereof), the Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of one firm of counsel (and to the extent reasonably necessary, one firm of local counsel in each relevant jurisdiction and one firm of regulatory counsel) for all Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Company of the existence of such conflict, of another firm of counsel (and, if reasonably necessary, of another firm of local counsel in each relevant jurisdiction and another firm of regulatory counsel) for such affected Indemnitee), incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the arrangement and the syndication of the credit facility provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company or any of the Subsidiaries, or any Environmental Liability related in any way to the Company or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Company or any Affiliate thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, wilful misconduct or bad faith of such Indemnitee, (B) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from a material breach of this Agreement by such Indemnitee or (C) do not involve or arise from an act or omission by the Company or any of its Subsidiaries or any of their respective Related Parties and is brought by an Indemnitee solely against one or more other Indemnitees (other than claims against the Administrative Agent, any Arranger, any Co-Documentation Agent, any Co-Syndication Agent or any other title holder, in its capacity as such or in its fulfilling such role). Each Indemnitee shall, where reasonable, give prompt notice to the Company of such Indemnitee becoming aware of any claim that may give rise to a claim by such Indemnitee under this paragraph and shall, where reasonable, use its commercially reasonable efforts to consult with the Company in the conduct of such Indemnitee’s legal defense of such claim; provided, however, than an Indemnitee’s failure to give such prompt notice to the Company or to seek such consultation with the Company to the extent required by this sentence shall not constitute a defense to any claim for indemnification by such Indemnitee under the Loan Documents and shall not affect the obligations of the Company under this Section 9.03.

(c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Issuing Bank, or any Related Party of any of the foregoing, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified Liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Issuing Bank in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures and unused Commitments at the time (or most recently outstanding and in effect).

(d) To the extent permitted by applicable law, (i) the Borrowers shall not assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against the Administrative Agent (and any sub-agent thereof), any Arranger, any Lender or any Related Party of any of the foregoing Persons, on any theory of liability, for any Liabilities arising from the use by others of information or other materials (including personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal) and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto or against, in the case of the Administrative Agent, any sub-agent thereof or any Related Party of the Administrative Agent or any sub-agent thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (ii) shall relieve any Loan Party of any obligation it may have under the Loan Documents to indemnify an Indemnitee against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except in accordance with Section 6.04(a), neither the Company nor any Borrowing Subsidiary may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any of them without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and the Arrangers and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)  the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;

(B)  the Administrative Agent; and

(C)  each Issuing Bank.

(ii)  Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$10,000,000 unless each of the Company and the Administrative Agent otherwise consents; provided that (x) no such consent of the Company shall be required if an Event of Default has occurred and is continuing and (y) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on an Approved Electronic Platform), together with a processing and recordation fee of US$3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including United States (Federal or State) and foreign securities laws.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with, but subject to the requirements of, paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on an Approved Electronic Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section (unless expressly waived by the Administrative Agent) and any written consent to such assignment required by this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i)  Any Lender may, without the consent of the Borrowers, the Administrative Agent or the Issuing Banks, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) through (vi) of Section 9.02(b) that directly affects such Participant and requires the approval of all the Lenders or all the affected Lenders. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Sections 2.16(f) and 2.16(g) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.16(g) will be delivered to each UK Borrower or the Company, as applicable, and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, any Issuing Bank or any Lender or any Affiliate or Related Party of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended thereunder, and shall continue in full force and effect until the Termination Date. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facility provided for herein, (a) any Letter of Credit issued by an Issuing Bank shall have been (i) cash collateralized in an amount equal to at least 102% of the LC Exposure attributable to such Letter of Credit pursuant to procedures and documentation reasonably acceptable to such Issuing Bank (it being understood and agreed that the procedures set forth in Section 2.05(j) (but with the cash collateral being deposited with the applicable Issuing Bank) are acceptable to each Issuing Bank) or (ii) backstopped by a letter of credit issued for the benefit of such Issuing Bank (in form reasonably acceptable to such Issuing Bank and issued by an issuing bank reasonably acceptable to such Issuing Bank) with a face amount equal to at least 102% of the LC Exposure attributable to such Letter of Credit or (b) an Issuing Bank shall have otherwise provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank, then, in each case, from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents (including for purposes of determining whether the Borrowers are required to comply with Articles V and VI hereof, but excluding Sections 2.14, 2.15, 2.16 and 9.03 and any expense reimbursement or indemnity provisions set forth in any other Loan Document that expressly survive the termination of this Agreement and the other Loan Documents), and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(e). The provisions of Sections 2.14, 2.15, 2.16, 2.17(b), 2.17(c), 9.03, 9.08, 9.09, 9.10, 9.15, 9.17 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment letter entered into in connection with the credit facility established herein and any commitment advices submitted by them (but do not supersede any other provisions of any such commitment letter or any fee letter referred to therein (or any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page (including any Electronic Signature) of this Agreement, any other Loan Document or any document, amendment, approval, consent, information, notice (including any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each, an “Ancillary Document”) by emailed pdf or any other electronic means (including DocuSign, AdobeSign or other comparable service) that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart hereof or thereof. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed pdf or any other electronic means (including DocuSign, AdobeSign or other comparable service) that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent, the Lenders and the Issuing Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent, any Lender or any Issuing Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each of the parties hereto hereby (A) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Issuing Banks and the Loan Parties, Electronic Signatures transmitted by emailed pdf or any other electronic means (including DocuSign, AdobeSign or other comparable service) that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agrees that each other party hereto may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto, and (D) waives any claim against any other party hereto or any Related Party of any such Person for any Liabilities and expenses of any kind, on any theory of liability, arising solely from reliance by any party hereto on or use of Electronic Signatures and/or transmissions by emailed pdf or any other electronic means (including DocuSign, AdobeSign or other comparable service) that reproduces an image of an actual executed signature page, including any Liabilities and expenses of any kind, on any theory of liability, arising as a result of the failure of any such Person to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of any Borrower against any of and all the obligations then due of such Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement, and any claim, controversy or dispute (whether based on contract, tort or otherwise) arising under or relating to this Agreement or the transactions contemplated hereby, shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and, subject to the final sentence of this paragraph, each of the parties hereto hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such United States District Court or, if that court does not have subject matter jurisdiction, such Supreme Court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party that is a Foreign Subsidiary, or against its property, in the courts of the jurisdiction of organization of such Loan Party.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) To the extent that any Borrowing Subsidiary that is a Foreign Subsidiary has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Borrowing Subsidiary hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its Obligations.

(f) Each Borrowing Subsidiary that is a Foreign Subsidiary hereby agrees that the waivers set forth in this Section shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

(g) Each Borrowing Subsidiary that is a Foreign Subsidiary hereby irrevocably designates, appoints and empowers the Company, and the Company hereby accepts such appointment, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding arising out of or relating to this Agreement and any other Loan Document. Such service may be made by mailing or delivering a copy of such process to any such Borrowing Subsidiary in care of the Company at the Company’s address used for purposes of giving notice under Section 9.01, and each such Borrowing Subsidiary hereby irrevocably authorizes and directs the Company to accept such service on its behalf.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

(a) to its Affiliates and to its Related Parties and their respective accountants (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and to only use such Information as permitted hereunder);

(b) to the extent requested by any regulatory authority;

(c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process;

(d) to any other party to this Agreement;

(e) in connection with the exercise of any remedies hereunder or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;

(f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (and their respective advisors), other than, in each case, to a Disqualified Lender (or any advisor thereto) or (ii) any actual or prospective counterparty (and its advisors) to any swap, derivative or insurance transaction relating to the Company, any Subsidiary or any of their respective obligations (other than a Disqualified Lender);

(g) with the consent of the Company;

(h) to the extent such Information (i) is or becomes publicly available other than as a result of a breach of this Section or an agreement described in clause (f) above or (j) below, (ii) is or becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than any Borrower or (iii) is independently developed by the Administrative Agent, any Issuing Bank or any Lender;

(i) to any credit insurance providers;

(j) subject to confidentiality arrangements customary for such disclosure, to (i) any rating agency in connection with rating the Company or the Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein;

(k) for purposes of establishing a “due diligence” or other similar defense or for purposes of protecting and enforcing the rights and remedies with respect to this Agreement or any other Loan Document; or

(l) to market data collectors, including league table providers, and other services providers to the lending industry, in each case, information of the type routinely provided to such service providers.

For the purposes of this Section, “Information” means all information received from the Loan Parties pursuant to, or in connection with, this Agreement or any other Loan Document and relating to the Company, its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such governmental, regulatory or self-regulatory organization.

It is further agreed that:

(x) each of the Administrative Agent, the Issuing Banks and the Lenders will use the Information solely in connection with the credit facilities provided for hereunder and the transactions contemplated hereby (including the administration of the Loans and the Letters of Credit), any other extensions of credit by it to the Company or any of its Affiliates and/or otherwise for the purposes of providing any services to the Company and its Affiliates (and shall not use any Information in the performance by it of services for any Person (including any of its Affiliates or divisions) that is a competitor of the Company and its Subsidiaries; provided that any Person (including its Affiliates or divisions) engaged in facilitating, offering or fulfilling travel bookings, products or services, either directly to consumers, through business-to-business channels or through a combination thereof, or that engages in travel advertising or media, shall be deemed a competitor of the Company and its Subsidiaries for purposes of this Section 9.12; and

(y) nothing in this Section 9.12 shall affect any obligations of the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates under any other agreement between the Administrative Agent, such Issuing Bank, such Lender or such Affiliate, on the one hand, and the Company or any of its Affiliates, on the other hand, relating to maintaining the confidentiality of, or using, information relating to the Company, its Subsidiaries or their respective businesses; provided that, in the case of any Information, such Information shall be permitted to be disclosed as set forth in clauses (a) through (l) of the first sentence of this Section 9.12 and to be used as set forth in clause (x) above.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Subsidiary Guarantors.

(a) At any time and from time to time, the Company may cause any one or more of its Subsidiaries to become a “Subsidiary Guarantor” by causing such Subsidiary (i) to execute and deliver to the Administrative Agent the Guarantee Agreement (or a supplement thereto in the form specified therein) and (ii) to deliver to the Administrative Agent documents of the types referred to in Section 4.01(b) and 4.01(c) with respect to such Subsidiary and the Guarantee Agreement; provided that such Subsidiary shall be organized under the laws of the United States of America, any State thereof or the District of Columbia or under the laws of such other jurisdiction as shall be reasonably satisfactory to the Administrative Agent.

(b) Each Subsidiary Guarantor shall be automatically released from its obligations under the Guarantee Agreement upon the earliest to occur of (i) such Subsidiary Guarantor ceasing to be a Subsidiary of the Company as a result of a transaction not prohibited hereunder, (ii) upon the occurrence of the Termination Date and (iii) notification from the Company to the Administrative Agent that the Company desires that such Subsidiary Guarantor be released from its guarantee obligations under the Guarantee Agreement, accompanied by a certificate of a Financial Officer of the Company to the effect that no Default or Event of Default has occurred and is continuing immediately prior to such release or would result as a result of such release.

(c) In connection with any such release pursuant to paragraph (b) of this Section, the Administrative Agent shall execute and deliver to the Company, at the Company’s expense, all documents that the Company shall reasonably request to evidence such release. Any execution and delivery of documents by the Administrative Agent pursuant to this paragraph shall be without recourse to, or representation or warranty by, the Administrative Agent.

SECTION 9.15. Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.

SECTION 9.16. Certain Notices. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act and the Beneficial Ownership Regulation.

SECTION 9.17. No Fiduciary Relationship. The Company and each Borrowing Subsidiary, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Company and each Borrowing Subsidiary, on behalf of itself and its subsidiaries, acknowledges that the Administrative Agent, each Arranger, each Lender and each Issuing Bank and their respective Affiliates may have economic interests that conflict with those of the Company, the Subsidiaries, their equityholders and/or their Affiliates. The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Company, the Borrowing Subsidiaries and their Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to the Company, any Borrowing Subsidiary or any of their Affiliates. To the fullest extent permitted by law, the Company and each Borrowing Subsidiary, on behalf of itself and its subsidiaries, agrees that it will not assert any claims against the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates with respect to any breach or alleged breach of fiduciary duty in connection with this Agreement or any aspect of any transaction contemplated hereby.

SECTION 9.18. Non-Public Information. Each Lender and Issuing Bank acknowledges that all information furnished to it pursuant to this Agreement or any other Loan Document by or on behalf of the Company or any Subsidiary Loan Party and relating to the Company, the Subsidiaries or their respective businesses may include MNPI, and confirms that it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws.

All such information, including requests for waivers and amendments, furnished by the Company, any Subsidiary Loan Party or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Accordingly, each Lender and Issuing Bank represents to the Company, the Borrowing Subsidiaries and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

SECTION 9.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among or between any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancelation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

EXPEDIA GROUP, INC.

By	/s/ Scott Schenkel
	Name:	Scott Schenkel
	Title:	Chief Financial Officer

[Signature Page to Credit Agreement of Expedia Group, Inc.]

JPMORGAN CHASE BANK, N.A., as the Administrative Agent, a Lender and an Issuing Bank

By	/s/ Abhishek Joshi
	Name:	Abhishek Joshi
	Title:	Vice President

[Signature Page to Credit Agreement of Expedia Group, Inc.]

SIGNATURE PAGE TO

CREDIT AGREEMENT

EXPEDIA GROUP, INC.

Name of Institution:

Bank of America, N.A.

by

/s/ Christina Marie Terry
Name: Christina Marie Terry
Title: Vice President, Credit Officer

For any Lender requiring a second signature block:

by

Name:
Title:

SIGNATURE PAGE TO

CREDIT AGREEMENT

EXPEDIA GROUP, INC.

BNP Paribas as a Lender and Issuing Bank

by

/s/ Nicolas Doche
Name: Nicolas Doche
Title: Director

by

/s/ Valentin Detry
Name: Valentin Detry
Title: Vice President

SIGNATURE PAGE TO

CREDIT AGREEMENT

EXPEDIA GROUP, INC.

Name of Institution: CITIBANK, N.A.

by

/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

SIGNATURE PAGE TO

CREDIT AGREEMENT

EXPEDIA GROUP, INC.

Name of Institution:

GOLDMAN SACHS BANK USA

by

/s/ Dan Starr
Name: Dan Starr
Title: Authorized Signatory

SIGNATURE PAGE TO

CREDIT AGREEMENT

EXPEDIA GROUP, INC.

Name of Institution:

HSBC Bank USA, National Association

by

/s/ Mackenzie Wood
Name: Mackenzie Wood
Title: Senior Vice President #23666

SIGNATURE PAGE TO

CREDIT AGREEMENT

EXPEDIA GROUP, INC.

Name of Institution:

MUFG Bank, Ltd.

by

/s/ Matthew Eastman
Name: Matthew Eastman
Title: Vice President

SIGNATURE PAGE TO

CREDIT AGREEMENT

EXPEDIA GROUP, INC.

Name of Institution:

The Bank of Nova Scotia

by

/s/ Todd Kennedy
Name: Todd Kennedy
Title: Managing Director, Corporate Banking

SIGNATURE PAGE TO

CREDIT AGREEMENT

EXPEDIA GROUP, INC.

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

by

/s/ Mike Tkach
Name: Mike Tkach
Title: Authorized Signatory

SIGNATURE PAGE TO

CREDIT AGREEMENT

EXPEDIA GROUP, INC.

Name of Institution:

U.S. Bank National Association

by

/s/ Kevin Behrends
Name: Kevin Behrends
Title: Vice President

SIGNATURE PAGE TO

CREDIT AGREEMENT

EXPEDIA GROUP, INC.

Name of Institution:

WELLS FARGO BANK, NATIONAL ASSOCIATION

by

/s/ Daniel Kurtz
Name: Daniel Kurtz
Title: Director

SIGNATURE PAGE TO

CREDIT AGREEMENT

EXPEDIA GROUP, INC.

Name of Institution:

Standard Chartered Bank

by
/s/ Vinai Krishnan
	Name:	Vinai Krishnan
	Title:	Managing Director, Global Sector Head, Technology, Media & Telecom. Coverage

[Schedules on file with Administrative Agent]

Exhibit A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement dated as of March 27, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expedia Group, Inc., a Delaware corporation (the “Company”), the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the credit facility identified below (including any Guarantees and Letters of Credit included in such credit facility) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity, relating to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Loan Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Name of Assignor (the “Assignor”):

2.	Name of Assignee (the “Assignee”):

[Assignee is an [Affiliate]/[Approved Fund] of: [Name of Lender]]

3.	Borrower(s): [Expedia Group, Inc.]/[Borrowing Subsidiary]

4.	Administrative Agent: JPMorgan Chase Bank, N.A.

5.	Assigned Loan Interest:

Facility Assigned	Aggregate Amount of Commitments/Loans of all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Aggregate Amount of Commitments/ Loans of all Lenders[1]
Commitments/Loans	$	$	%

Effective Date:                  [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal, state and foreign securities laws.

The Assignee has examined the list of Disqualified Lenders and represents and warrants that (a) it is not identified on such list and (b) it is not an Affiliate of any Person identified on such list.

1 Set forth, to at least 8 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as
Assignor,

by
Name:
Title:

[NAME OF ASSIGNEE], as
Assignee,

by
Name:
Title:

[Signature Page to Assignment and Assumption]

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.

as Administrative Agent,

by
Name:
Title:

Consented to:

[                             ], as Issuing Bank,

by
Name:
Title:

[Signature Page to Assignment and Assumption]

[EXPEDIA GROUP, INC.,

by
Name:
Title:][2]

2 No consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee.

[Signature Page to Assignment and Assumption]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Loan Interest, (ii) the Assigned Loan Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Company, the Borrowing Subsidiaries, the other Subsidiaries or any other Person obligated in respect of any Loan Document, (iv) any requirements under applicable law for the Assignee to become a Lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Company, the Borrowing Subsidiaries, the other Subsidiaries or any other Person or any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Loan Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Loan Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Loan Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Loan Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) thereof, as applicable (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Loan Interest on the basis of which it has made such analysis and decision independently and without reliance on the Assignor, the Administrative Agent, any Issuing Bank or any other Lender or any of their respective Related Parties and (vi) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (b) agrees that (i) it will, independently and without reliance on the Assignor, the Administrative Agent, any Issuing Bank or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. Without limiting the foregoing, the Assignee represents and warrants, and agrees to, each of the matters set forth in the tenth paragraph of Article VIII of the Credit Agreement, including that the Loan Documents set forth the terms of a commercial lending facility.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Loan Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page (including any Electronic Signature) of this Assignment and Assumption by emailed pdf or any other electronic means that reproduces an image of the actual or electronically (including DocuSign) executed signature page shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption, and any claim, controversy or dispute (whether based on contract, tort or otherwise) arising under or relating to this Assignment and Assumption or the transactions contemplated hereby, and the rights and the obligations of the parties hereto shall be construed in accordance with and governed by the law of the State of New York.

EXHIBIT B

[Form of]

ISSUING BANK AGREEMENT dated as of [      ] (this “Agreement”), among EXPEDIA GROUP, INC., a Delaware corporation (the “Company”), [                     ], as issuing bank (in such capacity, the “Issuing Bank”), and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as Administrative Agent under the Credit Agreement dated as of March 27, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan, as Administrative Agent.

This Agreement constitutes an Issuing Bank Agreement under and as defined in the Credit Agreement. Each capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

SECTION 1. Letters of Credit. The Issuing Bank hereby agrees to be an “Issuing Bank” under the Credit Agreement and, subject to the terms and conditions hereof and of the Credit Agreement, to issue Letters of Credit under the Credit Agreement. The LC Commitment of the Issuing Bank shall be as set forth on Schedule I hereto.

SECTION 2. Issuing Bank Fees, Interest and Payments. The fronting fees and standard fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder (“Issuing Bank Fees”) referred to in Section 2.11(b) of the Credit Agreement, which are payable to the Issuing Bank in respect of Letters of Credit issued by it pursuant to this Agreement and the Credit Agreement, are specified on Schedule I hereto (it being understood that such fees shall be in addition to the Issuing Bank’s customary documentary and processing charges in connection with the issuance, amendment or extension of any Letter of Credit issued pursuant to this Agreement that are not included in Issuing Bank Fees). Each payment of Issuing Bank Fees payable hereunder shall be made, in accordance with the Credit Agreement, to the account of the Issuing Bank specified on Schedule I hereto (or to such other account of the Issuing Bank as it may specify by notice to the Company).

SECTION 3. Credit Agreement Terms. Notwithstanding any provision hereof that may be construed to the contrary, it is expressly understood and agreed that (a) this Agreement is supplemental to the Credit Agreement and is intended to constitute an Issuing Bank Agreement, as defined therein (and, as such, constitutes an integral part of the Credit Agreement as though the terms of this Agreement were set forth in such Credit Agreement), (b) each Letter of Credit issued pursuant to this Agreement shall constitute a “Letter of Credit”, and each LC Disbursement made under any such Letter of Credit shall constitute an “LC Disbursement”, in each case, as defined under, and for all purposes of, the Credit Agreement, (c) the Issuing Bank’s agreement to issue Letters of Credit pursuant to this Agreement, and each and every Letter of Credit requested or issued pursuant to this Agreement, shall in each case be subject to the terms and conditions and entitled to the benefits of the Credit Agreement and (d) the terms and conditions of the Credit Agreement are hereby incorporated herein as though set forth herein in full and shall supersede any contrary provisions hereof.

SECTION 4. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email as provided in Section 9.01 of the Credit Agreement.

SECTION 5. Binding Effect; Successors and Assigns. (a)  This Agreement shall become effective as to the parties hereto when the Administrative Agent or its counsel shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06(b) of the Credit Agreement, may include Electronic Signatures transmitted by emailed pdf or any other electronic means (including DocuSign, AdobeSign or other comparable service) that reproduces an image of an actual executed signature page of this Agreement).

(a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Issuing Bank (and any attempted assignment or transfer without such consent shall be null and void) and prior notice to the Administrative Agent and (ii) subject to paragraph (c) of this Section and except as provided in the final sentence of the definition of the term “Issuing Bank” as defined in the Credit Agreement, the Issuing Bank may not assign or otherwise transfer its rights or obligations hereunder without the prior written consent of the Company (and any attempted assignment or transfer without such consent shall be null and void) and prior notice to the Administrative Agent.

(b)  In the event the Person referred to as the Issuing Bank hereunder shall cease to be a Lender under the Credit Agreement, then the Issuing Bank’s agreement to issue Letters of Credit in respect of the Credit Agreement shall terminate unless the Issuing Bank, the Company and the Administrative Agent shall otherwise agree.

SECTION 6. Waivers; Amendments. (a)  No failure or delay by any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other further exercise thereof or the exercise of any other right or power.

(a)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement in writing entered into by the parties hereto.

SECTION 7. Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial. (a)  This Agreement, and any claim, controversy or dispute (whether based on contract, tort or otherwise) arising under or relating to this Agreement or the transactions contemplated hereby, shall be construed in accordance with and governed by the law of the State of New York.

(a)  The provisions of Sections 9.09(b), 9.09(c), 9.09(d), 9.09(e), 9.09(f) and 9.10 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if set forth in full herein.

SECTION 8. Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Issuing Bank and shall survive the execution and delivery hereof, the issuance by the Issuing Bank of the Letters of Credit and, notwithstanding any investigation made by the Issuing Bank or on its behalf and notwithstanding that the Issuing Bank or any of its Affiliates or Related Parties may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement is executed and delivered or any credit is extended hereunder, shall continue in full force and effect until the Termination Date.

SECTION 9. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

SECTION 10. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page (including any Electronic Signature) of this Agreement by emailed pdf or any other electronic means (including DocuSign, AdobeSign or other comparable service) that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11. Interpretation. To the extent that the terms and conditions of this Agreement conflict with the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

EXPEDIA Group, INC.,

by

Name:
Title:

[ ], as Issuing Bank,

by

Name:
Title:

Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by

Name:
Title:

[Signature Page to Issuing Bank Agreement]

Schedule I to the

Issuing Bank Agreement

Issuing Bank:	[ ]
Issuing Bank’s LC Commitment:	US$[ ]
Issuing Bank’s Address and Email Address for Notices:	[ ] [ ] [ ] Email: [ ]
Issuing Bank’s Account for Payment of Issuing Bank Fees:	[ ]
Issuing Bank’s Fronting Fees:	[ ] per annum, accruing as set forth in Section 2.11(b) of the Credit Agreement
In addition, the following fees shall be payable under the terms of Section 2.11(b) of the Credit Agreement.

Opening Fee	US$[ ]
Amendment Fee	US$[ ]
Extension Fee	US$[ ]
Drawing Fee	US$[ ]
Other fees specific to the Issuing Bank	US$[ ]

EXHIBIT C

[FORM OF]

BORROWING SUBSIDIARY AGREEMENT dated as of [ ] (this “Agreement”), among EXPEDIA GROUP, INC., a Delaware corporation (the “Company”), [                   ], a [                   ] (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).

Reference is made to the Credit Agreement dated as of March 27, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Under the Credit Agreement, the Lenders and the Issuing Banks have agreed, upon the terms and subject to the conditions set forth therein, to make Loans and to issue Letters of Credit to the Company and the Borrowing Subsidiaries. The Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Borrowing Subsidiary under the Credit Agreement pursuant to Section 2.04 thereof. The Company and the New Borrowing Subsidiary represent that the New Borrowing Subsidiary is a Wholly Owned Subsidiary of the Company organized under the laws of [                    ]. The Company represents and warrants that the representations and warranties of the Borrowers in the Credit Agreement are true and correct in all material respects (or, in the case of any such representation or warranty already qualified as to materiality, in all respects) on and as of the date hereof after giving effect to this Agreement (except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall have been true and correct in all material respects (or, in the case of any such representation or warranty already qualified as to materiality, in all respects) on and as of such prior date). The Company agrees that the Guarantees of the Company and, if applicable, the Subsidiary Guarantors contained in the Guarantee Agreement will apply to the Obligations of the New Borrowing Subsidiary. [The New Borrowing Subsidiary represents and warrants that the information set forth in the Beneficial Ownership Certification and delivered to the Administrative Agent on or before the date hereof, is true and correct in all material respects (it being understood and agreed that the Beneficial Ownership Certification shall not include beneficial ownership information above the level of the Company).]3 Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Borrowing Subsidiary” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

3 To be inserted if the New Borrowing Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and such regulation is otherwise applicable.

C-1

[The New Borrowing Subsidiary represents and warrants that it is subject to civil and commercial law with respect to its Obligations, and the execution and delivery by the New Borrowing Subsidiary of this Agreement and performance by the New Borrowing Subsidiary of this Agreement and the Credit Agreement constitute and will constitute private and commercial acts rather than public or governmental acts. The New Borrowing Subsidiary hereby waives every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction of its organization in respect of its Obligations. The waiver by the New Borrowing Subsidiary described in the immediately preceding sentence is legal, valid and binding on the New Borrowing Subsidiary.]4

THIS AGREEMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING UNDER OR RELATING TO THIS AGREEMENT OR TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The provisions of Sections 9.09(b), 9.09(c), 9.09(d), 9.09(e), 9.09(f) and 9.10 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if set forth in full herein.

4 To be inserted if the New Borrowing Subsidiary is a Foreign Subsidiary

C-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

EXPEDIA group, INC.,

By

Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY],

By

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

By

Name:
Title:

[signature Page To Borrowing Subsidiary Agreement]

EXHIBIT D

[FORM OF]

BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below
To the address separately provided to the Company

[Date]

Ladies and Gentlemen:

The undersigned, Expedia Group, Inc. (the “Company”), refers to the Credit Agreement dated as of March 27, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Company hereby terminates the status of [ ] (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary under the Credit Agreement. The Company represents and warrants that no Loans made to, or Letters of Credit issued for the account of, the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees or in respect of Loans and Letters of Credit (and, to the extent notified by the Administrative Agent, any Issuing Bank or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.

Very truly yours,

EXPEDIA GROUP, INC.,

by

Name:
Title:

D-1

EXHIBIT E-1

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 27, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expedia Group, Inc., a Delaware corporation (the “Company”), the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a 10-percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By

Name:
Title:

Date: ________ __, 20[ ]

E-1-1

EXHIBIT E-2

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 27, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expedia Group, Inc., a Delaware corporation (the “Company”), the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a 10-percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

E-2-1

EXHIBIT E-3

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 27, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expedia Group, Inc., a Delaware corporation (the “Company”), the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its direct or indirect partners/members is a 10-percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

E-3-1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

E-3-2

EXHIBIT E-4

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 27, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expedia Group, Inc., a Delaware corporation (the “Company”), the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its direct or indirect partners/members is a 10-percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Company with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

E-4-1

EXHIBIT F

[FORM OF] GUARANTEE AGREEMENT dated as of [ ] (this “Agreement”), among EXPEDIA GROUP, INC., a Delaware corporation (the “Company”), the SUBSIDIARY GUARANTORS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Reference is made to the Credit Agreement dated as of March 27, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). The Lenders and the Issuing Banks have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The Guarantors are, or are Affiliates of, the Borrowers, will derive substantial benefit from the extension of credit to the Borrowers pursuant to the Credit Agreement, and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend or maintain such credit.

Accordingly, the parties hereto agree as follows:

Article I

Definitions

SECTION 1.01.         Definitions. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

(a)            As used in this Agreement, the following terms have the meanings specified below:

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Claiming Party” has the meaning assigned to such term in Section 3.02.

“Company” has the meaning assigned to such term in the preamble to this Agreement.

“Contributing Party” has the meaning assigned to such term in Section 3.02.

“Credit Agreement” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Electronic Signature” has the meaning assigned to such term in the Credit Agreement.

“Guaranteed Parties” means, collectively, (a) the Administrative Agent, (b) the Arrangers, (c) the Lenders, (d) the Issuing Banks, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (f) the holder of any other Obligation.

“Guarantors” means the Company and the Subsidiary Guarantors.

“Indemnified Amount” has the meaning assigned to such term in Section 3.02.

“Obligations” has the meaning assigned to such term in the Credit Agreement.

“Subsidiary Guarantors” means, collectively, (a) the Subsidiaries identified as such on Schedule I hereto1 and (b) each other Subsidiary that becomes a party to this Agreement as a Guarantor after the date hereof pursuant to Section 4.13; provided that if a Subsidiary is released from its obligations as a Guarantor hereunder as provided in Section 4.12, such Subsidiary shall cease to be a Subsidiary Guarantor hereunder effective upon such release.

“Supplement” means an instrument substantially in the form of Exhibit I hereto or any other form approved by the Administrative Agent.

“Termination Date” has the meaning assigned to such term in the Credit Agreement.

Article II

Guarantee

SECTION 2.01.         Guarantee. Each Guarantor hereby irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the payment when and as due of all the Obligations.

(a)            Each of the Guarantors further agrees that the Obligations may be extended or renewed, or otherwise waived or modified, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any extension, renewal, waiver or modification of any Obligation. Without prejudice to the Borrowers’ rights to receive demands for payment in accordance with the terms of the Credit Agreement and to the fullest extent permitted by law, each of the Guarantors waives presentment to, demand of payment from and protest to any Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its Guarantee hereunder and notice of protest for nonpayment.

SECTION 2.02.         Guarantee of Payment. Each of the Guarantors further agrees that its Guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy, insolvency, receivership or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Guaranteed Party to any security held for the payment of any of the Obligations or to any balance of any deposit account or credit on the books of any Guaranteed Party in favor of any Borrower, any other Loan Party or any other Person. Each Guarantor agrees that its Guarantee hereunder is continuing in nature and applies to all of its Obligations, whether currently existing or hereafter incurred.

1 In the event this Agreement is initially executed solely by the Company as the sole Guarantor, references to this Schedule to be removed as not applicable as of signing.

SECTION 2.03.         No Limitations, Etc. Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 4.12 and, in the case of any Subsidiary Guarantor that is a Foreign Subsidiary, the limitations set forth in this Agreement (if applicable) or in the Supplement pursuant to which such Subsidiary Guarantor became a party hereto, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged, impaired or otherwise affected by:

(i)             the failure of any Guaranteed Party to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of any Loan Document or otherwise;

(ii)            any extension, renewal, amendment or other modification of any of the Obligations;

(iii)           any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement;

(iv)           any default, failure or delay, willful or otherwise, in the performance of the Obligations;

(v)            the release of, or any impairment of or failure to perfect any Lien on, any security held by the Administrative Agent or any other Guaranteed Party for any of the Obligations;

(vi)           any illegality, lack of validity or enforceability of any of the Obligations;

(vii)          any change in the corporate existence, structure or ownership of any Loan Party, or any United States (Federal or state) or foreign bankruptcy, insolvency, receivership, dissolution, liquidation, reorganization, moratorium, winding-up or other similar proceeding affecting any other Loan Party or its assets or any resulting release or discharge of any of the Obligations;

(viii)        the existence of any claim, set-off or other rights that any Guarantor may have at any time against the Company, any other Loan Party, any Guaranteed Party or any other Person, whether in connection with the Credit Agreement, the other Loan Documents or any unrelated transaction; provided that nothing herein will prevent the assertion of such claim by separate suit or compulsory counterclaim; or

(ix)            any other act, omission or delay to do any other act or any other circumstance that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations Guaranteed hereunder by such Guarantor or the release of such Guarantor as expressly provided in Section 4.12) or which would impair or limit the right of any Guarantor to subrogation.

(b)            Each Guarantor expressly authorizes the Guaranteed Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security in accordance with its terms and direct the order and manner of any sale, transfer or other disposition thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(c)            To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrowers or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowers or any other Loan Party, other than the payment in full in cash of all the Obligations or the release of such Guarantor as expressly provided in Section 4.12. The Guaranteed Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any of the Borrowers or any other Loan Party or exercise any other right or remedy available to them against any of the Borrowers or any other Loan Party without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any of the Borrowers or any other Loan Party, as the case may be.

SECTION 2.04.         Reinstatement. Each of the Guarantors agrees that its Guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Guaranteed Party upon the bankruptcy, insolvency, receivership, reorganization or similar proceeding affecting any Borrower, any other Loan Party or otherwise.

SECTION 2.05.         Agreement to Pay. In furtherance of the foregoing and not in limitation of any other right that any Guaranteed Party may have at law or in equity against any Guarantor by virtue hereof, upon the failure of any of the Borrowers or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by any Guaranteed Party, forthwith pay, or cause to be paid, to the Administrative Agent in cash the amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. Each Guarantor further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, any Issuing Bank or any Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, such Guarantor shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify each Guaranteed Party against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment. Upon payment by any Guarantor of any sums as provided in this Section 2.05, all rights of such Guarantor against any of the Borrowers or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 3.03.

SECTION 2.06.         Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each of the Borrowers’ and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any other Guaranteed Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07.         Maximum Liability.

(a)            Each Subsidiary Guarantor, and by its acceptance of this Agreement, each Guaranteed Party hereby confirms that it is the intention of all such Persons that the Guarantee of the Obligations of any Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or the Uniform Fraudulent Transfer Act. To effectuate the foregoing intention, the Guaranteed Parties and the Subsidiary Guarantors hereby irrevocably agree that the Obligations guaranteed by each Subsidiary Guarantor under this Agreement at any time shall be limited to the maximum amount as will not result in the Guarantee of the Obligations by such Subsidiary Guarantor under this Agreement constituting a fraudulent transfer or conveyance under the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or the Uniform Fraudulent Transfer Act.

(b)            Notwithstanding anything to the contrary in this Agreement, the obligations and liabilities of any Subsidiary Guarantor that is a Foreign Subsidiary shall be limited as and to the extent set forth herein with respect to any Foreign Subsidiary party hereto on the date hereof and as and to the extent set forth (but only if any such limitation is set forth) in the applicable Supplement with respect to any Foreign Subsidiary that becomes a party to this Agreement after the date hereof.

SECTION 2.08.         Payments Free of Taxes. Each Subsidiary Guarantor hereby acknowledges the provisions of Section 2.16 of the Credit Agreement and agrees to be bound by such provisions, including the qualifications therein, with the same force and effect, and to the same extent, as if such Subsidiary Guarantor were a Borrower and a party to the Credit Agreement.

SECTION 2.09.         Acknowledge of Erroneous Payment Provisions. Each Subsidiary Guarantor hereby acknowledges the provisions of the fourteenth and fifteenth paragraphs of Article VIII of the Credit Agreement and agrees to be bound by such provisions, including the qualifications therein, with the same force and effect, and to the same extent, as if such Subsidiary Guarantor were a Borrower and a party to the Credit Agreement.

Article III

Indemnity; Contribution; Subrogation

SECTION 3.01.         Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 3.03) in respect of any payment hereunder, the Company agrees that in the event a payment in respect of any Obligation shall be made by any Subsidiary Guarantor under this Agreement, the Company shall indemnify such Subsidiary Guarantor for the full amount of such payment and, until such indemnification obligation shall have been satisfied, such Subsidiary Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

SECTION 3.02.         Contribution and Subrogation. Each Subsidiary Guarantor (a “Contributing Party”) agrees (subject to Sections 2.07 and 3.03) that, in the event a payment shall be made by any other Subsidiary Guarantor hereunder in respect of any Obligations and such other Subsidiary Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Company as provided in Section 3.01, each Contributing Party shall indemnify such Claiming Party in an amount equal to the amount of such payment (the “Indemnified Amount”) multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date such Contributing Party became a party hereto and the denominator shall be the aggregate net worth of all the Subsidiary Guarantors on such date. Any Contributing Party making any payment to a Claiming Party pursuant to this Section 3.02 shall be subrogated to the rights of such Claiming Party under Section 3.01 to the extent of such payment.

SECTION 3.03.         Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Subsidiary Guarantors under Sections 3.01 and 3.02 and all other rights of the Subsidiary Guarantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of all the Obligations until the occurrence of the Termination Date. No failure on the part of the Company or any Subsidiary Guarantor to make the payments required by Sections 3.01 and 3.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Subsidiary Guarantor with respect to its obligations hereunder, and each Subsidiary Guarantor shall remain liable for the full amount of the obligations of such Subsidiary Guarantor hereunder.

Article IV

Miscellaneous

SECTION 4.01.         Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Guarantor shall be given to it in care of the Company as provided in Section 9.01 of the Credit Agreement.

SECTION 4.02.         Waivers; Amendment. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor herefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or issuance, amendment or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender, any Issuing Bank or any Affiliate of any of the foregoing may have had notice or knowledge of such Default at the time. Notwithstanding anything herein to the contrary, no sale, assignment, novation, transfer or delegation by any Lender of any of its rights or obligations under the Credit Agreement or any other Loan Document shall, or shall be deemed, to extinguish any of the rights, benefits or privileges afforded by any Guarantor created hereunder in relation to such of its rights or obligations, and all such rights, benefits and privileges shall continue to accrue, to the full extent thereof, for the benefit of the assignee, transferee or delegee of such Lender in connection with each such sale, assignment, novation, transfer and delegation. No notice or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances.

(a)            Except as provided in Sections 4.12 and 4.13 hereof, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Guarantor or Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement.

(b)            This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 4.03.         Administrative Agent’s Fees and Expenses; Indemnification. The Guarantors jointly and severally agree to reimburse the Administrative Agent for its fees and reasonable out-of-pocket expenses incurred hereunder as provided in Section 9.03(a) of the Credit Agreement as if the first reference therein to the Company were a reference to the Guarantors.

(a)            The Guarantors jointly and severally agree to indemnify and hold harmless each Indemnitee as provided in Section 9.03(b) of the Credit Agreement as if the first reference to the Company therein were a reference to the Guarantors.

(b)            To the extent permitted by applicable law, (i) no Guarantor shall assert, or permit any of its Affiliates or Related Parties to assert, and each Guarantor hereby waives, any claim against the Administrative Agent (and any sub-agent thereof), any Arranger, any Lender or any Related Party of any of the foregoing Persons, on any theory of liability, for any Liabilities arising from the use by others of information or other materials (including personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet and any Approved Electronic Platform) and (ii) no party to this Agreement shall assert, and each such party hereby waives, any Liabilities against any other party hereto or against, in the case of the Administrative Agent, any sub-agent thereof or any Related Party of the Administrative Agent of any sub-agent thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (ii) shall relieve any Guarantor of any obligation it may have under this Agreement or any other Loan Document to indemnify an Indemnitee against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party (or of any Guarantee by such Guarantor of any such obligation of any other Loan Party).

(c)            Any amounts payable hereunder, including as provided in Section 4.03(a) or 4.03(b), shall be additional Obligations guaranteed hereby. All amounts due under this Section 4.03 shall be payable not later than 10 days after written demand therefor.

(d)            BY ACCEPTING THE BENEFITS OF THIS AGREEMENT AND THE GUARANTEES CREATED HEREBY, EACH GUARANTEED PARTY SHALL BE DEEMED TO HAVE ACKNOWLEDGED THE PROVISIONS OF ARTICLE VIII OF THE CREDIT AGREEMENT AND AGREED TO BE BOUND BY SUCH PROVISIONS AS FULLY AS IF THEY WERE SET FORTH HEREIN.

SECTION 4.04.         Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party.

SECTION 4.05.         Survival. All covenants, agreements, representations and warranties made by the Guarantors in this Agreement or any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent, the Arrangers, the Lenders and the Issuing Banks and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by or on behalf of the Administrative Agent, the Arrangers, the Lenders and the Issuing Banks and notwithstanding that the Administrative Agent, any Arranger, any Lender or any Issuing Bank or any Affiliate or Related Party of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended under the Credit Agreement, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.04, 2.07, 2.08, 2.09, 4.03 and 4.14 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated by the Loan Documents, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 4.06.         Counterparts; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the other Guaranteed Parties and their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any attempted assignment or transfer by any Guarantor shall be null and void), except as expressly provided in this Agreement and the Credit Agreement.

(a)            Delivery of an executed counterpart of a signature page (including any Electronic Signature) of this Agreement, any other Loan Document or any Ancillary Document by emailed pdf or any other electronic means (including DocuSign, AdobeSign or other comparable service) that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart hereof or thereof. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed pdf or any other electronic means (including DocuSign, AdobeSign or other comparable service) that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent, the Lenders and the Issuing Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Guarantor without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent, any Lender or any Issuing Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each of the parties hereto hereby (A) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Issuing Banks and the Guarantors, Electronic Signatures transmitted by emailed pdf or any other electronic means (including DocuSign, AdobeSign or other comparable service) that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agrees that each other party hereto may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto, and (D) waives any claim against any other party hereto or any Related Party of any such Person for any Liabilities and expenses of any kind, on any theory of liability, arising solely from reliance by any party hereto on or use of Electronic Signatures and/or transmissions by emailed pdf or any other electronic means (including DocuSign, AdobeSign or other comparable service) that reproduces an image of an actual executed signature page, including any Liabilities and expenses of any kind, on any theory of liability, arising as a result of the failure of any such Person to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 4.07.         Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

SECTION 4.08.         Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of any of the Guarantors against any of and all the obligations then due of the Guarantors now or hereafter existing under this Agreement or any other Loan Document held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or any other Loan Document. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section 4.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.

SECTION 4.09.         Governing Law; Jurisdiction; Consent to Service of Process. This Agreement, and any claim, controversy or dispute (whether based on contract, tort or otherwise) arising under or relating to this Agreement or the transactions contemplated hereby, shall be construed in accordance with and governed by the law of the State of New York.

(a)            Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and, subject to the final sentence of this paragraph, each of the parties hereto hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such United States District Court or, if that court does not have subject matter jurisdiction, such Supreme Court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor that is a Foreign Subsidiary, or against its property, in the courts of the jurisdiction of organization of such Guarantor.

(b)            Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 4.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

(d)            To the extent that any Subsidiary Guarantor that is a Foreign Subsidiary has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Subsidiary Guarantor hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

(e)            Each Subsidiary Guarantor that is a Foreign Subsidiary hereby agrees that the waivers set forth in this Section shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

(f)            Each Subsidiary Guarantor that is a Foreign Subsidiary hereby irrevocably designates, appoints and empowers the Company, and the Company hereby accepts such appointment, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding arising out of or relating to this Agreement and any other Loan Document. Such service may be made by mailing or delivering a copy of such process to any such Subsidiary Guarantor in care of the Company at the Company’s address used for purposes of giving notice under Section 4.01, and each such Subsidiary Guarantor hereby irrevocably authorizes and directs the Company to accept such service on its behalf.

SECTION 4.10.         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 4.11.         Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 4.12.         Termination or Release. This Agreement and the Guarantees created hereunder shall automatically terminate and be released upon the occurrence of the Termination Date.

(a)            The Guarantees of the Company created hereunder shall also terminate and be released at the time or times and in the manner set forth in Section 2.04(d) of the Credit Agreement.

(b)            The Guarantees of any Subsidiary Guarantor created hereunder shall also terminate and be released at the time or times and in the manner set forth in Section 9.14(b) of the Credit Agreement.

(c)            In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section, the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents by the Administrative Agent pursuant to this Section shall be without recourse to, or representation or warranty by, the Administrative Agent.

SECTION 4.13.         Additional Subsidiaries. Pursuant to the Credit Agreement, certain Subsidiaries not a party hereto on the date of this Agreement may enter into this Agreement. Upon execution and delivery by the Administrative Agent and any such Subsidiary of a Supplement, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such Supplement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any additional Subsidiary as a party to this Agreement.

SECTION 4.14.         Conversion of Currencies. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(a)            The obligations of each Guarantor in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.

[with respect to any Subsidiary Guarantor that is a Foreign Subsidiary, insert guarantee limitation wording for the relevant jurisdiction that is reasonably acceptable to the Administrative Agent]2

[Signature Pages Follow]

2 Applicable in the case of Foreign Subsidiaries only.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXPEDIA GROUP, INC., as Borrower and Guarantor

By

Name:
Title:

[NAME OF SUBSIDIARY BORROWER], as Borrower

By

Name:
Title:

[[NAME OF SUBSIDIARY GUARANTOR], as [Borrower and] Guarantor

By

Name:
Title: ]

[Signature Page to Guarantee Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by

Name:
Title:

[Signature Page to Guarantee Agreement]

Schedule I to

the Guarantee Agreement

SUBSIDIARY GUARANTORS

Exhibit I to

the Guarantee Agreement

SUPPLEMENT NO. __ dated as of [ ] (this “Supplement”), to the Guarantee Agreement dated as of [ ], among EXPEDIA GROUP, INC., a Delaware corporation (the “Company”), the SUBSIDIARY GUARANTORS from time to time party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of March 27, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and (b) the Guarantee Agreement dated as of [ ] (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee Agreement”), among the Company, the Subsidiary Guarantors from time to time party thereto and the Administrative Agent.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee Agreement, as applicable.

The Guarantors have entered into the Guarantee Agreement in order to induce the Lenders and the Issuing Banks to make Loans and to issue Letters of Credit upon the terms and subject to the conditions set forth in the Credit Agreement. Section 4.13 of the Guarantee Agreement provides that additional Subsidiaries of the Company may become Guarantors under the Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement to become a Guarantor under the Guarantee Agreement in order to induce the Lenders and Issuing Banks to make additional Loans and to issue Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued to remain outstanding.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 4.13 of the Guarantee Agreement, the New Subsidiary by its signature below becomes a Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby agrees to all the terms and provisions of the Guarantee Agreement applicable to it as a Guarantor thereunder. Each reference to a “Guarantor” in the Guarantee Agreement shall be deemed to include the New Subsidiary, and each reference to a “Subsidiary Guarantor” in the Guarantee Agreement shall be deemed to include the New Subsidiary. The Guarantee Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Guaranteed Parties that (a) the execution and delivery by the New Subsidiary of this Supplement, and the performance by the New Subsidiary of this Supplement and the Guarantee Agreement, have been duly authorized by all necessary corporate or other organizational action and, if required, stockholder or other equityholder action of the New Subsidiary, (b) this Supplement has been duly executed and delivered by the New Subsidiary and (c) each of this Supplement and the Guarantee Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, winding-up or other laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page (including any Electronic Signature) of this Supplement by emailed pdf or any other electronic means (including DocuSign, AdobeSign or other comparable service) that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Supplement. This Supplement shall become effective when a counterpart hereof executed on behalf of the New Subsidiary shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon the New Subsidiary and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of the New Subsidiary, the Administrative Agent and the other Guaranteed Parties and their respective successors and assigns, except that the New Subsidiary shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any attempted assignment or transfer by the New Subsidiary shall be null and void) except as expressly provided in the Guarantee Agreement and the Credit Agreement.

SECTION 4. Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING UNDER OR RELATING TO THIS SUPPLEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guarantee Agreement.

SECTION 8. The provisions of Sections 4.02, 4.04, 4.05, 4.06(b), 4.09 and 4.10 of the Guarantee Agreement are hereby incorporated by reference herein as if set forth in full force herein, mutatis mutandis.

[SECTION 9. The New Subsidiary is a [company] duly [incorporated] under the law of [name of relevant jurisdiction]. The guarantee of the New Subsidiary in respect of obligations of any Person other than its subsidiary is subject to the following limitations:

[if the New Subsidiary is a Foreign Subsidiary, insert guarantee limitation wording for the relevant jurisdiction that is reasonably acceptable to the Administrative Agent].]1

1 Applicable in the case of Foreign Subsidiaries only.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

by

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by

Name:
Title:

[Signature Page To Supplement]